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                                                                     EXHIBIT 2.3

                            STOCK PURCHASE AGREEMENT

                  This Stock Purchase Agreement is entered into as of December 30, 2002 by and among MARRIOTT INTERNATIONAL, INC., a Delaware corporation ("Parent"), MARRIOTT SENIOR HOLDING CO., a Delaware corporation and wholly owned subsidiary of Parent ("MSHC"), MARRIOTT MAGENTA HOLDING COMPANY, INC., a Delaware corporation and wholly owned subsidiary of Parent and MSHC ("Holdco"; and, together with Parent and MSHC, "Sellers"), and SUNRISE ASSISTED LIVING, INC., a Delaware corporation ("Buyer"; and, together with Sellers, the "Parties").

                                R E C I T A L S

                  WHEREAS, Parent and MSHC currently own all of the issued and outstanding capital stock of Marriott Senior Living Services, Inc., a Delaware corporation (the "Company");

                  WHEREAS, prior to the Closing (as defined herein), Parent and MSHC will transfer all of the issued and outstanding capital stock of the Company to Holdco in exchange for shares of capital stock of Holdco, as further described herein (the "Restructuring");

                  WHEREAS, after the Restructuring Holdco will own all of the issued and outstanding capital stock of the Company;

                  WHEREAS, prior to the Closing (as defined herein), Sellers, Company and the Company Subsidiaries are transferring the CNL Assets (as defined herein) as part of the CNL Transaction;

                  WHEREAS, as part of the Acquisition Transactions (as defined herein), Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding capital stock of the Company for the consideration and upon the terms and conditions described herein (the "Purchase");

                  WHEREAS, as security for the performance of Buyer's obligation to consummate the transactions contemplated by this Agreement, Buyer will within three (3) Business Days (as defined herein) of the date hereof either (i) cause to be delivered to Parent an irrevocable standby letter of credit in the face amount of $14.5 million in the form of Exhibit A-1 attached hereto (the "L/C") or (ii) deposit in escrow with an Approved Bank (as defined herein) $14.5 million in cash subject to an escrow agreement in the form of Exhibit A-2, provided that if an escrow is established under clause (ii), Buyer may replace such escrow with the L/C issued by an Approved Bank; and

                  WHEREAS, Buyer and Sellers desire to make certain representations, warranties and agreements in connection with the Purchase.

                               A G R E E M E N T

                  In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound, the Parties agree as follows:

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                                   ARTICLE I
                                  DEFINITIONS

                  1.1      DEFINITIONS.

                  For all purposes of this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

                  "AAA" has the meaning set forth in Section 2.4(d).

                  "Acquisition Transactions" means (i) the Stock Purchase Agreement Transactions, and (ii) the CNL Transaction, collectively.

                  "Action" means any claim, action, demand, complaint, hearing, petition, investigation, arbitration, judgment, injunction, order, decree, ruling, suit or other proceeding, whether civil or criminal, regulatory or otherwise, in law or in equity, before any arbitrator or Governmental Entity.

                  "Active Employees" has the meaning set forth in Section
6.1(b).

                  "Additional Cost Amounts" has the meaning set forth in Section 5.9(k).

                  "Adjusted Working Capital" means working capital of the Company and the Company Subsidiaries (total current assets less current liabilities), subject to the adjustments and exclusions set forth on Schedule 2.3(c). An illustration of the calculation of Estimated Adjusted Working Capital as of September 6, 2002 is attached to Schedule 2.3(c).

                  "Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

                  "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

                  "Agreement" means this Stock Purchase Agreement as amended or supplemented together with all Exhibits and Schedules attached hereto or expressly incorporated herein by reference.

                  "Allocated Loss Adjustment Expenses" has the meaning set forth in Section 5.9(l)(1).

                  "Alternative Proposal" has the meaning set forth in Section
4.7.

                  "Applicable Owner 9 Operating Agreement" means the Operating Agreement listed as Item 3 on Schedule 3.1(e)(1)(a).

                  "Approval" means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, obtained from, or any notice, statement or other communication filed with or delivered to, any Governmental Entity or other Person.

                  "Approved Bank" means Bank of America, N.A., JP Morgan & Company, Citibank, N.A., Allfirst Bank or any other comparable national bank approved by Parent.

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                  "Assumed Financial Support Arrangement" has the meaning set forth in Section 5.7(a).

                  "Assumption and Reimbursement Agreement" means an Assumption and Reimbursement Agreement dated the Closing Date, in substantially the form attached hereto as Exhibit B.

                  "Auditors" has the meaning set forth in Section 2.3(c).

                  "Burning Tree Option" means the right to purchase all of the issued and outstanding shares of Helpful Acres, Inc. pursuant to the Purchase and Sale Contract dated August 19, 1999 between Burning Tree Club, Inc. and the Company, as amended on January 21, 2000, February 27, 2001 and June 11, 2002.

                  "Business" means the business of the Company and the Company Subsidiaries, taken as a whole after giving effect to the CNL Transaction.

                  "Business Day" means the period from 9:00 a.m. to 5:00 p.m. any weekday that is not a banking holiday in New York City.

                  "Buyer" has the meaning set forth in the Preamble hereto.

                  "Buyer Patient Injury Claim" has the meaning set forth in
Section 5.9(e).

                  "Buyer's Benefit Plans" has the meaning set forth in Section 6.4(a).

                  "Buyer's Disability Plan" has the meaning set forth in Section 6.4(b).

                  "Buyer's Flex Plan" has the meaning set forth in Section
6.4(g).

                  "Buyer's Representatives" has the meaning set forth in Section 4.2.

                  "Closing" has the meaning set forth in Section 2.8(a).

                  "Closing Date" has the meaning set forth in Section 2.8(b).

                  "Closing Date Statement" has the meaning set forth in Section 2.3(c).

                  "CNL" means CNL Retirement Properties, Inc. and/or its Affiliates.

                  "CNL Assets" means the assets of the Company and the Company Subsidiaries to be sold to CNL pursuant to the CNL Transactions and the related liabilities assumed by CNL.

                  "CNL-5 Credit Support" has the meaning set forth in Section 5.7(d).

                  "CNL Transaction" means, collectively, the transactions described on Schedule 1.1(a) hereto.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Commercially Reasonable Efforts" means, as to a Party, an undertaking by such Party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the

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intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such Party shall not be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such Party in connection with the performance or satisfaction of such obligation or duty or other action, (ii) institute litigation or arbitration as a part of its Commercially Reasonable Efforts or
(iii) amend, waive or modify a term or condition of, or grant any concessions under or with respect to, any Contract or relationship with respect to which an Approval is sought or any other agreement or relationship with such Person.

                  "Company" has the meaning set forth in the Recitals hereto.

                  "Company Intellectual Property" has the meaning set forth in
Section 3.1(g)(1).

                  "Company Proprietary Information" means any and all information related to the Business, the Company or any Company Subsidiary that has not been or is not made generally available to the public without restriction on use or disclosure, by the Company or the Company Subsidiaries prior to the Closing Date.

                  "Company Subsidiary" means each Subsidiary of (i) the Company or (ii) any Subsidiary of the Company.

                  "Compete" means (i) to, directly or indirectly, conduct, facilitate, participate or engage in, or bid for or otherwise pursue a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity, or (ii) to, directly or indirectly, have any ownership interest in any Person or business which conducts, facilitates, participates or engages in, or bids for or otherwise pursues a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity.

                  "Competing SLS Activity" means a business activity that Competes with the Senior Living Services Business.

                  "Competing SLS Business" means a business that Competes with the Senior Living Services Business.

                  "Confidentiality Agreement" has the meaning set forth in
Section 4.1(a).

                  "Contract" means any legally binding agreement (whether or not written), promise, undertaking, contract, arrangement, bond, note, commitment, franchise, indemnity, indenture, lease or other instrument.

                  "Contract Restrictions" has the meaning set forth in Section 5.18.

                  "Direct Claim Notice" has the meaning set forth in Section 10.3(e).

                  "Disclosure Schedules" means the Schedules dated the date of this Agreement and delivered contemporaneously herewith relating to this Agreement, as they may be supplemented or amended in accordance with Section
5.10 of this Agreement.

                  "EC&O" has the meaning set forth in Section 5.9(e).

                  "Employee" has the meaning set forth in Section 3.1(n)(1).

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                  "Employee Pension Benefit Plan" has the meaning set forth in
Section 3.1(n)(1).

                  "Employment-Related Claim" has the meaning set forth in
Section 6.9.

                  "Encumbrance" means any charge, easement, encumbrance, lease, mortgage, deed of trust, option, encroachment, security interest, lien, pledge or restriction of any kind (whether on voting, sale, transfer, disposition or otherwise), except for any restrictions on transfer generally arising under any applicable federal or state securities law.

                  "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other written communication by any Person alleging liability under any Environmental Laws, including information requests issued by Governmental Entities pursuant to any Environmental Law and notices of potential responsibility pursuant to CERCLA.

                  "Environmental Laws" means all federal, state, local and foreign statutes, laws and regulations relating to pollution or protection of human health or the environment (including air, surface water, ground water, land surface and subsurface strata).

                  "Environmental Permit" means any license, permit, franchise, certificate of authority or order or any extension, modification, amendment or waiver of the foregoing required by any Governmental Entity in connection with Regulated Substances or otherwise pursuant to any applicable Environmental Laws to be issued for the conduct of the Business as presently conducted.

                  "Equity Interests" means any capital stock, other equity interest, other ownership interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights, warrants or options to acquire any of the foregoing securities or interests of or in any Person.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "ERISA Plans" has the meaning set forth in Section 3.1(n)(1).

                  "Escrow Fund" has the meaning set forth in Section 4.14.

                  "Estimated Adjusted Working Capital" has the meaning set forth in Section 2.3(b).

                  "Estimated Insurance Adjustment" has the meaning set forth in
Section 5.9(h).

                  "E&Y" has the meaning set forth in Section 2.3(c).

                  "Facility" or "Facilities" has the meaning set forth in
Section 3.1(f)(1).

                  "Final Adjusted Working Capital" has the meaning set forth in
Section 2.3(c).

                  "Final Insurance Adjustment" has the meaning set forth in
Section 5.9(h).

                  "Financial Statements" has the meaning set forth in Section 3.1(c)(1)(i).

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                  "GAAP" means United States generally accepted accounting
principles and practices as in effect from time to time and applied consistently throughout the periods involved.

                  "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations, rules and published interpretations.

                  "Holdco" has the meaning set forth in the Preamble hereto.

                  "Included Claims" has the meaning set forth in Section 10.5.

                  "Included Software" means software owned by or licensed to Sellers or the Company that is currently used in the Business and that is listed on Schedule 3.1(g)(1).

                  "Indebtedness" has the meaning set forth in Section 3.1(e).

                  "Indemnifiable Claim" means any claim of an Indemnifiable Loss for or against which any party is entitled to indemnification under this Agreement.

                  "Indemnifiable Loss" means any cost, damage, disbursement, fee, expense, liability, loss, deficiency, penalty, judgment, fine or settlement of any kind or nature, including reasonable legal, accounting and other professional fees and expenses and amounts paid in settlement, that are actually imposed on or otherwise actually incurred, suffered or sustained by the specified Person, provided that Indemnifiable Losses shall not include internally allocated overhead and similar costs.

                  "Indemnified Party" means the party entitled to indemnification hereunder.

                  "Indemnifying Party" means the party obligated to provide indemnification hereunder.

                  "Independent Accountants" has the meaning set forth in Section 2.3(c).

                  "Insurance Statements" has the meaning set forth in Section 5.9(k).

                  "Intercompany Obligations" has the meaning set forth in
Section 3.1(s).

                  "Intercreditor Agreements" means the Intercreditor Agreements each dated as of the Closing Date, substantially in the form of Exhibit F attached hereto.

                  "Interim Financial Statements" has the meaning set forth in
Section 3.1(c)(1).

                  "IRS" means the Internal Revenue Service or any successor entity.

                  "Land Contract" has the meaning set forth in Section
3.1(f)(4).

                  "Law" means any constitutional provision, statute, law, rule, regulation, ordinance or interpretation of any Governmental Entity or any Order.

                  "Leases" has the meaning set forth in Section 3.1(f)(2).

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                  "Liability" has the meaning set forth in Section 3.1(c)(3).

                  "Lifecare Agreements of Undertakings" means the Agreements of Undertaking set forth on Schedule 5.7(a)(2), collectively.

                  "Litigation" has the meaning set forth in Section 11.20.

                  "L/C" has the meaning set forth in the Recitals hereto.

                  "Management Agreement" has the meaning set forth in Section 3.1(e)(2).

                  "Marriott Word Mark" has the meaning set forth in Section 5.5(a).

                  "Material Adverse Effect" means a material adverse effect on the business, operations, assets, liabilities, properties, financial condition, cash flows or results of operations of the Company and the Company Subsidiaries, taken as a whole after giving effect to the CNL Transaction.

                  "Material Contract" has the meaning set forth in Section 3.1(e)(1).

                  "Medical Services" means (i) medical, surgical, dental, nursing, chiropractic, or mental health examination or treatment, physical or other therapies provided to any person including the furnishing of food or beverage in connection therewith; (ii) assisting Facility residents with activities of daily living; (iii) furnishing or dispensing of drugs or medical, surgical, dental, or chiropractic supplies or appliances; and/or (iv) the handling of or performing postmortem examination on human bodies.

                  "MCC" means Marriott Continuing Care, LLC, a Delaware limited liability company.

                  "MICC" has the meaning set forth in Section 5.7(d).

                  "MSHC" has the meaning set forth in the Preamble hereto.

                  "Noncompete Period" has the meaning set forth in Section 5.12(a).

                  "NHI Leases" means the Leases numbered 16-19 on Schedule 3.1(f)(2).

                  "Operating Licenses" means the Permits required by state health departments or comparable Governmental Entities in order to operate (as opposed to own) Senior Living Facilities, and all certificates of need or certificates of authority required by state health planning agencies or comparable Governmental Entities to operate Senior Living Facilities.

                  "Order" means any award, decision, verdict, subpoena, decree, injunction, judgment, order, ruling, assessment or writ issued, made or rendered by a Governmental Entity or arbitrator.

                  "Other Managed Facilities" means the Facilities designated as Other Managed Facilities on Schedule 1.1(c).

                  "Other Managed Facility Management Agreements" means the Management Agreements designated as Other Managed Facility Management Agreements on Schedule 1.1(c).

                  "Owner 1 Continuing Agreement" has the meaning set forth in
Section 2.6(a).

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                  "Owner 1 Facilities" means the Facilities designated as Owner
1 Facilities on Schedule 1.1(c).

                  "Owner 1 Management Agreements" means the Management Agreements designated as Owner 1 Management Agreements on Schedule 1.1(c).

                  "Owner 1 New Management Agreement" has the meaning set forth in Section 2.6(a).

                  "Owner 2 Facilities" means the Facilities designated as Owner 2 Facilities on Schedule 1.1(c).

                  "Owner 2 Management Agreements" means the Management Agreements designated as Owner 2 Management Agreements on Schedule 1.1(c).

                  "Owner 2 Subordinated Facility Obligations" has the meaning set forth in Section 5.7(d).

                  "Owner 6 Correspondence" has the meaning set forth in Section 2.4(a).

                  "Owner 6 Facilities" means the Facilities designated as Owner 6 Facilities on Schedule 1.1(c).

                  "Owner 6 Management Agreements" means the Management Agreements designated as Owner 6 Management Agreements on Schedule 1.1(c).

                  "Owner 10 Facilities" means the Facilities designated as Owner 10 Facilities on Schedule 1.1(c).

                  "Owner 10 Management Agreements" means the Management Agreements designated as Owner 10 Management Agreements on Schedule 1.1(c).

                  "Owner 10 Management Agreement Amendments" has the meaning set forth in Section 5.16(a).

                  "Owner 10 Memorandum" has the meaning set forth in Section 5.16(a).

                  "Owner 10 New Management Agreement" has the meaning set forth in Section 5.16(b).

                  "Parent" has the meaning set forth in the Preamble hereto.

                  "Parent Marks" has the meaning set forth in Section 5.5(a).

                  "Parent's Benefit Plans" has the meaning set forth in Section 6.4(a).

                  "Parent's Disability Plans" has the meaning set forth in
Section 6.4(a).

                  "Parent's Flex Plans" has the meaning set forth in Section 6.4(g).

                  "Parties" has the meaning set forth in the Preamble hereto.

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                  "Patient Injury Claims" mean claims brought by or on behalf of
Facility residents or their heirs, successors or representatives relating to an event, accident or occurrence involving the delivery of Medical Services to Facility residents.

                  "Payroll Taxes" has the meaning set forth in Section 6.4(j).

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "Permit" means any license, permit, franchise, certificate of authority or order or any extension, modification, amendment or waiver of the foregoing, issued by any Governmental Entity, but excluding Environmental Permits.

                  "Permitted Encumbrance" means any Encumbrance that (i) is disclosed in the Financial Statements, (ii) is disclosed in title reports made available to Buyer as identified on Schedule 1.1(b) (in respect of the SPTMRT Leased Properties) or in other title reports made available to Buyer in respect of any other properties or in schedules to the Management Agreements, (iii) constitutes a statutory lien arising in the ordinary course of business securing amounts not yet due and payable or being contested in good faith, or (iv) does not singly or in the aggregate with other such items materially detract from the value of the property subject thereto or materially detract from or interfere with the use of property subject thereto in the ordinary conduct of the Business as presently conducted.

                  "Person" means an association, a corporation, an individual, a general or limited partnership, a limited liability company, a limited liability partnership, a joint venture, a trust or any other entity or organization, including a Governmental Entity.

                  "Plans" has the meaning set forth in Section 3.1(n)(1).

                  "Predecessor Acquisition Agreements" has the meaning set forth in Section 5.14.

                  "Premiums" has the meaning set forth in Section 5.9(h).

                  "Pre-Closing Claim" means (i) any claim or cause of action relating to the Business, the Company or any Company Subsidiary arising out of, relating to or resulting from any action, inaction, event, condition, facts or circumstances that occurred or existed at or prior to the Closing, whether pending or threatened at the Closing Date or thereafter (except to the extent taken into account in determining Final Adjusted Working Capital) or (ii) any Liability of the Company or any Company Subsidiary (except to the extent such Liability was reflected in the most recent balance sheet included in the Financial Statements or taken into account in determining Final Adjusted Working Capital) to the extent such Liability was incurred at or prior to Closing, provided that Pre-Closing Claim shall not include any Liabilities under any contracts or commitments to the extent such Liability is incurred under such contract or commitment after the Closing; and provided further that Pre-Closing Claim shall not include any Environmental Claims or Buyer Patient Injury Claims.

                  "Pre-Closing Covenants" has the meaning set forth in Section 10.4.

                  "Pre-Closing Events" means, in respect of any Management Agreement, (i) facts, circumstances or events that relate to, result from or arise out of any action or inaction by the Company, any Company Subsidiary or any of their respective Affiliates under or with respect to such Management Agreement occurring or existing at or prior to the Closing and (ii) facts, circumstances or events that relate to, result from or arise out of performance of a Specified Practice (as defined below) during the 90-

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day period following the Closing Date if within 45 days after the Closing, Buyer notifies Sellers that it intends to alter the manner in which the Company or any Company Subsidiary performs its obligations under such Management Agreement, specifying in reasonable detail the practice to be changed (the "Specified Practice") and the manner in which it will be changed and Buyer has made Commercially Reasonable Efforts to change such practice after providing the notice and within 90 days of the Closing Date.

                  "Prime Rate" means the rate that Citibank, N.A. (or any successor entity) publishes from time to time as its prime lending rate, as in effect from time to time.

                  "Property" or "Properties" has the meaning set forth in
Section 3.1(f)(1).

                  "Property 2 Facility" means the Facility designated as the Property 2 Facility on Schedule 1.1(c).

                  "Property 2 Management Agreement" means the Management Agreement designated as the Property 2 Management Agreement on Schedule 1.1(c).

                  "Property Working Capital" means the working capital balances held or controlled by the Parent, the Company or any Company Subsidiary, or any of their respective Affiliates on behalf of the "owners" (or "tenants" or "lessees", as applicable) of the Facilities in accordance with the applicable Management Agreement.

                  "Proposed Final Adjusted Working Capital" has the meaning set forth in Section 2.3(c).

                  "Purchase" has the meaning set forth in Recitals hereto.

                  "Purchase Price" has the meaning set forth in Section 2.2.

                  "Regulated Substance" means (i) any "hazardous substance" or "pollutant" or "contaminant," as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act (Title 42 United States Code Section 9601 et seq.) ("CERCLA"), or Title 40 Code of Federal Regulations
Part 302, (ii) "petroleum," as that term is defined in the Resource Conservation and Recovery Act, as amended (Title 42 United States Code Section 6691 et seq.), or Title 40 Code of Federal Regulations Section 280.1, or (iii) any other substance or waste which is regulated under any applicable Environmental Law with respect to its collection, storage, transportation for disposal, treatment or disposal.

                  "Related Agreements" means the Transition Services Agreement, the Tax Sharing Agreement, the Assumption and Reimbursement Agreement, the Sublease and the Intercreditor Agreements.

                  "Release" means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Regulated Substances from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

                  "Remediation" means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release.

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                  "Representatives" has the meaning set forth in Section 5.2(a).

                  "Restructuring" has the meaning set forth in the Recitals hereto.

                  "Retained Support Arrangement" has the meaning set forth in
Section 5.7(c).

                  "SEC" means the Securities and Exchange Commission or any successor entity.

                  "Section 2.4 Adjustment Amount" has the meaning set forth in
Section 2.4(c).

                  "Section 2.4 Payment Notice" has the meaning set forth in
Section 2.4(c).

                  "Section 2.5 Adjustment Amount" has the meaning set forth in
Section 2.5(c).

                  "Section 2.5 Payment Notice" has the meaning set forth in
Section 2.5(d).

                  "Section 2.6 Adjustment Amount" has the meaning set forth in
Section 2.6(b).

                  "Section 2.6 Adjustment Statement" has the meaning set forth in Section 2.6(c).

                  "Section 2.6 Measurement Period" has the meaning set forth in
Section 2.6(b).

                  "Section 2.6 Objection Notice Period" has the meaning set forth in Section 2.6(c).

                  "Section 2.7 Adjustment Amount" has the meaning set forth in
Section 2.7(b).

                  "Section 2.7 Payment Notice" has the meaning set forth in
Section 2.7(c).

                  "Section 5.16 Adjustment Amount" has the meaning set forth in
Section 5.16(c).

                  "Section 5.16 Adjustment Statement" has the meaning set forth in Section 5.16(d).

                  "Section 5.16 Measurement Period" has the meaning set forth in
Section 5.16(c).

                  "Section 5.16 Objection Notice Period" has the meaning set forth in Section 5.16(d).

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Seller Patient Injury Claim" has the meaning set forth in
Section 5.9(e).

                  "Sellers" has the meaning set forth in the Preamble hereto.

                  "Sellers' Costs" has the meaning set forth in Section 5.9(h).

                  "Sellers' Representatives" has the meaning set forth in
Section 4.2.

                  "Senior Living Facility" means any limited service or full service retirement or senior living service facility or community, including independent and/or assisted living facilities, nursing homes, congregate care facilities and other health care facilities providing full-time residential,

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recreational, personal care, home care, assisted living, nursing care, other health care and like services, in any combination, to senior citizens.

                  "Senior Living Services Business" means the business of developing, owning, operating or managing any health care, therapy, assisted living, nursing and related medical, full-time residential, supportive and personal care services to or relating primarily to senior citizens at a Senior Living Facility; provided that "Senior Living Services Business" shall not include the business of developing, owning, operating or managing lodging facilities or time shares (or the sale thereof) or any businesses ancillary thereto.

                  "SPTMRT Leased Properties" means those fourteen (14) properties leased by the Company from SPTMRT Properties Trust pursuant to the leases set forth on Schedule 3.1(f)(2) hereof.

                  "Stock" means the capital stock of the Company.

                  "Stock Purchase Agreement Transactions" means the Purchase and the execution and delivery of the Related Agreements and the consummation of the transactions contemplated hereby and thereby (other than the CNL Transaction).

                  "Subject Policies" has the meaning set forth in Section
5.9(k).

                   "Sublease" means the Sublease dated as of the Closing Date, substantially in the form of Exhibit J hereto.

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, limited partnership, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

                  "Substitute Support Arrangement" has the meaning set forth in
Section 5.7(a).

                  "Target Adjusted Working Capital" means negative $32.2 million.

                  "Tax" means any tax imposed of any nature, including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax or FICA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax, any withholding or backup withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

                  "Tax Return" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and any amendment to any of the foregoing.

                  "Tax Sharing Agreement" means the Tax Sharing and Indemnification Agreement dated as of the Closing Date, substantially in the form of Exhibit C attached hereto.

                  "Third Party Claim" has the meaning set forth in Section 10.3(a).

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                  "Third Party Owner" shall have the meaning set forth in
Section 3.1(f)(1).

                  "Transition Services Agreement" means the Transition Services Agreement dated as of the date hereof between Marriott International Administrative Services, Inc., Buyer and the Company.

                  "Underlying Obligation" has the meaning set forth in Section 5.7(b).

                  "WARN Act" has the meaning set forth in Section 6.8.

                  "Year-End Financial Statements" has the meaning set forth in
Section 3.1(c)(1)(i).

                  "2003 Insurance Year" has the meaning set forth in Section 5.9(i).

                                   ARTICLE II
                            PURCHASE AND SALE/CLOSING

                  2.1      PURCHASE AND SALE.

                  On the basis of the representations, warranties and covenants contained in this Agreement, and subject to the terms and conditions of this Agreement, Sellers agree to sell the Stock and to deliver the certificates evidencing such Stock, to Buyer, and Buyer agrees to purchase such Stock from Sellers, which shall constitute all of the issued and outstanding Stock for the consideration hereinafter set forth. The certificates will be duly endorsed in blank or accompanied by duly executed stock powers in favor of Buyer or its nominee as Buyer may have directed at least two Business Days prior to the Closing Date and otherwise in a form acceptable for transfer on the books of the Company.

                  2.2      PURCHASE PRICE.

                  Subject to the terms and conditions of this Agreement (including adjustments to the Purchase Price described in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 4.11, 4.12, 5.7(e) and 5.16), the aggregate purchase price for the Stock shall be equal to $88,600,000 (the "Purchase Price"). Such payment shall be made by wire transfer of immediately available funds in U.S. Dollars on the Closing Date to an account designated by Parent to Buyer in writing at least three (3) Business Days prior to the Closing Date.

                  2.3      WORKING CAPITAL ADJUSTMENT.

                  (a) At the Closing, the Purchase Price shall be adjusted as provided herein to reflect the differences between the Target Adjusted Working Capital (i.e. negative $32.2 million) and the Estimated Adjusted Working Capital.

                  (b) Not less than two (2) Business Days prior to the Closing Date, Sellers will give to Buyer a good faith estimate of the Adjusted Working Capital as of the Closing Date (the "Estimated Adjusted Working Capital"). If the Estimated Adjusted Working Capital (i) is greater (i.e., less negative) than the Target Adjusted Working Capital, the Purchase Price payable at the Closing will be increased by the absolute difference between Estimated Adjusted Working Capital and the Target Adjusted Working Capital, or (ii) is less (i.e., more negative) than the Target Adjusted Working Capital, the Purchase Price payable at the Closing will be decreased by the absolute difference between the Estimated Adjusted Working Capital and the Target Adjusted Working Capital. For illustrative purposes, (i) if the Estimated Adjusted Working Capital is negative $30.0 million, the Purchase Price payable at Closing will be

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increased by $2.2 million and (ii) if the Estimated Adjusted Working Capital is
negative $34.0 million, the Purchase Price payable at Closing will be decreased by $1.8 million.

                  (c) Promptly following the Closing Date, but in no event later than 60 days after the Closing Date, Sellers shall prepare and submit to Buyer a statement (the "Closing Date Statement") setting forth in reasonable detail, Sellers' calculation of the Adjusted Working Capital as of the Closing Date prepared in accordance with GAAP on a basis consistent with the Financial Statements (provided, however, that in determining the Closing Date Statement, the exclusions and adjustments set forth on Schedule 2.3(c) shall be given effect) (the "Proposed Final Adjusted Working Capital"). The Closing Date Statement, will be accompanied by a report of Ernst & Young, LLP, independent auditors ("E&Y") acting on behalf of Sellers, of agreed upon procedures on the Closing Date Statement. In the event Buyer disputes the correctness of the Proposed Final Adjusted Working Capital, Buyer shall notify Sellers in writing of its objections within 15 days after receipt of the Closing Date Statement and shall set forth, in writing and in reasonable detail, the reasons for Buyer's objections. Buyer agrees that any adjustments proposed in accordance with the foregoing will not involve changes in or challenges to Sellers' accounting methodologies, policies or procedures that have been consistently applied with respect to the Financial Statements and the Closing Date Statement or are consistent with Schedule 2.3(c). If Buyer fails to deliver its notice of objections within 15 days after receipt of the Closing Date Statement, Buyer shall be deemed to have accepted Sellers' calculation. To the extent Buyer does not object, in writing in accordance with and within the time period contemplated by this Section 2.3(c), to a matter in the Closing Date Statement, Buyer shall be deemed to have accepted Sellers' calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. Sellers and Buyer shall endeavor in good faith to resolve any disputed matters within 15 days after receipt of Buyer's notice of objections. If Sellers and Buyer are unable to resolve the disputed matters, Sellers and Buyer shall appoint Deloitte & Touche LLP, or if such firm is unable to serve in such capacity, another nationally recognized accounting firm mutually acceptable to Buyer and Sellers (the "Independent Accountants"; and together with E&Y, the "Auditors") to resolve the matters in dispute (in a manner consistent with this
Section 2.3(c) and with any matters not in dispute), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be final, binding and conclusive on Sellers and Buyer. The determination of the Independent Accountants shall be based solely on presentations by Sellers and Buyer and shall not be by independent review. The Adjusted Working Capital as of the Closing Date, as finally determined pursuant to this Section 2.3(c) (whether by failure of Buyer to deliver notice of objection, by agreement of Sellers and Buyer or by determination of the Independent Accountants selected as set forth above), is referred to herein as the "Final Adjusted Working Capital."

                  (d) If the Final Adjusted Working Capital is less (i.e., more negative) than the Estimated Adjusted Working Capital, Sellers shall pay to Buyer the amount of such difference, with simple interest thereon from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. If the Final Adjusted Working Capital is greater (i.e., less negative) than the Estimated Adjusted Working Capital, Buyer shall pay to Sellers the amount of such difference, with simple interest thereon from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. Such payment shall be made in immediately available funds not later than five Business Days after the determination of the Final Adjusted Working Capital becomes final, binding and conclusive on the Parties pursuant to Section 2.3(c) by wire transfer to a bank account designated in advance in writing by the Party entitled to receive the payment.

                  (e) Subject to any applicable privileges (including the attorney-client privilege), after the Closing Buyer shall cause the Company and the Company Subsidiaries and their respective employees and agents, and Sellers shall cause their respective employees and agents, to assist the Auditors in the preparation of the agreed upon procedures report and shall provide the other Party and the

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Auditors access at all reasonable times to the personnel, properties, books and records (including those underlying the preparation of the Closing Date Statement) of such Party and its Subsidiaries (including, in the case of Buyer, the Company and any Company Subsidiary) for the purpose of preparing the Closing Date Statement, the agreed upon procedures report or in connection with any dispute under this Section 2.3.

                  (f) The fees and expenses, if any, of the Auditors shall be paid one-half by Sellers and one-half by Buyer without any adjustment of the Purchase Price.

                  2.4      OWNER 6 FACILITIES ADJUSTMENT.

                  (a) With respect to each Owner 6 Facility, the Purchase Price shall be subject to reduction in accordance with this Section 2.4 upon the termination by the "owner" (or "tenant" or "lessee", as applicable) of the Owner 6 Management Agreement relating to such Owner 6 Facility, so long as (A) at any time on or prior to the one year anniversary of the Closing Date, Buyer or any of its Affiliates receives a written communication from the applicable counterparty to the Owner 6 Management Agreement providing notice of termination of the applicable Owner 6 Management Agreement or threatening termination of the applicable Owner 6 Management Agreement, to the extent that such termination or threatened termination is based, in whole or in part, on Pre-Closing Events (including any of the matters addressed in the notice of default dated November 13, 2002 from Owner 6 to Parent (or any related prior or subsequent correspondence from Owner 6 (collectively, the "Owner 6 Correspondence"), (B) the applicable Owner 6 Management Agreement is terminated and such termination results from the execution, delivery or performance of this Agreement or the consummation of any of the Stock Purchase Agreement Transactions; provided that if based on a breach of the non-competition provisions or territorial restrictions in the Management Agreements, it must be based on a breach of the non-competition provisions or territorial restrictions in the Management Agreements listed on Schedule 2.4, or (C) at any time on or prior to the one year anniversary of the Closing Date, Buyer otherwise discovers facts, circumstances or events that could form the basis of termination of the Owner 6 Management Agreement by the "owner" (or "tenant" or "lessee", as applicable) that relate to, are based upon, result from or arise out of any action or inaction of the Company or any Company Subsidiary or any of their respective Affiliates under or with respect to such Owner 6 Management Agreement occurring or existing at or prior to the Closing (as opposed to facts, circumstances or events that are only of general application to other Management Agreements) and Buyer notifies Sellers thereof in writing in accordance with Section 2.4(b) below and in any event not later than 15 days after the first anniversary of the Closing, in each case, regardless of whether such facts, circumstances or events or rights of termination were disclosed to Buyer or any of its Affiliates or were the subject of any representation or warranty of Sellers or Buyer or any of its Affiliates was otherwise aware of such facts, circumstances or events, or such rights of termination prior to the Closing. Notwithstanding anything to the contrary herein, except as set forth in the next sentence or where a notice of termination has been delivered by the applicable counterparty to an Owner 6 Management Agreement prior to the first anniversary of the Closing Date, the Purchase Price shall be subject to reduction as provided above in this Section
2.4 in connection with termination of a Management Agreement only if termination of the applicable Management Agreement occurs, or a dispute arises with the "owner" (or "tenant" or "lessee", as applicable) regarding the termination of such Management Agreement (based on matters for which a Purchase Price adjustment is available hereunder), prior to the expiration of the applicable statute of limitations with respect to the claims alleged under the Management Agreement as the basis for such termination. The Parties hereby acknowledge that any termination of an Owner 6 Management Agreement based upon any of the matters addressed in the Owner 6 Correspondence shall entitle Buyer to a reduction to the Purchase Price in accordance with this Section 2.4 without any further notice being required to be provided by Buyer pursuant to this Section 2.4(a).

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                  (b)      Each Party shall promptly deliver to the other any
additional Owner 6 Correspondence received by such Party. Promptly following the discovery by Buyer of any facts, circumstances or events which Buyer believes establishes a basis for a Purchase Price reduction under this Section 2.4, Buyer shall notify Parent (on behalf of Parent and the other Sellers) in writing of any such facts, circumstances or events which writing shall (x) include copies of any notices or correspondence received from the applicable counterparty to the Management Agreement, with respect to such facts, circumstances or events and (y) specify that such notice is delivered pursuant to this Section 2.4. Sellers shall have the rights set forth under Section 10.10 in connection with any notice delivered under this Section 2.4(b); it being understood that Buyer's failure to provide the written notice contemplated under this Section 2.4(b) shall not act as a waiver of Buyer's right to a Purchase Price reduction hereunder unless, and only to the extent that, such failure materially prejudices Sellers' rights under Section 10.10. Buyer and Parent hereby agree to enter into a mutually acceptable joint defense agreement with respect to the matters addressed in any written notice delivered under this Section 2.4(b).

                  (c) Upon termination by the "owner" (or "tenant" or "lessee", as applicable) of any Owner 6 Management Agreement which triggers Buyer's right to a post-Closing Purchase Price reduction in accordance with
Section 2.4(a), the Purchase Price shall be adjusted by an amount equal to the amount set forth on Schedule 2.4 corresponding to such Owner 6 Management Agreement, together with simple interest thereon from the date of delivery of the Section 2.4 Payment Notice to the date of payment at a floating rate per annum equal to the Prime Rate (the "Section 2.4 Adjustment Amount"). Promptly following the effectiveness of any termination of such Owner 6 Management Agreement, Buyer shall provide Parent (on behalf of Parent and the other Sellers) with written notice directing payment of the Section 2.4 Adjustment Amount and summarizing in reasonable detail the basis for the termination of such Owner 6 Management Agreement (the "Section 2.4 Payment Notice"). For purposes of this Section 2.4, a Management Agreement will be deemed to be terminated when, following the delivery of a notice of termination, the Company ceases receiving the management fees with respect to the Management Agreement.

                  (d)      In the event Sellers object to Buyer's right to a
Section 2.4 Adjustment Amount pursuant to a Section 2.4 Payment Notice, Parent (on behalf of Parent and the other Sellers) shall notify Buyer in writing of their objections within 30 days after receipt of the Section 2.4 Payment Notice, which notice shall set forth in reasonable detail the reasons for Sellers' objections. Sellers and Buyer shall endeavor in good faith to resolve any disagreement between Sellers and Buyer with respect to Buyer's right to such
Section 2.4 Adjustment Amount within 30 days after receipt of Sellers' notice of objections. If Sellers and Buyer are unable to resolve all such disagreements within 30 days after receipt of Sellers' notice of objections, any such remaining disputes shall be settled (in a manner consistent with this Section
2.4 and with any matters not in dispute), by final and binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). If Sellers and Buyer can select a mutually agreed upon arbitrator, the remaining disputes will be resolved by such arbitrator. However, in the event Sellers and Buyer are unable to agree upon a single arbitrator within ten (10) days after having received written notice from a Party requesting that an arbitrator be selected, the remaining disputes shall be resolved by three arbitrators, one selected by Buyer, one selected by Sellers, with the two arbitrators selecting the third arbitrator who shall be chairman of the panel. The arbitrator(s) selected shall have expertise in the nature of the matters in dispute. The arbitration shall be held in Washington, D.C. Each party shall bear its own expenses and shall equally share the filing and other administrative fees of the AAA and the expenses of the arbitrator(s). This provision shall be governed and enforceable under the Federal Arbitration Act, 9 U.S.C. Sections 1-16. The local law of the state of Delaware, except its laws of arbitration and choice of laws, shall apply to all substantive matters pertaining to the dispute. To the extent the arbitrator(s) determine that Buyer is entitled to a post-Closing Purchase Price reduction pursuant to this Section 2.4, Sellers shall pay the Section 2.4 Adjustment

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Amount, as determined following resolution of all disputed matters pursuant to this Section 2.4(d), within 10 days after the final resolution of such disputed matters. Legal fees and costs shall be paid as determined by the arbitrator in such arbitration.

                  (e) To the extent Sellers do not object in writing within 30 days after receipt of the Section 2.4 Payment Notice, Sellers shall be deemed to have accepted such Purchase Price reduction and shall pay to Buyer the
Section 2.4 Adjustment Amount within five Business Days thereafter.

                  (f) Any payment under this Section 2.4 shall be made in immediately available funds by wire transfer to a bank account designated in advance in writing by Buyer.

                  (g)      The Purchase Price reduction set forth in this
Section 2.4, if paid with respect to any Management Agreement, shall constitute the sole and exclusive remedy available to Buyer for the loss of the value of such Management Agreement, whether Buyer also would be entitled to recover damages for the loss of the value of such Management Agreement based on breach of representation and warranty, breach of covenant or agreement or otherwise; it being understood that the foregoing shall not limit Buyer's right to be indemnified for any Indemnifiable Loss under a Pre-Closing Claim with respect to such Management Agreement (other than for the loss of the value of such Management Agreement due to the termination thereof).

                  (h) For purposes of this Section 2.4, references to the Company shall be deemed to mean the Company or the applicable Company Subsidiary that is a party to the relevant Owner 6 Management Agreement.

                  (i)      Notwithstanding anything to the contrary in this
Section 2.4, to the extent any Owner 6 Management Agreement is terminated prior to the Closing, the Purchase Price payable by Buyer at the Closing shall be reduced by an amount equal to the amount set forth on Schedule 2.4 corresponding to such Management Agreement, and the other provisions of this Section 2.4 shall not apply with respect to such terminated Owner 6 Management Agreement post-Closing.

                  2.5      OTHER MANAGED FACILITIES ADJUSTMENT.

                  (a) With respect to each Owner 2 Facility and Other Managed Facility, the Purchase Price shall be subject to reduction in accordance with this Section 2.5 upon the termination by the "owner" (or "tenant" or "lessee", as applicable) of the Owner 2 Management Agreement relating to such Owner 2 Facility or the Other Managed Facility Management Agreement relating to such Other Managed Facility (as the case may be), so long as (A) at any time on or prior to the one year anniversary of the Closing Date, Buyer or any of its Affiliates receives a written communication from the applicable counterparty to the Owner 2 Management Agreement or Other Managed Facility Management Agreement providing notice of termination of the applicable Owner 2 Management Agreement or Other Managed Facility Management Agreement or threatening termination of the applicable Owner 2 Management Agreement or Other Managed Facility Management Agreement, to the extent that such termination or threatened termination is based, in whole or in part, on Pre-Closing Events, (B) the applicable Owner 2 Management Agreement or Other Managed Facility Management Agreement (as the case may be) is terminated and such termination results from the execution, delivery or performance of this Agreement, or the consummation of any of the Stock Purchase Agreement Transactions; provided that, if based on a breach of the non-competition provisions or territorial restrictions in the Management Agreements, it must be based on a breach of the non-competition provisions or territorial restrictions in the Management Agreements listed on Schedule 2.5, or
(C) at any time on or prior to the one year anniversary of the Closing Date, Buyer otherwise discovers facts, circumstances or events that could form the basis of

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termination of the Owner 2 Management Agreement or Other Managed Facility
Management Agreement by the "owner" (or "tenant" or "lessee", as applicable) that relate to, are based upon, result from or arise out of any action or inaction of the Company or any Company Subsidiary, or any of their respective Affiliates under or with respect to such Owner 2 Management Agreement or Other Managed Facility Management Agreement occurring or existing at or prior to the Closing (as opposed to facts, circumstances or events that are only of general application to other Management Agreements) and Buyer notifies Sellers thereof in writing in accordance with Section 2.5(b) below, and in any event not later than 15 days after the first anniversary of the Closing, in each case, regardless of whether such facts, circumstances or events or rights of termination were disclosed to Buyer or any of its Affiliates or were the subject of any representation or warranty of Sellers or Buyer or any of its Affiliates was otherwise aware of such facts, circumstances or events, or such rights of termination prior to the Closing. Notwithstanding anything to the contrary herein, except where a notice of termination has been delivered by the applicable counterparty to the Owner 2 Management Agreement or Other Managed Facility Management Agreement prior to the first anniversary of the Closing Date, the Purchase Price shall be subject to reduction as provided above in this
Section 2.5 in connection with the termination of a Management Agreement only if termination of the applicable Management Agreement occurs, or a dispute arises with the "owner" (or "tenant" or "lessee" as applicable) regarding the termination of such Management Agreement (based on matters for which a Purchase Price adjustment is available hereunder), prior to the expiration of the applicable statute of limitations with respect to the claims alleged under the Management Agreement as the basis for such termination.

                  (b) Promptly following the discovery by Buyer of any facts, circumstances or events which Buyer believes establishes a basis for a Purchase Price reduction under this Section 2.5, Buyer shall notify Parent (on behalf of Parent and the other Sellers) in writing of any such facts, circumstances or events, which writing shall (x) include copies of any notices or correspondence received from a counterparty to the applicable Management Agreement with respect to such facts, circumstances or events and (y) specify that such notice is delivered pursuant to this Section 2.5. Seller shall have the rights set forth in Section 10.10 in connection with any notice delivered under this Section 2.5(b); it being understood that Buyer's failure to provide the written notice contemplated under this Section 2.5(b) shall not act as a waiver of Buyer's right to a Purchase Price reduction hereunder unless, and only to the extent that, such failure materially prejudices Sellers' rights under
Section 10.10. Buyer and Parent hereby agree to enter into a mutually acceptable joint defense agreement with respect to the matters addressed in any written notice delivered under this Section 2.5(b).

                  (c) Subject to Section 2.5(d), upon termination of the obligations of Buyer and its Affiliates under any Owner 2 Management Agreement or Other Managed Facility Management Agreement which triggers Buyer's right to a post-Closing Purchase Price reduction in accordance with Section 2.5(a), the Purchase Price shall be adjusted by an amount equal to the amount set forth on
Schedule 2.5(c)(i) corresponding to such Owner 2 Management Agreement or Other Managed Facility Management Agreement, together with simple interest thereon from the date of delivery of the Section 2.5 Payment Notice to the date of payment at a floating rate per annum equal to the Prime Rate (the "Section 2.5 Adjustment Amount"); provided however, that, notwithstanding anything to the contrary in this Section 2.5, Buyer shall not be entitled to any post-Closing Purchase Price reduction with respect to any Owner 2 Management Agreement or Other Managed Facility Management Agreement if the aggregate management fees payable to Buyer or its Affiliates under the Management Agreements for the Facilities listed on Schedule 2.5(c)(i), as a whole, during the period from the Closing Date through the second anniversary of the Closing Date exceed the amount set forth on Schedule 2.5(c)(ii) and to the extent any Purchase Price adjustment has been made at Closing under Section 2.5(j) such adjustment shall be reversed and Buyer shall pay the amount of such Purchase Price adjustment back to Parent. For purposes of this Section 2.5, a Management Agreement will be deemed to be terminated, when, following

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the delivery of a notice of termination, the Company ceases receiving the management fees with respect to the Management Agreement.

                  (d) In the event that any Owner 2 Management Agreement or Other Managed Facility Management Agreement (as the case may be) as to which Buyer is entitled to an adjustment under this Section 2.5 is terminated by the "owner" (or "tenant" or "lessee", as applicable) thereof prior to the second anniversary of the Closing Date for a reason that entitles Buyer to a post-Closing Purchase Price reduction under this Section 2.5, then within 30 days after the second anniversary of the Closing Date, Buyer shall provide Parent (on behalf of Parent and the other Sellers) with written notice directing payment of the Section 2.5 Adjustment Amount as to each such Management Agreement, summarizing in reasonable detail the basis for the termination of each such Management Agreement and including the calculation of the aggregate management fees payable to Buyer or its Affiliates under each such Management Agreement for purposes of verifying whether any post-Closing Purchase Price reductions are payable under Section 2.5(a) (the "Section 2.5 Payment Notice"). In the event that any Owner 2 Management Agreement or Other Managed Facility Management Agreement (as the case may be) as to which Buyer is entitled to an adjustment under this Section 2.5 is terminated by the "owner" (or "tenant" or "lessee", as applicable) thereof on or following the second anniversary of the Closing Date for a reason that entitles Buyer to a post-Closing Purchase Price reduction under this Section 2.5, then within 10 days after such termination, Buyer shall provide Parent (on behalf of Parent and the other Sellers) with a
Section 2.5 Payment Notice (provided, however, that such Section 2.5 Payment Notice need not restate the calculation of the aggregate management fees actually received by Buyer or its Affiliates under each such Management Agreement referenced in the preceding sentence to the extent previously provided).

                  (e)      In the event Sellers object to Buyer's right to a
Section 2.5 Adjustment Amount pursuant to a Section 2.5 Payment Notice, Parent (on behalf of Parent and the other Sellers) shall notify Buyer in writing of their objections within 30 days after receipt of the Section 2.5 Payment Notice, which notice shall set forth in reasonable detail the reasons for Sellers' objections. Sellers and Buyer shall endeavor in good faith to resolve any disagreement between Sellers and Buyer with respect to Buyer's right to such
Section 2.5 Adjustment Amount within 30 days after receipt of Sellers' notice of objections. If Sellers and Buyer are unable to resolve all such disagreements within 30 days after receipt of Sellers' notice of objections, any such remaining disputes shall be settled (in a manner consistent with this Section
2.5 and with any matters not in dispute), by final and binding arbitration in accordance with the then current Commercial Arbitration Rules of the AAA. If Sellers and Buyer can select a mutually agreed upon arbitrator, the remaining disputes will be resolved by such arbitrator. However, in the event Sellers and Buyer are unable to agree upon a single arbitrator within ten (10) days after having received written notice from a Party requesting that an arbitrator be selected, the remaining disputes shall be resolved by three arbitrators, one selected by Buyer, one selected by Sellers, with the two arbitrators selecting the third arbitrator who shall be chairman of the panel. The arbitrator(s) selected shall have expertise in the nature of the matters in dispute. The arbitration shall be held in Washington, D.C. Each party shall bear its own expenses and shall equally share the filing and other administrative fees of the AAA and the expenses of the arbitrator(s). This provision shall be governed and enforceable under the Federal Arbitration Act, 9 U.S.C. Sections 1-16. The local law of the state of Delaware, except its laws of arbitration and choice of laws, shall apply to all substantive matters pertaining to the dispute. To the extent the arbitrator(s) determine that Buyer is entitled to a post-Closing Purchase Price reduction pursuant to this Section 2.5, Sellers shall pay the Section 2.5 Adjustment Amount, as determined following resolution of all disputed matters pursuant to this Section 2.5(e), within 10 days after the final resolution of such disputed matters. Legal fees and costs shall be paid as determined by the arbitrator(s) in such arbitration.

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                  (f)      To the extent Sellers do not object in writing within
30 days after receipt of the Section 2.5 Payment Notice, Sellers shall be deemed to have accepted such Purchase Price reduction and shall pay to Buyer the
Section 2.5 Adjustment Amount within five Business Days thereafter.

                  (g) Any payment under this Section 2.5 shall be made in immediately available funds by wire transfer to a bank account designated in advance in writing by Buyer.

                  (h)      The Purchase Price reduction set forth in this
Section 2.5, if paid with respect to any Management Agreement, shall constitute the sole and exclusive remedy available to Buyer for the loss of the value of such Management Agreement, whether Buyer also would be entitled to recover damages for the loss of the value of such Management Agreement based on breach of representation and warranty, breach of covenant or agreement or otherwise; it being understood that the foregoing shall not limit Buyer's right be indemnified for any Indemnifiable Loss under a Pre-Closing Claim with respect to such Management Agreement (other than for the loss of the value of such Management Agreement due to the termination thereof).

                  (i) For purposes of this Section 2.5, references to the Company shall be deemed to mean the Company or the applicable Company Subsidiary that is a party to the relevant Owner 2 Management Agreement or Other Managed Facility Management Agreement (as the case may be).

                  (j)      Notwithstanding anything to the contrary in this
Section 2.5, to the extent any Owner 2 Management Agreement or Other Managed Facility Management Agreement is terminated prior to the Closing, the Purchase Price payable by Buyer at the Closing shall be reduced by an amount equal to the amount set forth on Schedule 2.5(c)(i) corresponding to such Management Agreement, and the other provisions of this Section 2.5 shall not apply with respect to such terminated Owner 2 Management Agreement or Other Managed Facility Management Agreement (as the case may be) post-Closing.

                  2.6      OWNER 1 FACILITIES ADJUSTMENT.

                  (a) In the event that, with respect to any Owner 1 Management Agreement, (i) on the first anniversary of the Closing Date, Buyer or any assignee of such Owner 1 Management Agreement or any Affiliate of Buyer, including the Company or any Company Subsidiary, is a party to such Owner 1 Management Agreement or a new management agreement with respect to the same Owner 1 Facility (each, an "Owner 1 Continuing Agreement"), or (ii) at any time during the three-year period commencing on the first anniversary of the Closing Date, Buyer or any Affiliate of Buyer, including the Company or any Company Subsidiary, enters into a new management agreement with respect to any Owner 1 Facility (each, an "Owner 1 New Management Agreement"), Sellers shall be entitled to a post-Closing adjustment to the Purchase Price relating to the Owner 1 Facility to which such Owner 1 Continuing Agreement or Owner 1 New Management Agreement relates, in accordance with this Section 2.6. Buyer may assign any Owner 1 Management Agreement or Owner 1 Continuing Agreement, in whole or in part at any time, provided that any such assignment shall not relieve Buyer of its payment obligations under this Section 2.6.

                  (b) For each Owner 1 Continuing Agreement or Owner 1 New Management Agreement, the amount of the adjustment under this Section 2.6 (the "Section 2.6 Adjustment Amount") shall be equal to the product of (x) the difference between (A) the average base fee percentage (i.e., the base fee calculated as a percentage of gross property revenues) for the remaining number of 12-month periods under the term of such Owner 1 Continuing Agreement or Owner 1 New Management Agreement, as the case may be, including any possible extensions of the term thereof (not subject to any conditions, other than the delivery of notice of such extension, that have not been satisfied as of the date

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of the calculation under this Section 2.6(b) or are within the reasonable control of the operator or manager) at the operator's or manager's option without the consent of the "owner" (or "tenant" or "lessee," as applicable), calculated from the Closing Date (for Owner 1 Continuing Agreements) or the effective date (for Owner 1 New Management Agreements), as the case may be, minus (B) 3.5%, multiplied by (y) the gross property revenues derived from the operation of the Owner 1 Facility to which such Owner 1 Continuing Agreement or Owner 1 New Management Agreement relates during the immediately preceding 12-month period (i.e., in the case of a Owner 1 Continuing Agreement, the 12-month period ending on the first anniversary of the Closing Date and, in the case of a Owner 1 New Management Agreement, the twelve month period ending on the effective date of the Owner 1 New Management Agreement) (each, a "Section
2.6 Measurement Period"), multiplied by (z) a number equal to the lesser of (A) the remaining number of 12-month periods under the term of such Owner 1 Continuing Agreement or Owner 1 New Management Agreement, as the case may be, including any possible extensions of the term thereof (not subject to any conditions, other than the delivery of notice of such extension, that have not been satisfied as of the date of the calculation under this Section 2.6(b) or are within the reasonable control of the operator or manager) at the operator's or manager's option without the consent of the "owner" (or "tenant" or "lessee," as applicable), calculated from the Closing Date (for Owner 1 Continuing Agreements) or the effective date (for Owner 1 New Management Agreements), as the case may be (including, for any partial year, the actual number of days remaining under the term of such Owner 1 Continuing Agreement or Owner 1 New Management Agreement, as the case may be, including any possible extensions of the term thereof (not subject to any conditions, other than the delivery of notice of such extension, that have not been satisfied as of the date of the calculation under this Section 2.6(b) or are within the reasonable control of the operator or manager) at the operator's or manager's option without the consent of the "owner" (or "tenant" or "lessee," as applicable), calculated from the Closing Date (for Owner 1 Continuing Agreements) or the effective date (for Owner 1 New Management Agreements), as the case may be divided by 360 or if the remaining term of the Owner 1 Continuing Agreement or Owner 1 New Management Agreement, as the case may be, is cancelable by the "owner" (or "tenant" or "lessee," as applicable) without cause or a default by the Company during such period, the number of days prior notice required to be given by the "owner" (or "tenant" or "lessee," as applicable) prior to termination of the Management Agreement divided by 360); and (B) five. For example, if the base fee percentage is 5.0%, gross revenues derived from the operation of the Owner 1 Facility during the immediately preceding 12 months is $10,000,000, and the remaining term of the management agreement is eight years, the Section 2.6 Adjustment Amount with respect to such management agreement would be $750,000 ($10,000,000 x (5.0%-3.5%) x 5). Notwithstanding anything to the contrary in this Section 2.6, Sellers shall not be entitled to more than one adjustment under this
Section 2.6 with respect to each Owner 1 Facility and the aggregate amount of all adjustments under this Section 2.6 shall not exceed $7.2 million.

                  (c) Within 90 days following the first anniversary of the Closing Date, Buyer shall prepare and submit to Parent (on behalf of Parent and the other Sellers) a statement (the "Section 2.6 Adjustment Statement") setting forth, in reasonable detail, a list of each of the Owner 1 Continuing Agreements and the calculation of the Section 2.6 Adjustment Amount with respect thereto. Within 90 days following the effective date of any Owner 1 New Management Agreement, Buyer shall prepare and submit to Parent (on behalf of Parent and the other Sellers) a Section 2.6 Adjustment Statement setting forth, in reasonable detail, the calculation of the Section 2.6 Adjustment Amount with respect to such Owner 1 New Management Agreement. In the event that Sellers have any objections with respect to a Section 2.6 Adjustment Statement, Parent (on behalf of Parent and the other Sellers) shall notify Buyer in writing of their objections within 30 days after receipt of the Section 2.6 Adjustment Statement, which notification shall set forth, in reasonable detail, the reasons for Sellers' objections. If Sellers fail to deliver a notice of objection within 30 days after receipt of a Section 2.6 Adjustment Statement, Sellers shall be deemed to have accepted the Section 2.6 Adjustment Statement and Buyer's calculations therein

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shall not be considered in dispute. In the event Sellers fail to deliver a notice of objection within 30 days after receipt of a Section 2.6 Adjustment Statement (the "Section 2.6 Objection Notice Period"), Buyer shall pay an amount equal to the aggregate Section 2.6 Adjustment Amount within five Business Days after the end of the Section 2.6 Objection Notice Period.

                  (d) If Sellers timely deliver a notice of objection, Sellers and Buyer shall endeavor in good faith to resolve all of Sellers' objections within 30 days after receipt of Sellers' notice of objections. If Sellers and Buyer are unable to resolve the disputed matters with respect to a
Section 2.6 Adjustment Statement within 30 days after receipt of Sellers' notice of objections, Sellers and Buyer shall refer the matter to the Independent Accountants to resolve the matters in dispute (in a manner consistent with this Section 2.6 and with any matters not in dispute), and the determination of the Independent Accountants in respect of the correctness of each matter remaining in dispute shall be final, binding and conclusive on Sellers and Buyer. The determination of the Independent Accountants shall be based solely on presentations by Sellers and Buyer and shall not be by independent review. Subject to any applicable privileges (including the attorney-client privilege), Buyer shall make available to Sellers and, upon request, to the Independent Accountants, the books, records, documents and work papers underlying the preparation of the Section 2.6 Adjustment Statement. Subject to any applicable privileges (including the attorney-client privilege), Sellers shall make available to Buyer and, upon request, to the Independent Accountants, the books, records, documents and work papers created or prepared by or for Sellers in connection with the review of the Section 2.6 Adjustment Statement. The fees and expenses, if any, of the Independent Accountants shall be paid one-half by Sellers and one-half by Buyer. Buyer shall pay the Section 2.6 Adjustment Amount, as determined following resolution of all disputed matters pursuant to this Section 2.6(d), within 10 days after the final resolution of such disputed matters.

                  (e) Any payment under this Section 2.6 shall be made in immediately available funds by wire transfer to a bank account designated in advance in writing by Parent.

                  2.7      PROPERTY 2 MANAGEMENT AGREEMENT ADJUSTMENT.

                  (a) With respect to the Property 2 Facility, the Purchase Price shall be subject to reduction in accordance with this Section 2.7 upon the termination by the "owner" (or "tenant" or "lessee", as applicable) of the Property 2 Management Agreement, so long as (i) such termination occurs prior to the fifth anniversary of the Closing and (ii) such termination does not result from actions or inactions taken by the Company or any Company Subsidiary after the Closing or performance of the Property 2 Facility after the Closing. In the event Buyer or any of its Affiliates receives a termination notice or any other correspondence from the "owner" (or "tenant" or "lessee", as applicable) which Buyer believes establishes a basis for a Purchase Price reduction under this
Section 2.7, Buyer shall provide Parent (on behalf of Parent and the other Sellers) with a copy of such notice or correspondence promptly after the receipt thereof. Sellers shall have the rights set forth in Section 10.10 in connection with any notice delivered under this Section 2.7(a); it being understood that Buyer's failure to provide the written notice contemplated under this Section 2.7(a) shall not act as a waiver of Buyer's right to a Purchase Price reduction hereunder unless, and only to the extent that, such failure materially prejudices Sellers' rights under Section 10.10.

                  (b) Subject to Section 2.7(c), upon termination of the obligations of Buyer and its Affiliates under the Property 2 Management Agreement which triggers Buyer's right to a Purchase Price reduction in accordance with Section 2.7(a), the Purchase Price shall be adjusted by an amount equal to the amount set forth on Schedule 2.7(b) corresponding to the period in which such termination occurred, together with simple interest thereon from date of delivery of the Section 2.7 Payment Notice at a floating rate per annum equal to the Prime Rate (the "Section 2.7 Adjustment Amount").

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                  (c)      In the event that the Management Agreement as to
which Buyer is entitled to an adjustment under this Section 2.7 is terminated by the "owner" (or "tenant" or "lessee", as applicable) thereof for a reason that entitles Buyer to a post-Closing Purchase Price reduction under this Section 2.7, then within 30 days after the termination of such Management Agreement, Buyer shall provide Parent (on behalf of Parent and the other Sellers) with written notice directing payment of the Section 2.7 Adjustment Amount as to such Management Agreement, summarizing in reasonable detail the basis for the termination of such Management Agreement (the "Section 2.7 Payment Notice"). For purposes of this Section 2.7, a Management Agreement will be deemed to be terminated when, following the delivery of a notice of termination, the Company ceases receiving the management fees with respect to the Management Agreement.

                  (d)      In the event Sellers object to Buyer's right to a
Section 2.7 Adjustment Amount pursuant to a Section 2.7 Payment Notice, Parent (on behalf of Parent and the other Sellers) shall notify Buyer in writing of their objections within 30 days after receipt of the Section 2.7 Payment Notice, which notice shall set forth in reasonable detail the reasons for Sellers' objections. Sellers and Buyer shall endeavor in good faith to resolve any disagreement between Sellers and Buyer with respect to Buyer's right to such
Section 2.7 Adjustment Amount within 30 days after receipt of Sellers' notice of objections. If Sellers and Buyer are unable to resolve all such disagreements within 30 days after receipt of Sellers' notice of objections, any such remaining disputes shall be settled (in a manner consistent with this Section
2.7 and with any matters not in dispute), by final and binding arbitration in accordance with the then current Commercial Arbitration Rules of the AAA. If Sellers and Buyer can select a mutually agreed upon arbitrator, the remaining disputes will be resolved by such arbitrator. However, in the event Sellers and Buyer are unable to agree upon a single arbitrator within ten (10) days after having received written notice from a Party requesting that an arbitrator be selected, the remaining disputes shall be resolved by three arbitrators, one selected by Buyer, one selected by Sellers, with the two arbitrators selecting the third arbitrator who shall be chairman of the panel. The arbitrator(s) selected shall have expertise in the nature of the matters in dispute. The arbitration shall be held in Washington, D.C. Each party shall bear its own expenses and shall equally share the filing and other administrative fees of the AAA and the expenses of the arbitrator(s). This provision shall be governed and enforceable under the Federal Arbitration Act, 9 U.S.C. Sections 1-16. The local law of the state of Delaware, except its laws of arbitration and choice of laws, shall apply to all substantive matters pertaining to the dispute. To the extent the arbitrator(s) determine that Buyer is entitled to a post-Closing Purchase Price reduction pursuant to this Section 2.7, Sellers shall pay the
Section 2.7 Adjustment Amount, as determined following resolution of all disputed matters pursuant to this Section 2.7(d), within 10 days after the final resolution of such disputed matters. Legal fees and costs shall be paid as determined by the arbitrator(s) in such arbitration.

                  (e) To the extent Sellers do not object in writing within 30 days after receipt of the Section 2.7 Payment Notice, Sellers shall be deemed to have accepted such Purchase Price reduction and shall pay to Buyer the
Section 2.7 Adjustment Amount within five Business Days thereafter.

                  (f) Any payment under this Section 2.7 shall be made in immediately available funds by wire transfer to a bank account designated in advance in writing by Buyer.

                  (g)      The Purchase Price reduction set forth in this
Section 2.7, if paid with respect to any Management Agreement, shall constitute the sole and exclusive remedy available to Buyer for the loss of the value of such Management Agreement, whether Buyer otherwise would be entitled to recover damages for the loss of the value of such Management Agreement based on breach of representation and warranty, breach of covenant or agreement or otherwise; it being understood that the foregoing shall not limit Buyer's right be indemnified for any Indemnifiable Loss under a Pre-Closing Claim with respect to

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such Management Agreement (other than for the loss of the value of such
Management Agreement due to termination thereof).

                  (h)      Notwithstanding anything to the contrary in this
Section 2.7, to the extent the Property 2 Management Agreement is terminated prior to the Closing, the Purchase Price payable by Buyer at the Closing shall be reduced by an amount equal to the amount set forth on Schedule 2.7(b), and the other provisions of this Section 2.7 shall not apply with respect to such terminated Management Agreement post-Closing.

                  2.8      THE CLOSING.

                  (a) Unless this Agreement shall have been terminated pursuant to Article IX hereof, the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of O'Melveny & Myers LLP, 1650 Tysons Boulevard, Suite 1150, McLean, Virginia, or at such other location as may be agreed by Sellers and Buyer.

                  (b) The Closing shall take place on the third Business Day following the satisfaction or waiver of the conditions contained in Article VIII (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such other date as may be agreed upon in writing by Buyer and Sellers (the date on which the Closing occurs is herein referred to as the "Closing Date"). The Parties shall use Commercially Reasonable Efforts to cause the conditions set forth in Article VIII to be satisfied so that the Closing will occur on or before March 28, 2003; provided that, if payroll, general ledger and accounts payable systems can practicably be transferred by February 28, 2003, the Closing shall occur no later than February 28, 2003, provided that all conditions to Closing under Article VIII have been satisfied or waived.

                  2.9 ACTIONS OF SELLERS AT CLOSING. At the Closing and unless otherwise waived in writing by Buyer, Sellers shall deliver to Buyer the following:

                  (a) Copies of resolutions duly adopted by the board of directors of each Seller, and of the stockholders of Holdco, authorizing and approving such Sellers' performance of the transactions contemplated hereby and the Related Agreements to which it is a party and the execution and delivery of this Agreement and the Related Agreements to which it is a party and the documents described herein and therein, certified as true and of full force and effect as of Closing, by appropriate officers of each Seller;

                  (b) Certificates of incumbency for the officers of each Seller executing this Agreement, and Related Agreement and any other agreements or instruments contemplated herein or therein dated as of the Closing Date;

                  (c) Certificates of good standing of each Seller and of the Company and MCC from its state of organization and foreign qualifications for MCC and the Company in all states in which they are currently qualified to do business as a foreign corporation or limited liability company, as applicable;

                  (d) The L/C (if issued) and any documentation required to release any cash remaining in the Escrow Fund; and

                  (e) The opinions, certificates, consents and other documents including the stock certificates referred to herein as then deliverable by Sellers.

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                  2.10     ACTIONS OF BUYER AT CLOSING. At the Closing and
unless otherwise waived in writing by Sellers, Buyer shall deliver to Sellers the following:

                  (a) An amount equal to the Purchase Price in immediately available funds;

                  (b) Copies of resolutions duly adopted by the board of directors of Buyer authorizing and approving Buyer's performance of the transactions contemplated hereby and the Related Agreements to which it is a party and the execution and delivery of this Agreement and the Related Agreements to which it is a party and the documents described herein and therein, certified as true and of full force and effect as of Closing, by appropriate officers of Buyer;

                  (c) A certificate of incumbency for the officers of Buyer executing this Agreement and any other agreements or instruments contemplated herein dated as of the Closing Date;

                  (d) A certificate of good standing of Buyer from its state of incorporation; and

                  (e) The opinions, certificates, consents and other documents referred to herein as then deliverable by Buyer.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  3.1      REPRESENTATIONS AND WARRANTIES OF SELLERS.

                  Consistent with Section 11.3, except as otherwise indicated on the Schedules hereto and subject to Section 4.10, Sellers jointly and severally represent and warrant to Buyer as follows:

                  (a)      ORGANIZATION AND RELATED MATTERS.

                  Each Seller, the Company and the Company Subsidiaries is a corporation, limited liability company or limited partnership duly organized (or duly formed, as applicable), validly existing and in good standing under the laws of the jurisdiction of its organization (or formation). Each Seller and the Company and each applicable Company Subsidiary has all necessary corporate or limited liability company power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party. Schedule 3.1(a)(1) lists all of the Company Subsidiaries and the Company's or such Company Subsidiary's ownership interest therein, the jurisdiction in which the Company or such Company Subsidiary was organized (or formed) and each foreign jurisdiction in which the Company and each Company Subsidiary is qualified or licensed to do business. Each of the Company and the Company Subsidiaries has all necessary corporate, limited liability company or limited partnership power and authority to own, lease and operate its respective properties and assets and to carry on its respective businesses as now conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing in all jurisdictions in which the character or the location of its owned, operated or leased assets or the nature of the business it conducts requires such licensing or qualification, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Buyer true and complete copies of its certificate of incorporation and bylaws and the organizational documents of each of the Company Subsidiaries, except as set forth on Schedule 3.1(a)(2).

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                  (b)      STOCK.

                           (1) The authorized capital stock of the Company
consists of (i) 1,000 shares of common stock, no par value, of which 100 shares are issued and outstanding and (ii) 2,000 shares of preferred stock, no par value, of which 1,000 shares have been designated Series A Preferred Stock and 400 of which shares are issued and outstanding. As of the date of this Agreement Sellers own, beneficially and of record, all of the issued and outstanding Stock. As of the Closing Date, Holdco will own, beneficially and of record, all of the issued and outstanding Stock. Other than such issued and outstanding shares of Stock, there are no outstanding Equity Interests of the Company. As of the date of this Agreement, Parent and MSHC have good, valid and marketable title, free and clear of all Encumbrances, to the Stock, with full right and lawful authority to sell and transfer such shares to Buyer pursuant to this Agreement. As of the Closing Date, Holdco will have good, valid and marketable title, free and clear of all Encumbrances, to the Stock, with full right and lawful authority to sell and transfer such shares to Buyer pursuant to this Agreement.

                           (2) Except as set forth on Schedule 3.1(b)(2),
the Company owns all of the Equity Interests in each Company Subsidiary, beneficially and of record. Schedule 3.1(b)(2) sets forth (i) the authorized capital stock and other Equity Interests of each Company Subsidiary that is a corporation and the number of issued and outstanding shares and the beneficial and of record owners thereof, and (ii) the nature and amount of the Equity Interests in any Company Subsidiary that is a limited liability company or limited partnership and the Persons who own or hold such Equity Interests. Except as set forth on Schedule 3.1(b)(2), the Company does not own, directly or indirectly, any Equity Interest in any Person, and neither the Company nor any Company Subsidiary is obligated to purchase any Equity Interest, or make any investment (in the form of a loan, capital contribution or otherwise), in any Person. All of the Equity Interests of each Company Subsidiary owned by the Company are owned by the Company, free and clear of all Encumbrances.

                           (3) Except as set forth on Schedule 3.1(b)(3), and
except for this Agreement, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue, sell or grant any rights to acquire, any Equity Interests in the Company or any Company Subsidiary.

                           (4) Except as set forth on Schedule 3.1(b)(4), and
except for this Agreement, there are no outstanding Contracts of Sellers, the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire, or affecting the voting rights of (including voting agreements, voting trusts and shareholder agreements), or requiring the registration for sale of, any Equity Interests of the Company or any Company Subsidiary. There are no issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders, partners, members or owners of the Company or any Company Subsidiary (as the case may be) may vote.

                           (5) All outstanding Equity Interests of the Company
and the Company Subsidiaries are duly authorized, validly issued and outstanding and are fully paid and nonassessable. There are no preemptive or similar rights (under contract or otherwise) in respect of any Equity Interests of the Company or any of the Company Subsidiaries.

                  (c) FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES OR EVENTS; NO UNDISCLOSED LIABILITIES.

                           (1) Financial Statements.

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                           (i)      Attached hereto as Schedule 3.1(c)(1)(i) are
         true and complete copies of (i) the audited consolidated balance sheets of the Company as of December 28, 2001 and December 29, 2000 and the related consolidated statements of operations, shareholder's equity and cash flows for each of the three fiscal years in the period ending December 28, 2001 (collectively, the "Year-End Financial Statements"),
         (ii) the unaudited consolidated balance sheet of the Company as of September 6, 2002 and the related unaudited consolidated statements of operations, shareholder's equity and cash flows for the thirty-six week periods ended September 6, 2002 and September 7, 2001 (collectively, the "Interim Financial Statements" and, collectively with the Year-End Financial Statements, the "Financial Statements"). The Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of and for the periods covered thereby. The Financial Statements (A) are consistent in all material respects with the books and records of the Company and the Company Subsidiaries (which books and records are correct and complete in all material respects), and (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as noted therein and for the fact that the Interim Financial Statements may not include footnotes normally contained in annual audited financial statements and are subject to normal year-end adjustments.

                           (ii) Attached hereto as Schedule 3.1(c)(1)(ii) are true and complete copies of the audited combined balance sheets of MCC as of December 28, 2001 and December 29, 2000 and the related combined statements of operations and cash flows for each of the three fiscal years in the period ending December 28, 2001 (collectively, the "MCC Financial Statements"). The MCC Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of MCC on a consolidated basis as of and for the periods covered thereby.

                           (iii) The historical property level financial information delivered to Buyer and listed on Schedule 3.1(c)(1)(iii) in the aggregate presents fairly in all material respects the financial matters set forth therein for the properties covered thereby taken as a whole; it being understood that such information is unaudited and subject to normal course adjustments, but such adjustments would not in the aggregate be material to the Business.

                           (2) Absence of Certain Changes or Events. Since
December 28, 2001, except as set forth on Schedule 3.1(c)(2), there has not been
(i) any change, event, occurrence or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (ii) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, (iii) any declaration, setting aside or payment of any distribution or capital return (other than a distribution in cash) with respect to any capital stock of, or other Equity Interest in, the Company or any of the Company Subsidiaries or (iv) significant damage to or destruction or loss of any material property or other assets of the Company or any Company Subsidiary, whether or not covered by insurance.

                           (3) No Undisclosed Liabilities. There exist no
material Liabilities (as defined below) of the Company or any of the Company Subsidiaries, except (i) Liabilities reflected in the most recent balance sheet included in the Financial Statements, (ii) current Liabilities taken into account in determining Final Adjusted Working Capital, (iii) that are disclosed in this Agreement or in matters set forth on the Schedules hereto, (iv) for Taxes or (v) under Plans. "Liability" means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

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                  (d)      TAXES.

                           (1) Except as set forth on Schedule 3.1(d)(1),
(i) all material Tax Returns required to be filed by or on behalf of the Company and the Company Subsidiaries have been duly and timely filed; (ii) all such Tax Returns are complete and accurate in all material respects; (iii) all material Taxes due and owing by the Company and the Company Subsidiaries (whether or not shown to be payable on any Tax Returns) have been paid in full on a timely basis, other than Taxes being contested in good faith; (iv) there are no material Encumbrances other than Permitted Encumbrances with respect to any Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable; (v) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return; (vi) no claim in writing has been received from and, to Sellers' knowledge, no such claim has ever been made by, an authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction; and
(vii) neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (2) Each of the Company and Company Subsidiaries is
in material compliance with the requirements to withhold and pay all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                           (3) Except as set forth on Schedule 3.1(d)(3), no
material issue relating to Taxes of the Company or any Company Subsidiary has been raised in writing by any taxing authority in any audit or examination that could result in a proposed adjustment or assessment by a Governmental Entity in a taxable period (or portion thereof) ending on or before the Closing Date and, to Sellers' knowledge, no taxing authority is expected to assess any material additional Taxes for any period for which Tax Returns have been filed. Except as set forth on Schedule 3.1(d)(3), no audit or other proceeding by any Governmental Entity has formally commenced and no written notification has been given to the Company or any Company Subsidiary that such an audit or other proceeding is pending or threatened with respect to any Taxes due from the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary. Except as set forth on Schedule 3.1(d)(3), no assessment of Tax has been proposed in writing against the Company or any Company Subsidiary or any of their assets or properties. Schedule 3.1(d)(3) lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Company or any Company Subsidiary for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

                           (4) Neither the Company nor any Company Subsidiary
has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code Section 162(m). Other than as set forth on
Schedule 3.1(d)(4), neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Except as set forth on
Schedule 3.1(d)(4), none of the Company or the Company Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group of which Parent is or was the common parent) and no claim for liability has been asserted against the Company or any Company Subsidiary for the Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6(a) (or any similar provision of

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state, local, or foreign Law), as a transferee or successor, by contract or otherwise, which claim has not been finally resolved as of the date hereof.

                           (5) Neither the Company nor any Company Subsidiary
has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

                           (6) Neither the Company nor any Company Subsidiary
has submitted a request for a private letter ruling (or comparable procedure under state or local law) to the IRS or any state or local taxing authority, which request has not yet been issued or denied.

                  (e)      MATERIAL CONTRACTS; PROPERTY WORKING CAPITAL; FF&E
RESERVES

                           (1) Schedule 3.1(e)(1)(a) contains a true and correct
list, as of the date hereof, of each of the following Contracts (each of which, together with the Leases, the Management Agreements and the Land Contracts shall be deemed a "Material Contract") to which the Company or any Company Subsidiary is a party, or to which the Company, any Company Subsidiary or any of their respective properties or assets is subject or by which any thereof is bound:

                           (i)      all loan agreements, notes, bonds,
         debentures, debt instruments, evidences of indebtedness, debt securities or other Contracts relating to (A) any Indebtedness (as defined herein) of the Company or any Company Subsidiary or (B) any Indebtedness secured by any of the Facilities owned by the Company or any Company Subsidiary;

                           (ii)     all Contracts (A) relating to the
         subordination of fees payable to the Company or any Company Subsidiary (or any of the Company's Affiliates) to third parties (including pursuant to debt arrangements or other obligations); or (B) that give any third party (including any lender of Indebtedness secured by a Facility) the right to terminate any Management Agreement or Lease or foreclose upon any Facility owned by the Company or any Company Subsidiary, or (C) that allow the Company or any Company Subsidiary the right to continue managing a Facility notwithstanding the foreclosure of any Encumbrance relating to a Facility or any lease relating to a Facility;

                           (iii) all partnership, limited liability, joint venture or other Contracts involving the sharing of profits or losses to which the Company or any Company Subsidiary is a party;

                           (iv) all option, purchase and sale or lease agreements for any material personal property of the Company, any Company Subsidiary or any Facility owned by the Company or any Company Subsidiary and all Land Contracts;

                           (v) all Contracts (other than the Medicare and Medicaid provider agreements, Management Agreements and license agreements related to Included Software) to which the Company or any Company Subsidiary is a party which (A) provide for aggregate annual payments or receipts by the Company or any Company Subsidiary of $500,000 or more and (B) are not terminable by either the Company or any Company Subsidiary without cause on sixty (60) days' notice or less.

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                           (vi)     all outstanding powers of attorney
         empowering any Person to act on behalf of the Company or any Company Subsidiary (other than powers of attorney included in Contracts the principal purpose of which is not to grant a power of attorney and powers of attorney relating to bank accounts);

                           (vii) all agreements (other than the Management Agreements), orders, decrees or judgments preventing or restricting the Company's or any Company Subsidiary's ability to compete or conduct business in any manner or place;

                           (viii) all collective bargaining agreements by which the Company or any Company Subsidiary is bound;

                           (ix) all agreements pursuant to which the Company or any Company Subsidiary is obligated to acquire all of the outstanding capital stock or Equity Interests or all or substantially all of the assets of any business enterprise;

                           (x) all Contracts (other than Management Agreements, Medicare and Medicaid provider agreements and license agreements related to Included Software) under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

                           (xi) all outstanding guarantees, reimbursement agreements, credit enhancements and other similar agreements to which the Company or any Company Subsidiary is a party; and

                           (xii) all management, consulting and employment agreements (other than "at will" employment agreements) between the Company and/or any Company Subsidiary and any of their respective directors, managers, officers, employees or consultants in effect as of the date of this Agreement and any change-in-control agreement or arrangement with any such Person.

                  For purposes of this Section 3.1(e), "Indebtedness" shall mean
(v) indebtedness for borrowed money, whether secured or unsecured, (w) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (x) capitalized lease obligations, (y) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (z) guarantees of any such indebtedness of any other Person.

                  True and complete copies of the Material Contracts identified on Schedule 3.1(e)(1)(a) and the Leases set forth on Schedule 3.1(f)(2), including all amendments, waivers and modifications thereto, have been made available to Buyer. Except as set forth on Schedule 3.1(e)(1)(b), each Material Contract is valid and binding in accordance with its terms and in full force and effect and neither the Company nor any Company Subsidiary is in breach or default in any respect with respect to any Material Contract nor (to the knowledge of Sellers) does any condition exist that with notice or lapse of time or both would constitute a breach or default thereunder or permit any other party thereto to accelerate, terminate, cancel or modify any such Material Contract. To the knowledge of Sellers, no other party to any Material Contract is in breach or default with respect to such Material Contract. Except as set forth in Schedule 3.1(e)(1)(b), the consummation of the Stock Purchase Agreement Transactions will not (x) accelerate, terminate, cancel or modify any obligations of the Company or any Company Subsidiary or any rights of any other party to any Material Contract or (y) require the approval or consent of any party to any Material Contract.

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                           (2) Schedule 3.1(e)(2)(a) sets forth a true and
correct list of each Contract that provides for the management or operation of any Facility by the Company or any Company Subsidiary (each a "Management Agreement"), including the names of the Facility and the counterparty to such Management Agreement. Except as set forth in Schedule 3.1(e)(2)(a), no party to any Management Agreement currently has any right to terminate such Management Agreement under any financial performance standards set forth in such Management Agreement. Except as set forth in Schedule 3.1(e)(2)(b), (x) there are no currently deferred or accrued distributions or other amounts currently owing or due to any "owner" (or "tenant" or "lessee", as applicable) under any Management Agreement (whether such currently deferred or accrued distribution or other amounts currently owning or due are payable now or at some future date) except those included in Final Adjusted Working Capital and (y) there are no currently deferred or accrued fees or other amounts currently owing or due to the Company or any Company Subsidiary under any Management Agreement (whether such currently deferred or accrued fees or other amounts currently owing or due are payable now or at some future date) except those included in Final Adjusted Working Capital. To the knowledge of Sellers, Sellers have made available to Buyer all written correspondence (other than e-mail correspondence) between any "owner" (or "tenant" or "lessee", as applicable) and the Company or any Company Subsidiary (other than the Owner 6 Correspondence which is addressed elsewhere in this Agreement) that (x) relates to or alleges defaults or breaches, or potential defaults or breaches, of a Management Agreement, or (y) relates to, requests or threatens any termination or renegotiation of a Management Agreement.

                           (3) To the knowledge of Sellers, except as set forth
on Schedule 3.1(e)(3), there are no Contracts relating to the Business, to which the Company or a Company Subsidiary is not a party, default under which gives rise to a right to terminate a Management Contract (excluding any such Contract which is subject to a subordination agreement, or any such Contract relating to any property owned or leased by Owner 6 or its Affiliates).

                           (4) Schedule 3.1(e)(4) contains a list, as of a
recent date set forth on such Schedule, sorted by Facility (other than the leased Facilities), of all Property Working Capital. The Property Working Capital as of the Closing will be maintained by the Company and all balances that make up the Property Working Capital as of the Closing will be held by the Company on the Closing Date. The Property Working Capital for each Facility as of the Closing will consist only of unrestricted cash, restricted or escrowed cash of such Facility to the extent a corresponding offsetting liability of the same amount exists as a liability on the balance sheet of such Facility with respect to such restricted or escrowed cash, trade accounts receivable, trade accounts payable and accrued expenses. As specifically provided in Schedule 3.1(e)(4), the working capital for certain facilities is not controlled by the Company or any Company Subsidiary and this representation does not cover any such working capital.

                           (5) Schedule 3.1(e)(5) contains a list, as of a
recent date set forth on such Schedule, sorted by Facility (other than the Facilities subject to Leases), of all cash deposits or escrows comprising FF&E Reserves (as defined in the Management Agreements) held or controlled by the Company, Parent or any Affiliates of Parent or the Company on behalf of the "owners" of the Facilities. The FF&E Reserves have been maintained in accordance with and in the amounts required by the Management Agreements. The FF&E Reserves as of the Closing will be maintained by the Company and all cash deposits or escrows comprising the FF&E Reserves as of the Closing will be held by the Company on the date of Closing.

                  (f)      REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY;
LEASES.

                           (1) Schedule 3.1(f)(1) lists each interest in real
property owned or leased by the Company and each Company Subsidiary, including the location thereof. Schedule 3.1(f)(1) also lists each

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Senior Living Facility operated, managed or leased by the Company or any Company
Subsidiary (each a "Facility" and collectively, the "Facilities"), and indicates whether such Facility is owned by the Company or any Company Subsidiary or is owned by a third party (a "Third Party Owner"), and further indicates the location thereof. Except as set forth on Schedule 3.1(f)(1), the Company and each of the Company Subsidiaries have title to or other right to use, free of Encumbrances other than Permitted Encumbrances the following (the "Property or "Properties"): (a) all items of real property material to the Business, including each of the Facilities owned by the Company or any Company Subsidiary and any other fees, leaseholds, contractual rights or other interests in such real property, and (b) such other tangible assets and properties that are material to the Business, including all such tangible assets that they purport to own or have the right to use as reflected in the Financial Statements (other than assets and Properties not material to the Business that were disposed of since September 6, 2002 in the ordinary course of business) or that were thereafter acquired, except, in any such case, for matters described in Schedule 3.1(f)(1). The tangible Properties of the Company and each of the Company Subsidiaries that are material to the Business are adequate to conduct the Business in all material respects as currently conducted. The leasehold properties held by the Company and the Company Subsidiaries as lessee or sublessee are held under valid leases in full force and effect pursuant to their terms, subject only to such exceptions as are not, individually or in the aggregate, material to the Business. To the knowledge of Sellers and except as set forth on Schedule 3.1(f)(1), the current operation and use of the Property by the Company does not violate in any material respect any Law in effect as of the date of this Agreement.

                           (2) All leases or subleases with respect to the real
property owned or leased by the Company or any Company Subsidiary, including all amendments, waivers and modifications thereto, which currently pertain to the Business are disclosed on Schedule 3.1(f)(2) (the "Leases").

                           (3) Except as set forth on Schedule 3.1(f)(3), each
Lease to which the Company or any Company Subsidiary is a party (a) is in full force and effect and there exist no breaches or defaults by the Company or any Company Subsidiary thereunder or, to the knowledge of Sellers, the lessor thereunder and all rent due and owing has been paid under each Lease and (b) none of the parties to a Lease has a right to terminate the Lease prior to the expiration of the current term thereof (other than as a result of the breach thereof occurring after Closing).

                           (4) Schedule 3.1(f)(4) contains a true and correct
list of each Contract to which the Company or a Company Subsidiary is a party for the purchase or sale of real property (including options to purchase) by the Company or a Company Subsidiary, as applicable, that is in effect as of the date of this Agreement or pursuant to which the Company or any Company Subsidiary has purchased or sold real property (other than a Facility) within 1 year prior to the date of this Agreement, other than pursuant to the CNL Transaction (each a "Land Contract").

                           (5) To the knowledge of Sellers, each Third Party
Owner has title to the real property on which any Facility owned by it is located free of Encumbrances, other than Permitted Encumbrances and those set forth on the schedules to the Management Agreements.

                           (6) To the knowledge of Sellers, all leases or
subleases with respect to the real property owned or leased by any Third Party Owner (other than any space leases to third parties for gift shops or similar concessions), including all amendments, waivers and modifications thereto, which currently pertain to the Business (other than for those relating to properties to be sold as part of the CNL Transaction or to properties relating to Owner 6 Facilities) are disclosed on Schedule 3.1(f)(6). To the knowledge of Sellers, all rent due and owing with respect to any lease listed on Schedule 3.1(f)(6) has been paid and there exist no defaults thereunder.

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                           (7) The capital expenditure plan delivered to Buyer
for the Business is Sellers' good faith best estimate of capital expenditures requirements for the SMPRT Leased Properties for the period covered by such plan. Buyer acknowledges it shall have no claims against Sellers in respect of any capital expenditures for the Facilities, except for (i) a claim based upon a breach of the representation and warranty set forth in this Section 3.1(f)(7),
(ii) a claim for which Buyer is entitled to indemnification under this Agreement for breach prior to Closing of an existing capital expenditure commitment or
(iii) a claim for which Buyer is entitled to indemnification under Section 10.1(k) hereof.

                           (8) Schedule 3.1(f)(8) lists as of the date set forth
on such Schedule all of the material tangible assets and properties (other than items of real property) of the Company and/or the Company Subsidiaries.

                  (g)      INTELLECTUAL PROPERTY.

                           (1) Schedule 3.1(g)(1) identifies all patents,
registered copyrights, registered trademarks, service marks and trade names, domain name registrations or any applications for registration of any of the foregoing, and Included Software (other than off-the-shelf commercial or shrinkwrap software) that are material and necessary to, and currently used in, the Business. Except for the limited right to use the Parent Marks, as set forth in Section 5.5 below, to Sellers' knowledge, as of the Closing Date the Company will own or have adequate rights to use all patents, registered copyrights and unregistered copyrights, registered trademarks, service marks and trade names, unregistered trade names, trademarks and service marks, and trade dress, together with the goodwill associated therewith, or any applications for registration of any of the foregoing, Included Software (other than off-the-shelf commercial or shrinkwrap software) for which consents to transfer have been obtained, if necessary, trade secrets and know how, HTML pages exclusively used on the internet website located at marriottseniorliving.com, HTML pages exclusively used on the Company's intranet and software supporting the Company's intranet that was developed by Sellers or the Company or the Company Subsidiaries or by third parties on behalf of Sellers of the Company or the Company Subsidiaries that are material and necessary to, and currently used in, the Business (collectively, "Company Intellectual Property"). The portion of the Company Intellectual Property that is owned by the Company is free of Encumbrances.

                           (2) There are no pending or, to Sellers' knowledge,
threatened, claims against the Company alleging that the conduct of the Business infringes the patent, copyright, trademark or trade secret rights of others. To Sellers' knowledge, the Business as now conducted and as proposed to be conducted does not infringe any third party's patent, copyright, trademark or trade secret rights. To Sellers' knowledge, no third party is infringing upon any Company Intellectual Property, and the Company has not notified any third party that it believes such third party is interfering with, infringing, or misappropriating any Company Intellectual Property or engaging in any act of unfair competition.

                           (3) Upon assignment to the Company of the trademark
registrations and applications set forth on Schedule 5.6(a)(1) and the intellectual property assignment in Section 5.6(a), the Company will have all registered trademarks, service marks and trade names and pending applications for registration owned by the Company and/or Sellers for marks that are material and necessary to, and currently used in, the Business, other than the Parent Marks or trademarks or trade names that contain the Parent Marks.

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                  (h)      AUTHORIZATION; NO CONFLICTS; APPROVALS.

                  The execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by the respective boards of directors of each Seller and by all other necessary corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and each Related Agreement to which such Seller is a party, when executed and delivered by such Seller, shall have been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitute, or will constitute, legally valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability and equitable principles relating to or limiting creditors' rights generally. Except as set forth on Schedule 3.1(h), the execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which such Seller is a party, and the consummation by such Seller of the Stock Purchase Agreement Transactions, do not and will not (i) violate, or constitute a breach or default (whether upon notice, lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws or other organizational documents of any Seller, the Company or any Company Subsidiary,
(ii) violate or cause or otherwise result in any termination or cancellation of any Operating Licenses or other Permits, (iii) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance other than Permitted Encumbrances on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any Contract or Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its properties or assets is bound or affected, or (iv) violate any Law, except in the case of clause (iv) for any such violations, as would not, individually or in the aggregate, be reasonably expected to be material or would not prevent or delay consummation of the Purchase or any of the other Stock Purchase Agreement Transactions in any material respect or otherwise prevent any Seller from performing its obligations under this Agreement or any other Related Agreement to which it is a party in any material respect and excluding any filings or approvals required under the Hart-Scott-Rodino Act and any other governmental pre-merger filing requirements applicable to the Stock Purchase Agreement Transactions. Except for (A) matters identified in Schedule 3.1(h), and (B) any filings or approvals required under the Hart-Scott-Rodino Act and any other governmental pre-merger filing requirements applicable to the Stock Purchase Agreement Transactions, the execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which such Person is a party and the consummation by such Seller of the Stock Purchase Agreement Transactions do not and will not require any Approvals or Permits to be obtained by Sellers or the Company or any Company Subsidiary except for any such Approvals or Permits the failure of which to receive would not individually or in the aggregate reasonably be expected to be material or prevent or delay consummation of the Stock Purchase Agreement Transactions in any material respect or otherwise prevent any Seller from performing its obligations under this Agreement or any other Related Agreement to which it is a party in any material respect.

                  (i)      LEGAL PROCEEDINGS.

                  Except as set forth on Schedule 3.1(i), there is no Order or Action pending or, to the knowledge of Sellers, threatened against or affecting the Company, any Company Subsidiary or any of their respective assets or properties, or the Facilities that (i) involves a claim or potential claim of liability (not covered by insurance) in excess of $100,000 or claims or potential claims of liability in excess of $500,000 in the aggregate, (ii) enjoins or seeks to enjoin, prevent, alter or materially delay any significant activity by the Company or any Company Subsidiary or (iii) individually or when aggregated with one or

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more other Orders or Actions has had or would reasonably be expected to (a) have a Material Adverse Effect or (b) prevent the consummation of the Stock Purchase Agreement Transactions. There are no pending, or to the knowledge of Sellers threatened, indemnity claims concerning the Company or any Company Subsidiary between (x) Sellers, the Company or any Company Subsidiary and (y) any other Person. There is no suit, action or proceeding pending or, to the knowledge of Sellers, threatened against or affecting any Seller or any Affiliate of any Seller which, if determined adversely to such Seller or such Affiliate, would reasonably be expected to prevent the consummation of the Stock Purchase Agreement Transactions.

                  (j)      LABOR MATTERS.

                  Except as set forth on Schedule 3.1(j), there is no material organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending or, to the knowledge of Sellers, threatened against or affecting the Company, any Company Subsidiary or the Business and within the last two years there has not been any union organizing activity, organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim. Except as set forth on Schedule 3.1(j), neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement.

                  (k)      INSURANCE.

                           (1) The Company has in place general liability,
patient liability, umbrella/excess liability, employment practices liability, property, casualty, workers' compensation and other liability insurance coverage in an amount and on such terms as is reasonable and customary for businesses of the type conducted by the Company and each Company Subsidiary. Since January 1, 2000, the Company and each Company Subsidiary has been covered by insurance in scope and amount customary and reasonable for the business in which it has engaged since such date. Each of such policies is in full force and effect with respect to matters occurring or in the case of claims made policies, claims being made during periods prior to the Closing Date and, upon consummation of the Stock Purchase Agreement Transactions, will continue to be in full force and effect on identical terms with respect to such matters arising from Pre-Closing Claims (except as contemplated by Section 5.9 respecting Patient Injury Claims). Neither the Company nor any Company Subsidiary is in breach or default with respect to such insurance policies nor has any notice of cancellation been received (including with respect to the payment of all premiums due and payable and the giving of notices thereunder). Schedule 3.1(k) sets forth the following information with respect to each insurance policy procured by Parent to which any of Sellers (with respect to the Company or any Company Subsidiary), the Company or any Company Subsidiary has been a named insured at any time since January 1, 2000:

                           (i)      the name of the insurer;

                           (ii)     the policy number and policy period; and

                           (iii)    limits and retentions.

                           (2) All such insurance coverage is on an occurrence
basis, except that Patient Injury Claims coverage and employment practice liability coverage are written on a claims made basis.

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                  (l)      PERMITS.

                  Schedule 3.1(l) contains a true and complete list of all Operating Licenses and other material Permits held by the Company and each Company Subsidiary (and, to the extent the Company or any Company Subsidiary is required by the terms of a Management Agreement or by Law to obtain or maintain Operating Licenses or Permits on behalf of Third Party Owners or Persons providing services on behalf of the Facilities, such Third Party Owners or Persons). Sellers have made available to Buyer true and complete copies of each of the Permits listed on Schedule 3.1(l). The Company and each Company Subsidiary (and, to the extent the Company or any Company Subsidiary is required by the terms of a Management Agreement or by Law to obtain or maintain Operating Licenses or Permits on behalf of Third Party Owners or Persons providing services on behalf of the Facilities, such Third Party Owners or such Persons) holds all Operating Licenses and other material Permits that are required by any Governmental Entity to permit it to conduct the Business as conducted on the date of this Agreement. All such Operating Licenses and other material Permits are valid and in full force and effect, subject to the filings and Approvals contemplated by Section 4.3. To the knowledge of Sellers, neither the Company, any Company Subsidiary, nor any Third Party Owner is in violation of any required material Permit (other than an Operating License) or any terms or conditions thereof, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of Sellers, neither the Company, any Company Subsidiary, nor any Third Party Owner is in violation in any material respect of any Operating License or any terms or conditions thereof. There is no pending or, to the knowledge of Sellers, threatened action, investigation or proceeding with respect to revocation, cancellation, suspension or nonrenewal of any such Operating License or other required material Permit of Company or any Company Subsidiaries or, to the knowledge of Sellers, any Third Party Owner. None of Sellers, the Company, the Company Subsidiaries or, to the knowledge of Sellers, any Third Party Owner, have received written notice from any Governmental Entity asserting the violation of the terms of any such Operating License or other required material Permit, or threatening to revoke, cancel, suspend or not renew the terms of any such Operating License or other required material Permit, other than any such notifications of violations that are subject to a plan of correction, have been cured or otherwise resolved.

                  (m)      COMPLIANCE.

                  Except as set forth on Schedule 3.1(m), the Company and each Company Subsidiary is operating the Business in compliance in all material respects with all applicable Laws and each Facility is operated in compliance in all material respects with all applicable Laws. To the knowledge of Sellers, except as set forth on Schedule 3.1(m), neither the Company nor any Company Subsidiary has received notice of any material violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Entity involving allegations of any material violation) of any Laws applicable to the Company or any Company Subsidiary. To the knowledge of Sellers, except as set forth on Schedule 3.1(m), neither the Company nor any Company Subsidiary or Facility is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or letter of understanding, and none of them has received any written communication requesting that they enter into any of the foregoing. It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, employee benefits matters or environmental matters, which are the subject of Sections 3.1(d), 3.1(f)(1), 3.1(n) and 3.1(r), respectively.

                  (n)      EMPLOYEE BENEFITS.

                           (1) Schedule 3.1(n)(1) lists as of the date hereof
each "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA (an "Employee Pension Benefit Plan"), each

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"employee welfare benefit plan," as that term is defined in Section 3(1) of
ERISA (collectively, the "ERISA Plans"), each other retirement, pension, profit-sharing, money purchase, deferred compensation, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement or arrangement established, maintained or contributed to as of the date hereof by the Company and the Company Subsidiaries or their respective Affiliates in respect of or for the benefit of any employee of the Company or any Company Subsidiary (an "Employee") (collectively, together with the ERISA Plans, the "Plans").

                           (2) For each ERISA Plan, Parent has furnished to
Buyer true and complete copies of each of the following documents: (i) the documents setting forth the terms of each Plan, including amendments thereto;
(ii) all related trust agreements or annuity agreements (and any other funding document) for each Plan; (iii) for the most recent plan year, all annual reports (Form 5500 series) on each Plan that have been filed with any governmental agency; (iv) the current summary plan description and subsequent summaries of material modifications for each Title I Plan; (v) all DOL opinions on any Plan and all correspondence relating to the request for and receipt of each opinion;
(vi) all correspondence with the PBGC on any Plan; and (vii) all IRS rulings, opinions or technical advice relating to any Plan. For all other Plans, Parent has furnished to Buyer documents setting forth or describing the terms of the Plan.

                           (3) No Plan, other than those Plans identified on
Schedule 3.1(n)(3), is a "multiemployer plan," as defined in Section 3(37) of ERISA, is a "defined benefit plan," as defined in Section 3(35) of ERISA, is an "employee stock ownership plan," as defined in Section 4975(e)(7) of the Code, is a "qualified foreign plan," as such term is defined in Section 404A(e) of the Code, or is subject to Section 302 of ERISA or Section 412 of the Code, and at no time in the last five years has the Company or any Company Subsidiary or any of their respective Affiliates established, maintained, or contributed to any such Plan, except any such Plans as to which Buyer shall have no liability or obligation by reason of Section 6.4(c).

                           (4) Except as set forth on Schedule 3.1(n)(4), with
respect to the ERISA Plans:

                           (i)      each of the Company, the Company
         Subsidiaries, their respective Affiliates, any ERISA Plans, any trust created thereunder, and any trustee or administrator thereof, has not engaged in any transaction or conduct as a result of which the Company, the Company Subsidiaries, or any of their respective employees, would reasonably be expected to be subject to any liability pursuant to
         Section 409 of ERISA or to either a civil penalty, equitable relief, damages, or other liability pursuant to Section 502 of ERISA, or a Tax;

                           (ii) within the last five years, no liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries, or any of their respective Affiliates (other than liability for premiums due to the PBGC) and no event has occurred that would give rise to liability by the Company, any Company Subsidiaries or Affiliates under Title IV of ERISA; and

                           (iii)    each of the Company, the Company
         Subsidiaries, their respective Affiliates, any ERISA Plans, any trust created thereunder, and any trustee or administrator thereof, has not engaged in any transaction or conduct that is a "prohibited transaction," as such term is defined in Section 4975(c)(1) of the Code, for which no exemption exists under Sections 4975(c)(2) and 4975(d) of the Code.

                           (5) Except as set forth on Schedule 3.1(n)(5), with
respect to ERISA Plans:

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                           (i)      each of such ERISA Plans has been operated
         and administered in substantial compliance with all provisions of the governing documents and with all provisions of ERISA, the Code and all other applicable Laws;

                           (ii) each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified; all statements made in connection with such determinations were true and complete when made and continue to be true and complete; and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the Code the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans;

                           (iii)    each trust established under each
         "qualified" plan within the meaning of Section 401(a) of the Code is exempt from federal income taxes under Section 501(a) of the Code;

                           (iv) all ERISA Plans and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 609 of ERISA comply in all respects with and have been administered in substantial compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA, and all U.S. Treasury regulations under Section 4980B of the Code explaining those requirements; and

                           (v) all group health plans sponsored by the Seller that Seller has determined are subject to the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations and other guidance issued thereunder have been administered in compliance with the nondiscrimination, special enrollment period, preexisting condition exclusion period, and creditable coverage requirements of HIPAA.

                           (6) Parent, the Company and the Company Subsidiaries
have made all contributions and other payments required by and due under the terms of each Plan and have taken no action (including, without limitation, actions required by Law) relating to any Plan that will increase Buyer's, the Company's or any Company Subsidiary's obligation under any Plan for any period following the Closing.

                           (7) Except as set forth on Schedule 3.1(n)(7), no
amount required to be paid or payable to or with respect to any Employee or other service provider of the Company or any Company Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                           (8) Parent, the Company and the Company Subsidiaries
have (i) filed or caused to be filed all returns and reports on the Plans that they are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports.

                           (9) Schedule 3.1(n)(9) identifies all ERISA Plans
that are funded employee welfare benefit plans. The funding under each such ERISA Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. The Company, the Company

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Subsidiaries and their respective Affiliates are not subject to taxation on the income of any "welfare benefit fund," as such terms is defined in Section 419(e) of the Code, under Section 419A(g) of the Code.

                           (10) All Plans that are Plans under Code Section 125
have complied with the requirements of the Code and ERISA.

                           (11) All individuals who are paid for services by
Sellers, the Company or any Company Subsidiary have been properly classified as either employees or independent contractors in accordance with the Code and the applicable tax Laws; and Parent, the Company and the Company Subsidiaries have complied and are in compliance in all material respects with the provisions of the Fair Labor Standards Act relating to the minimum wage, overtime, child labor and record keeping.

                           (12) Within 10 days following the date of this
Agreement, Sellers will provide Buyer with a schedule that identifies each employee of the Company or any Company Subsidiary who has made a referral eligible for the Company family referral benefit plan and the month in which such employee's family member will be entitled to receive the family referral benefit.

                  (o)      PAYMENTS TO SELLERS.

                  Except as set forth on Schedule 3.1(o) or as contemplated by
Section 4.4 or other provisions of this Agreement or any Related Agreement, neither the execution and delivery of this Agreement nor any other Related Agreement to which a Seller is a party, nor the consummation of the Stock Purchase Agreement Transactions will (either alone, or upon the occurrence of any act or event, or with or without notice, the lapse of time, or both) result in any payment arising or becoming due from the Company or any Company Subsidiary to Sellers or any other Affiliate of Sellers.

                  (p)      NO BROKERS OR FINDERS.

                  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Sellers, the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the Stock Purchase Agreement Transactions, is or will be entitled to any broker's or finder's or similar fee or other commission arising in connection with this Agreement or such transactions except for Merrill Lynch & Co., as to which Sellers shall have full responsibility and neither Buyer, the Company nor any Company Subsidiary shall have any liability.

                  (q)      OPERATION IN THE ORDINARY COURSE.

                  Except as set forth on Schedule 3.1(q) or with respect to the transactions contemplated by this Agreement or any Related Agreement and the CNL Transaction, since December 28, 2001, the Company and each Company Subsidiary has operated the Business in the ordinary course and in all material respects in accordance with past practice, other than general planning and discussions in connection with the possible spin-off or sale of the Company (which has not had a material adverse effect on the Business).

                  (r)      ENVIRONMENTAL MATTERS.

                           (1) Except as set forth on Schedule 3.1(r)(1) or in
the reports listed on such Schedule, (i) neither the Company nor any Company Subsidiary has assumed liability under Environmental Law from any other Person by contract, operation of law, or otherwise; and (ii) to Sellers'

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

knowledge, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the date of this Agreement, which could result in material liability to the Company or any Company Subsidiary under Environmental Law.

                           (2) Except as set forth on Schedule 3.1(r)(2)(i) or
in the reports listed on Schedule 3.1(r)(1), the Company and the Company Subsidiaries have obtained and maintained in full force and effect all Environmental Permits and have timely filed applications for all Environmental Permits except as would not reasonably be expected to result in a material liability to the Company or any Company Subsidiary. A true and correct list of all such Environmental Permits is set forth on Schedule 3.1(r)(2)(ii).

                           (3) Except as set forth on Schedule 3.1(r)(3) or in
the reports listed on Schedule 3.1(r)(1), to the knowledge of Sellers, none of the Company or any Company Subsidiary (i) has received notice from any Governmental Entity or any other Person that such entities or any of the Facilities are not in compliance with the terms and conditions of all such Environmental Permits or with all applicable Environmental Laws, (ii) has received any Environmental Claim, or (iii) is aware of any actual or threatened Environmental Claim, except for any of the foregoing as would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or any Company Subsidiary.

                           (4) Except as set forth in Schedule 3.1(r)(4) or in
the reports listed on Schedule 3.1(r)(1) and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, Regulated Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, Released or threatened to be Released by the Company or any Company Subsidiary, or to Sellers' knowledge, any third party, at, on, from or under any of the Facilities during the period of the Company's or any Company Subsidiary's ownership, tenancy, operation or use thereof, or during the period of the Company's or any Company Subsidiary's ownership, tenancy, operation or use of any other properties or facilities currently or formerly owned, leased, operated or otherwise used by the Company or any Company Subsidiary.

                           (5) Except as set forth in Schedule 3.1(r)(5) or in
the reports listed on Schedule 3.1(r)(1), to Sellers' knowledge, (i) the real property (including any improvements thereon) currently owned, operated, or leased by the Company or any Company Subsidiary, including the Facilities, contains no underground storage tanks, or underground piping associated with such tanks, PCBs, asbestos, asbestos-containing materials, or lead paint, (ii) no portion of such real property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands, and (iii) with respect to any real property formerly owned, operated, or leased by the Company or any Company Subsidiary, including the Facilities, during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill.

                           (6) Except as set forth in Schedule 3.1(r)(6)(i) or
in the reports listed on Schedule 3.1(r)(1), to Sellers' knowledge, no real property owned, operated or leased by the Company or any Company Subsidiary, including the Facilities, and no property to which Regulated Substances generated in connection with the Business has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental list of properties that may or do require Remediation under Environmental Laws. Except as set forth in Schedule 3.1(r)(6)(ii), to Sellers' knowledge, none of the Company or any Company Subsidiaries has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Regulated Substances at any location that would reasonably be expected to result in liability to the Company or such Company Subsidiary for Remediation of such location pursuant to Environmental Laws that would result in material liability to the Company or any Company Subsidiary.

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                           (7) The Company has made available to Buyer copies of
all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the present or past environmental condition of real property currently or formerly owned, leased, operated, or otherwise used by the Company or the Company Subsidiaries.

                           (8) To Sellers' knowledge, no Encumbrance (other than
Permitted Encumbrances) in favor of any Person relating to or in connection with any Environmental Claim has been filed or has attached to any real property owned, operated or leased by the Company or any Company Subsidiary, including the Facilities, that has not been removed or released.

                  (s)      AFFILIATE TRANSACTIONS.

                  Except as set forth on Schedule 3.1(s) or as expressly contemplated by this Agreement or any Related Agreement, all Contracts and other intercompany obligations between the Company or any Company Subsidiary on the one hand and any Sellers or any of Sellers' other Affiliates on the other hand ("Intercompany Obligations") will be satisfied, repaid, eliminated or cancelled at or prior to Closing. In addition, any obligations of the Company or any Company Subsidiary to Avendra will be satisfied, repaid, eliminated or cancelled on or prior to the Closing, except for those reflected in Adjusted Working Capital. There is no contract between Avendra on the one hand and the Company or any Company Subsidiary on the other hand or between Avendra and the counterparty to any Management Agreement.

                  (t)      INVESTMENT COMPANY ACT.

                  Neither the Company nor any Company Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended.

                  (u)      BOOKS AND RECORDS.

                  Except with respect to matters set forth on Schedule 3.1(a)(2), during the period of their ownership by Parent or its Affiliates: (i) the books of account, minutes books and stock record books of the Company and the Company Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices; (ii) the Company and each Company Subsidiary has made and kept books, records and accounts which, in reasonable detail, accurately reflect, in all material respects, its transactions and the disposition of its assets to permit preparation of financial statements in conformity with GAAP; (iii) the stock ledger (or equivalent partnership or limited liability company records) of each of the Company and the Company Subsidiaries is complete and correct in all material respects; and (iv) the minute books (or equivalent partnership or limited liability company records) of each of the Company and the Company Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate (limited liability company or limited partnership) action taken by the stockholders (members or partners) and the Boards of Directors (or managers) of the respective companies. At the Closing, the Company and each Company Subsidiary will have possession of their respective books and records, except as set forth in Section 5.1.

                  (v)      TRANSFER OF TITLE.

                  Upon payment for the shares of Stock to be purchased from such Sellers pursuant to the terms of this Agreement, Buyer will acquire good, valid and marketable title thereto, free and clear of all Encumbrances, other than Encumbrances created by Buyer.

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                  (w)      HEALTH REGULATORY COMPLIANCE.

                           (1) Except as set forth on Schedule 3.1(w)(1),
neither the Company nor any Company Subsidiary, nor to the knowledge of Sellers, any other Person (i) who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in the Company or any Company Subsidiary, or (ii) who has an ownership or control interest (as defined in 42 C.F.R. Section 420.201) in the Company or any Company Subsidiary, or (iii) who is an officer, director, manager, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)) or managing employee (as defined in 42 C.F.R. Section 420.201) of the Company or any Company Subsidiary, or (iv) who has an indirect ownership interest (as that term is defined in 42 C.F.R. Section 1001.1001(a)(2)) in the Company or any Company Subsidiary, has knowingly engaged in any activities which are prohibited, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program (as those terms are defined in 42 C.F.R. Section 1001.2) under 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, or the
regulations promulgated pursuant to such statutes, or related state or local/municipal statutes or which are prohibited by any private accrediting organization from which the Company seeks accreditation, including not having engaged in or experienced any of the following:

                           (i) a civil monetary penalty assessed against it under 42 U.S.C. Section 1320a-7a;

                           (ii) been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program under 42 U.S.C. Sections 1320a-7 or 1320a-7a;

                           (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the offenses described in 42 U.S.C.Sections 1320a-7(a) and (b)(1), (2), (3) that could lead to a mandatory or permissive exclusion from any State Health Care Program or Federal Health Care Programs; or

                           (iv) been suspended, debarred, or excluded from any federal program under 45 C.F.R. Part 76.

                           (2) Pursuant to the HIPAA Administrative
Simplification Compliance Act (Pub. L. No. 107-105), a properly completed and valid extension plan for compliance with the HIPAA Electronic Health Care Transactions and Code Sets Standards was submitted by or on behalf of each Facility that performs electronic health care transactions to the Centers for Medicare and Medicaid Services on or before October 15, 2002.

                  (x)      INVENTORY

                  All inventory reflected on the most recent balance sheet in the Financial Statements, and all inventory acquired since that date (other than inventory disposed of in the ordinary course of business) is usable in the ordinary course of business, subject to any reserves reflected in the Interim Financial Statements or taken into account in determining the Final Adjusted Working Capital.

                  3.2      REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer represents and warrants to Sellers (and agrees with Sellers for purposes of Section 3.2(g)) as follows:

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                  (a)      ORGANIZATION AND RELATED MATTERS.

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is or will be a party. Buyer has all necessary corporate power and authority to carry on its business as now being conducted.

                  (b)      AUTHORIZATION; NO CONFLICTS.

                  The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and each Related Agreement to which Buyer is a party, when executed and delivered by Buyer, shall have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or will constitute, legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability and equitable principles relating to or limiting creditors' rights generally. Except as set forth on Schedule 3.2(b), the execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party, and the consummation by Buyer of the Stock Purchase Agreement Transactions do not and will not (i) violate or constitute a breach or default (whether upon notice, lapse of time and/or the occurrence of any act or event or otherwise) under the charter documents or by-laws of Buyer,
(ii) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Buyer pursuant to any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties or assets is bound or affected, or (iii) violate any Law, except for any such violations, breaches, defaults and impositions as would not reasonably be expected to prevent or delay consummation of the Purchase or any of the other Stock Purchase Agreement Transactions in any material respect, or otherwise prevent Buyer from performing its obligations under this Agreement or any other Related Agreement to which it is a party in any material respect and excluding any filings or Approvals required under the Hart-Scott-Rodino Act. Except as set forth on Schedule 3.2(b) and except for any filings or approvals required under the Hart-Scott-Rodino Act, the execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party and the consummation by Buyer of the Stock Purchase Agreement Transactions do not and will not require any Approvals or Permits to be obtained by Buyer except for any such Approvals or Permits the failure of which to receive would not in the aggregate have a material adverse effect on the ability of Buyer to consummate the Stock Purchase Agreement Transactions.

                  (c)      LEGAL PROCEEDINGS.

                  There is no Order or Action pending or, to the knowledge of Buyer, threatened against Buyer or to which Buyer's assets or properties are subject, that individually or when aggregated with one or more other Orders or Actions has had or would reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by the Agreement and except for any Actions existing on the date of this Agreement or arising after the date of this Agreement filed against any Seller, the Company or any Company Subsidiary in which Buyer or any Subsidiary of Buyer is named therein or becomes a party thereto after the date of this Agreement.

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                  (d)      NO BROKERS OR FINDERS.

                  No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions arising in connection with this Agreement or such transactions except for Bank of America Securities LLC, as to which Buyer shall have full responsibility and neither Sellers, the Company nor any Company Subsidiary shall have any liability.

                  (e)      FINANCING.

                  Buyer currently has immediately available funds in cash or cash equivalents or under existing financing facilities and/or commitments for financing facilities and will at the Closing have immediately available funds in cash, which are sufficient to pay the Purchase Price and to pay the Purchase Price adjustment (if any) contemplated in Section 2.3.

                  (f)      INVESTMENT REPRESENTATION.

                  Buyer is aware that the Stock is not registered under the Securities Act. Buyer is an "accredited investor" as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the Stock from Sellers for its own account, for investment purposes only and not with a view to the distribution thereof. Buyer agrees that the Stock will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

                  (g)      INVESTIGATION; ACKNOWLEDGMENT.

                  Buyer has conducted a review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software and technology and prospects of the Company and the Company Subsidiaries and acknowledges that Buyer has been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such review and analysis. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT NEITHER SELLERS NOR ANY OF THEIR AFFILIATES NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE STOCK, THE COMPANY OR ANY OF ITS SUBSIDIARIES, THE BUSINESS OR ASSETS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO BUYER.

                                   ARTICLE IV
              COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

                  4.1      ACCESS.

                  (a) Subject to Section 5.2, the confidentiality agreement dated August 23, 2002, between Buyer and Parent (the "Confidentiality Agreement"), applicable Laws and as reasonably necessary to preserve attorney-client privilege, Sellers shall cause the Company and each Company Subsidiary to authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon

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reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business, to (i) its properties, books, records, Contracts, operating instructions and procedures and all other information with respect to the Business as Buyer may from time to time reasonably request and (ii) its officers and employees, among other things, to coordinate and plan for an orderly transition and integration with Buyer.

                  (b) Sellers and Buyer shall cooperate to develop a plan to contact the "owner" (or "tenant" or "lessee", as applicable) of each Facility within twenty (20) days after the date of this Agreement, regarding (i) the substitution, following the Closing, of the name and mark Marriott Senior Living Services, Inc.", the Marriott Word Mark, the name and mark "Marriott International, Inc.", and "M" logo and any and all stylizations used in connection with conducting the Business at such Facility, following the Closing with the name and marks designated by Buyer, and (ii) the coordination of an orderly transition of management.

                  4.2      CONDUCT OF BUSINESS.

                  (a) During the period from the date of this Agreement to the Closing Date, Sellers shall cause the Company and each Company Subsidiary to (except as contemplated by the Transition Services Agreement):

                           (1) carry on its business only in the ordinary course
and consistent with past practice, except as otherwise expressly required or permitted hereby;

                           (2) use Commercially Reasonable Efforts to preserve
intact its business organization, assets, properties, goodwill and ongoing business and keep available the services of its officers, employees and consultants;

                           (3) maintain its books and records in accordance with
GAAP;

                           (4) duly and timely file all material reports, Tax
Returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law;

                           (5) use Commercially Reasonable Efforts to maintain
in force any and all applications and registrations for Company Intellectual Property and make any governmental filings necessary in connection therewith; and

                           (6) promptly notify Buyer of any circumstance,
occurrence, development or event having or reasonably expected to have a Material Adverse Effect since the date hereof.

                  (b) During the period from the date of this Agreement to the Closing Date, except as set forth on Schedule 4.2 or in connection with the Acquisition Transactions, and except to the extent expressly contemplated by the Transition Services Agreement or in Sections 4.4, 4.9, 4.10, 4.11, 4.12, 4.13, 5.7, 5.8 or 5.16, 5.17 and 5.18, Sellers agree that neither the Company nor any Company Subsidiary shall, without the prior consent of Buyer, which may not be unreasonably withheld or delayed:

                           (1) declare, set aside or pay any dividend on, or
make any other distribution in respect of, outstanding Equity Interests (other than any of the foregoing payable in cash) it being acknowledged by Buyer that Sellers intend to cause the Company and Company Subsidiaries to distribute cash to Sellers on or prior to Closing;

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                           (2) (i) redeem, repurchase or otherwise reacquire any
Equity Interests; (ii) effect any reorganization or recapitalization; or (iii) split, subdivide, combine or reclassify any Equity Interests;

                           (3) issue, pledge, deliver, award, grant or sell, or
authorize the issuance, pledge, delivery, award, grant or sale of, any Equity Interests, including the grant of any Encumbrances on an Equity Interest;

                           (4) (i) acquire or agree to acquire, by merging or
consolidating with, by purchasing an Equity Interest in or a portion of the assets of, or by any other manner, any Person, except for the acquisition of assets in the ordinary course of the Business consistent with past practice or otherwise acquire or agree to acquire the assets of any other Person or (ii) make or commit to make any investments other than short-term liquid investments, investments that will be liquidated prior to Closing, or other investments that do not exceed $500,000 in the aggregate for all such other investments that occur from the date hereof;

                           (5) change or amend its charter documents, bylaws or
other organizational documents;

                           (6) except as required by its terms, amend, modify or
terminate any Material Contract or enter into any Material Contract;

                           (7) terminate or fail to use Commercially Reasonable
Efforts to renew or preserve any necessary Permits;

                           (8) incur or agree to incur any obligation for
borrowed money that individually calls for payment by the Company or any Company Subsidiary of more than $500,000, or, in the aggregate, calls for payments by the Company and the Company Subsidiaries of more than $1,000,000 and any such obligation incurred shall be included in determining Adjusted Working Capital;

                           (9) pay, discharge, settle or satisfy any claims,
liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice or, in the case of liabilities reflected in the most recent Financial Statements in accordance with their terms;

                           (10) make any loan, guaranty or other extension of
credit (other than a plan loan under and in accordance with the terms of a Plan or receivables created in the ordinary course of business), or enter into any commitment to make any such loan, guaranty or other extension of credit in excess of $500,000 individually, or $1,000,000 in the aggregate, except for (i) loans, guarantees, extensions of credit or commitments therefor made between the Company and any Company Subsidiary or between any Company Subsidiaries or (ii) subject to Section 4.2(b)(11) loan, guarantees, extensions of credit or commitments therefore made to employees for moving, relocation and travel expenses not in excess of $25,000 individually, or $100,000 in the aggregate;

                           (11) except in the ordinary course of business
consistent with previously budgeted amounts (as set forth in budgets provided to Buyer) and, as to corporate employees, regional staff and general managers and assistant general managers, with advance notice to Buyer, (i) grant any increase in salary or benefits of any officer, director, manager, or employee or pay any special bonus to any person, (ii) enter into or modify any employment offer, employment status or severance agreement or grant any severance or termination pay (other than pursuant to severance arrangements or policies as in effect on the date of this Agreement), (iii) establish, adopt, enter into, amend or terminate any Plan or any

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plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement except as required by applicable law, but only to the extent that any such action would affect Employees, or (iv) make any loan or advance to, or enter into any written contract, lease, or commitment with, any director, manager, officer, employee or consultant of the Company, or any Company Subsidiary;

                           (12) sell, transfer, lease, exchange, pledge,
license, mortgage, encumber or otherwise dispose of any material assets, rights or liabilities, except (i) for dispositions in the ordinary course of business and consistent with past practice which do not exceed $500,000 individually or $1,000,000 in the aggregate, or (ii) for sales of inventory or obsolete equipment in the ordinary course of business and consistent with past practice and dispositions of assets held for sale as of the date hereof;

                           (13) make any capital expenditures or commitments
except in the ordinary course of business consistent with the Company's 2003 capital expenditure plan which is attached hereto as part of Schedule 4.2;

                           (14) make any investment in any other Person, except
for investments by the Company in any Company Subsidiary;

                           (15) change any material accounting policy, except as
required by GAAP;

                           (16) forgive, cancel or compromise any Indebtedness
that is material to the Company or a Company Subsidiary owing to such entity or any claims which such entity may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent Liability;

                           (17) fail to comply in all material respects with all
applicable Laws and with all Orders of any Governmental Entity;

                           (18) enter into any new line of business or acquire
any business organization or division thereof, or enter into any joint venture, partnership or similar arrangement;

                           (19) delay or postpone the payment of accounts
payable and other liabilities outside the ordinary course of business consistent with past practice;

                           (20) enter into or otherwise incur any Intercompany
Obligations, except in the ordinary course of business consistent with past practice; or

                           (21) authorize, agree to or make any commitment to
take any actions prohibited by this Section 4.2(b).

Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company's or any Company Subsidiary's operations prior to the Closing Date.

                  Buyer hereby designates the two officers of Buyer or its Affiliates listed on Schedule 4.2(b), or such other officers as Buyer may designate upon written notice to Sellers (the "Buyer's Representatives"), to be responsible for determining whether consent to any action prohibited by this
Section 4.2 shall be given by Buyer. Sellers hereby designate the two officers of Sellers or their Affiliates listed on Schedule 4.2(b) or such other officers as Sellers may designate upon written notice to Buyer (the

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"Sellers' Representatives"), to contact Buyer's Representatives with any requests for consent to any action prohibited by this Section 4.2. Buyer's Representatives shall respond promptly in writing to any request for consent to the taking of any action under this Section 4.2. If Buyer's Representatives do not respond to any request within four Business Days of its receipt, such consent will be deemed to have been given. Sellers may rely on any consent given in writing by either of Buyer's Representatives. The time periods within which Buyer's Representatives must respond shall commence on the date on which either of Buyer's Representatives receives a written request for consent.

                  4.3      COMMERCIALLY REASONABLE EFFORTS; NO INCONSISTENT
 ACTION.

                  (a) Subject to the terms and conditions hereof, the Parties shall use Commercially Reasonable Efforts (i) to cooperate with one another in timely making all filings and timely seeking all such Approvals and Permits required to be made or obtained prior to the Closing Date from any Governmental Entities (including through compliance with the Hart-Scott-Rodino
Act); (ii) to obtain in writing any Approvals required from other Persons to consummate the Purchase; and (iii) to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to each other's obligation to close the transactions contemplated hereby as set forth in Article VIII to be satisfied. Buyer and Sellers shall use Commercially Reasonable Efforts to cooperate with each other in connection with the foregoing. In addition, to the extent permitted by applicable Law, each of Buyer and Sellers will be given notice of and a reasonable opportunity to participate in material contacts with any Governmental Entity regarding antitrust or merger control matters. In the event that any Approvals and Permits required to be made or obtained prior to the Closing Date from any Governmental Entities are not made or obtained at such time, but all other conditions set forth in Article VIII are satisfied (other than (i) conditions which, by their nature, are to be satisfied on the Closing Date and (ii) Section 8.1(b), except with respect to the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Act), the Parties shall cooperate with each other in formulating and implementing mutually acceptable alternatives that permit the consummation of the transactions contemplated by this Agreement in the absence of such Approvals or Permits and, if such alternatives are available and may be implemented in a timely manner without any material burden on Buyer, the condition set forth in
Section 8.1(b) shall be deemed satisfied with respect to such Approvals and Permits.

                  (b) In furtherance and not in limitation of the foregoing, Buyer and Sellers shall use their Commercially Reasonable Efforts to file Notification and Report Forms under the Hart-Scott-Rodino Act as promptly as practicable following the date hereof and in any event no later than January 15, 2003. Buyer and Sellers shall cooperate and use their Commercially Reasonable Efforts to respond to any requests for information from a Governmental Entity, and to diligently contest and resist any Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that delays, prevents, prohibits or otherwise restricts the consummation of the transactions contemplated by this Agreement; provided, however, that neither Buyer nor any of its Affiliates shall be obligated to agree (i) to divest a material amount of any of their respective assets or any material portion of assets being acquired under this Agreement or
(ii) to any condition imposed by any Governmental Entity that would materially adversely impact the respective businesses of Buyer or any of its Affiliates or that would otherwise materially reduce the benefits to Buyer or any of its Affiliates resulting from the consummation of the transactions contemplated by this Agreement. To the extent permitted by applicable Law, Buyer and Sellers shall provide the other the opportunity to make copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same

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or documents or information submitted in response to any request for additional information or documents pursuant to the Hart-Scott-Rodino Act which reveal Sellers' or Buyer's negotiating objectives or strategies or purchase price expectations. Buyer and Sellers acknowledge that all such information provided pursuant to the foregoing sentence shall be subject to the terms of the Confidentiality Agreement.

                  (c) Buyer and Sellers shall promptly notify, consult with and keep the other advised as to (i) the status of the matters referred to in this Section 4.3, including with respect to any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated hereby and
(ii) any Action pending and known to such party or, to its knowledge, threatened, which challenges the transactions contemplated hereby. Buyer and Sellers shall not take any action or omit to take any action that is inconsistent with their respective obligations under this Agreement.

                  (d) Sellers (in consultation with Buyer) shall send written notice to the relevant software vendor requesting such vendor to consent to the assignment to the Company of that Included Software identified on
Schedule 3.1(g)(1) as such and as requiring consent for such assignment and shall send to the relevant software vendor a written notice of assignment to the Company of that Included Software identified on Schedule 3.1(g)(1) as such and as requiring notice of such assignment; and the Parties agree to use Commercially Reasonable Efforts to cooperate to follow-up on such notice once sent and obtain any necessary consent to the assignment to the Company of any Included Software. Buyer acknowledges that Sellers make no representation or warranty regarding which Included Software requires the receipt of the consent of (or notice to) applicable software vendor and that such information on
Schedule 3.1(g)(1) is provided for information purposes only.

                  4.4      ELIMINATION OF CERTAIN INTERCOMPANY OBLIGATIONS.

                  Except as expressly contemplated by this Agreement or any Related Agreement, Sellers shall cause all Intercompany Obligations to be satisfied, cancelled, eliminated or repaid prior to Closing.

                  4.5      ACCURACY OF INFORMATION.

                  All documents required to be filed by any of the Parties or any of their respective Subsidiaries with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

                  4.6      NOTICE OF CERTAIN MATTERS.

                  Sellers shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Sellers, of (a) the occurrence or non-occurrence of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects and (b) any failure of Sellers or of Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided that the delivery of any notice pursuant to this Section shall not, and shall not be deemed to, modify, amend or supplement the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

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                  4.7      NO SOLICITATION.

                  Except for the Acquisition Transactions, unless and until this Agreement shall have been terminated in accordance with its terms, each Seller shall not, and shall use Commercially Reasonable Efforts to cause each officer, director, manager, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of itself, the Company or any of the Company Subsidiaries not to, directly or indirectly, invite, initiate, solicit, entertain, engage in, encourage or facilitate any inquiries, proposals, discussions, or negotiations or the making of any proposal or offer (including any proposal or offer to its equity holders) with respect to any (a) merger, consolidation, equity exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, or (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity interests of the Company or any of the Company Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any discussion or negotiations with or provide any confidential or non-public information or data to, or afford access to the properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Alternative Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Alternative Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate or cooperate in any effort or attempt to make or implement an Alternative Proposal.

                  4.8      PUBLIC ANNOUNCEMENTS.

                  Prior to the Closing, Sellers, on the one hand, and Buyer on the other hand, shall coordinate all publicity relating to the Purchase or the other transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice or announcement relating to this Agreement, or the transactions contemplated by this Agreement, without the prior written consent of the other Party except to the extent, based upon advice of counsel, required by applicable Law, pursuant to court process or the requirements of any national securities exchange, in which event the party required to issue the release, statement, notice or announcement shall use Commercially Reasonable Efforts to allow the other Party reasonable time, in light of the circumstances, to comment on such release, statement, notice or announcement in advance of such issuance.

                  4.9      RESTRUCTURING.

                  Prior to the Closing, Sellers will effect the Restructuring substantially in accordance with the terms set forth on Schedule 4.9 hereto.

                  4.10     CNL TRANSACTION.

                  The Parties are entering into this Agreement with the understanding that the CNL Transaction will be consummated prior to the Closing and that Buyer not acquire the CNL Assets or receive or retain the proceeds of the CNL Transaction. As such, the representations, warranties, covenants and conditions set forth in this Agreement are not intended to, and shall be deemed not to, cover or relate to the CNL Assets. In connection with the CNL Transaction, the Parties acknowledge that:

                  (i) prior to the Closing, the proceeds of the sales of assets to CNL and its Affiliates by MCC shall be loaned by MCC to the Company (as opposed to dividended or distributed to the Company) in accordance with applicable law;

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                  (ii)     prior to the Closing, the proceeds of the sales of
assets to CNL and its Affiliates contemplated by the CNL Transaction, and the proceeds of the loan from MCC to the Company in accordance with clause (i) above, will be distributed to Sellers without adjustment to the Purchase Price; in accordance with applicable law; and

                  (iii) the Adjusted Working Capital of the Company will be calculated as though the CNL Transaction was consummated on the day prior to Closing (if not consummated prior thereto).

                  4.11     BURNING TREE OPTION.

                  Prior to the Closing, the purchase of the shares pursuant to the Burning Tree Option shall have been consummated or the Burning Tree Option shall have been extended (and shall remain in full force and effect) to a date beyond the Closing Date. In the event the Company or any Company Subsidiary shall consummate the purchase of the shares pursuant to the Burning Tree Option, the Purchase Price shall be increased by an amount equal to the aggregate amount of the purchase price payable in connection with the Burning Tree Option plus the costs and expenses incurred in connection with the consummation of such share purchase (excluding internal costs and expenses). For purposes hereof the purchase price payable in connection with the Burning Tree Option shall not include any credits granted for amounts previously paid or deposited in respect of such option and any amounts paid in connection with the recordation of deed restrictions other than any such amounts paid or deposited after the date hereof.

                  4.12     TRANSFER OF JOINT VENTURE INTEREST.

                  Buyer consents to any sale of the joint venture interest of the Company and the Company Subsidiaries in Senior Living of Denver, LLC prior to Closing. If such sale occurs prior to Closing, the Purchase Price shall be reduced by $900,000 and the representations and warranties in Section 3.1 shall be deemed modified as required to reflect the consummation of the transactions set forth in this Section 4.12.

                  4.13     PROPERTY 2 MANAGEMENT AGREEMENT.

                  Buyer consents to the negotiation and execution of a replacement Management Agreement for the Property 2 Facility so long as such Management Agreement is on substantially the same terms as the existing Management Agreement for such Facility with such changes as would not be adverse to the Company or any Company Subsidiary.

                  4.14     BUYER LETTER OF CREDIT.

                  Within three (3) Business Days of the date hereof, Buyer shall either (i) deliver to Parent the L/C in the form of Exhibit A-1 hereto, in a face amount of $14,500,000 issued by an Approved Bank, or (ii) deposit into escrow with an Approved Bank $14,500,000 (the "Escrow Fund") in accordance with an escrow agreement in the form of Exhibit A-2. If Buyer makes the escrow deposit contemplated by clause (ii), it may replace such escrow deposit at any time with the L/C issued by an Approved Bank.

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                                   ARTICLE V
                              CONTINUING COVENANTS

                  5.1      RECORDS; COOPERATION; LEGAL PRIVILEGES.

                  (a) After the Closing Date, upon Sellers' reasonable request (at Sellers' expense) and without necessity of subpoena, Buyer will cause the Company and the Company Subsidiaries and their representatives and counsel to use Commercially Reasonable Efforts to cooperate with Sellers and their representatives and counsel for purposes of permitting Sellers to address and respond to any matters involving Sellers that arise as a result of or otherwise related to Sellers' prior ownership of the Company, whether or not related to this Agreement, including any assets, liabilities or other matters related to the Company or any Company Subsidiary that are retained by Sellers and any claims made by or against Sellers or any of their Affiliates, whether involving any Governmental Entity or other Person.

                  (b) After the Closing Date, upon Buyer's reasonable request (at Buyer's expense) and without necessity of subpoena, Sellers and their Affiliates and their representatives and counsel will use Commercially Reasonable Efforts to cooperate with Buyer and the Company and the Company Subsidiaries and their respective representatives and counsel for purposes of permitting Buyer, the Company or any Company Subsidiary to address and respond to any matters that involve Buyer, the Company or any Company Subsidiary that arise as a result of or otherwise related to Sellers' or their Affiliates' prior affiliation with the Company and Company Subsidiaries, whether or not related to this Agreement, including any claims made by or against the Company or any Company Subsidiary or any other Seller Affiliate, or Buyer or any of its Affiliates, whether involving any Governmental Entity or other Person.

                  (c) Such cooperation under Section 5.1(a) and 5.1(b) shall include (i) reasonable access during normal business hours and upon reasonable notice to the appropriate Party's and its Affiliates' officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating instructions and procedures, (ii) assisting the other Party in connection with any Actions, including preparation for any Actions such as discovery, depositions and similar activities, and (iii) the right to make and retain copies of all pertinent documents and records relating to any such matters; it being understood that nothing herein shall require any Party to waive any attorney-client or work product privilege that may exist. Each Party's obligations under this Section 5.1 are in addition to such Party's other obligations contained in this Agreement. Buyer hereby acknowledges that Sellers shall retain originals of any and all records of the Company or any Company Subsidiaries related to any Action or potential Action or Liability which is retained by Sellers, or for which Sellers have agreed to indemnify Buyer with respect to, under this Agreement or otherwise. Subject to clause (d) below, Buyer shall have access to the originals of such records and Sellers shall make one set of copies (at their expense) if requested by Buyer.

                  (d) Sellers and Buyer acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to the Company shall, from and after the Closing Date, be deemed to be joint privileges of Sellers and Buyer with respect to or relating only to claims or matters for which Sellers have agreed to indemnify Buyer under this Agreement or otherwise (but excluding any work product or communications prepared or made by counsel for Buyer, Company or any Company Subsidiary in connection with any claim for indemnification by Buyer Indemnified Parties hereunder). Both Sellers and Buyer shall use all Commercially Reasonable Efforts after the Closing Date to preserve all such privileges and neither Sellers nor Buyer shall knowingly waive any such privilege without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

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                  (e)      Parent shall timely prepare (but no later than March
15, 2003) and furnish to Buyer (at Sellers' expense) copies of audited consolidated financial statements of the Company and audited combined financial statements of MCC for any annual period, ending after the date of this Agreement but before the Closing Date. After the Closing Date, upon Buyer's request (and at Buyer's expense), Parent shall reasonably cooperate with Buyer and the Company in the preparation of any audited consolidated financial statements of the Company and audited combined MCC financial statements for any annual period, and unaudited consolidated financial statements of the Company and unaudited combined financial statements of MCC for any interim period, ending on or after the Closing Date but including any annual or interim periods commencing before the Closing Date.

                  5.2      NONDISCLOSURE OF COMPANY PROPRIETARY INFORMATION.

                  (a) After the Closing, except as required by applicable Law or as otherwise permitted under this Agreement, neither Sellers nor any of their respective Affiliates or their respective, directors, officers, employees, agents or representatives, including attorneys, accountants, consultants and financial advisors ("Representatives") shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Company Proprietary Information, unless such Company Proprietary Information: (i) is or becomes generally available to the public, without restriction on use or disclosure other than as a result of unauthorized disclosure by Sellers or any of their Affiliates or their respective Representatives or by persons to whom Sellers or any of their Affiliates or their respective Representatives have made such information available; (ii) is received by Sellers or any of their Affiliates or their respective Representatives on a non-confidential basis from a Person not otherwise bound by the terms of any confidentiality agreement or provision or other applicable restriction prohibiting use or disclosure with respect thereto;
(iii) is independently developed by or for Sellers or any of their Affiliates without reference to or use of Company Proprietary Information; (iv) is the subject of prior written approval of use or disclosure thereof by Buyer (to the extent of such written approval only); or (v) is disclosed or made available after the Closing Date by Buyer to any Person, without restriction on use or disclosure.

                  (b) Buyer acknowledges and agrees that all Company Proprietary Information received by it from Sellers or any of their respective Affiliates or their respective Representatives in connection with the transactions contemplated under this Agreement shall be deemed received pursuant to the Confidentiality Agreement and Buyer shall, and shall cause its Representatives to, comply with the provisions of the Confidentiality Agreement with respect to such Company Proprietary Information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein. The foregoing notwithstanding, Buyer's obligations of confidentiality as set forth in the Confidentiality Agreement shall survive and continue until the Closing Date and terminate upon consummation of the Closing and, if the Closing does not occur, such obligations shall survive and continue in accordance with the terms and conditions of such Confidentiality Agreement.

                  5.3      [INTENTIONALLY OMITTED].

                  5.4      TAX MATTERS.

                  The Tax Sharing Agreement includes all terms, conditions and provisions relating to Tax matters between the Parties, other than certain provisions expressly incorporated by reference therein. The general representations, warranties, covenants, conditions, termination rights and indemnification provisions in this Agreement (other than any representation or warranty, covenant, condition, termination right or indemnification that specifically refers to the Tax Sharing Agreement or that is expressly

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incorporated by reference in the Tax Sharing Agreement) shall not be deemed to refer or relate to any matter or subject included within the subject matter of the Tax Sharing Agreement and no such representation or warranty, covenant, condition, termination right or indemnification shall be interpreted to cover in any way any such matter or subject.

                  5.5      USE OF CERTAIN PARENT TRADEMARKS.

                  (a) Buyer acknowledges and agrees that, other than as provided for in this Section 5.5, Buyer, the Company and the Company Subsidiaries are not obtaining any rights or licenses with respect to any name, mark, logo, trade dress or design owned by Parent or its Affiliates, including the name and mark "Marriott Senior Living Services, Inc.", the word mark "Marriott" (the "Marriott Word Mark"), the name and mark "Marriott International, Inc.", the "M" logo (a copy of which is attached hereto as Schedule 5.5(a)) or any composite or other name or mark containing "Marriott", or any name, mark, logo or design that is similar to any of the foregoing in appearance, sound or commercial impression (the "Parent Marks"). Buyer shall cease and shall cause the Company and the Company Subsidiaries to cease any and all use of the Parent Marks as soon as practicable after the Closing Date, but not more later than 60 days after the Closing Date; provided, however, that with respect to stationery, contracts, purchase orders, agreements and other business forms and writings which could result after the Closing Date in a legal commitment of Parent or any of its Subsidiaries, the Company and the Company Subsidiaries will cease within 10 Business Days after the Closing Date any use of the Parent Marks, except to the extent that applicable Law requires such Person to continue such use until such name change is effected, in which case until such time, but in no event later than 60 days following the Closing Date. Within 10 Business Days after the Closing Date, Buyer shall notify, to the extent it has sufficient knowledge of such business relationships, or cause the Company and the Company Subsidiaries to notify, in writing, all residents at Facilities and all customers, suppliers and financial institutions having current business relationships with the Company and the Company Subsidiaries that the Company and the Company Subsidiaries have been acquired from Sellers by Buyer. Notwithstanding the foregoing, at the option of Parent, Parent may grant a royalty free license to the Company and the Company Subsidiaries for the use of the Parent Marks as currently used in the Business (or any portion thereof) on such terms as may be mutually acceptable to the Parties.

                  (b) The Company and the Company Subsidiaries may use the Parent Marks for the time period provided in Section 5.5(a) solely in connection with the Business as operated by the Company and the Company Subsidiaries immediately prior to the Closing Date and any such use shall be in accordance with all applicable Laws in the applicable jurisdictions, conform to at least the standards of quality prevailing in the Business as of the date hereof, and not be offensive, disparaging or misleading as to the quality of the services provided in the Business. Any such use shall also be subject to Parent's trademark quality control and usage guidelines then in effect, provided that Parent has provided such guidelines to Buyer prior to the contemplated use. In no event may Buyer, the Company or the Company Subsidiaries use the Parent Marks, directly or indirectly, in any way that would jeopardize, dilute or otherwise adversely affect the Parent Marks and Buyer, the Company and the Company Subsidiaries shall not attack, dispute or challenge (nor aid or encourage others to do so) Parent's exclusive right, title and interest in and to the Parent Marks, or the validity of the Parent Marks.

                  (c) As soon as reasonably practicable, but in any event not later than 60 days after the Closing Date, Buyer shall cause the Company and the Company Subsidiaries to change each of their corporate, partnership, popular, fictitious business, and trade and domain names and any similar designations to new names that do not include any Parent Mark and thereafter that are not similar in appearance, sound or commercial impression to any Parent Mark; provided that this provision shall not limit the Company's right to obtain the benefit of use of certain domain names granted to the Company

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pursuant to the Transition Services Agreement. Except as expressly provided in this Section 5.5, after the Closing Date, Buyer shall not use and shall cause the Company and the Company Subsidiaries not to use or include any of the Parent Marks, or any other name that is similar in appearance, sound or commercial impression to any Parent Mark, as or in their corporate, partnership, popular, fictitious business, trade and domain names or in any similar designation; provided that this provision shall not limit the Company's right to obtain the benefit of use of certain domain names granted to the Company pursuant to the Transition Services Agreement.

                  (d) Subject to the provisions of Sections 5.5(a) and (b) above, Buyer agrees, on behalf of itself, the Company and the Company Subsidiaries, not to use or seek to register any trade name, service mark, trademark or domain name that contains or is similar in appearance, sound or commercial impression to any Parent Mark. Buyer agrees, on behalf of itself, the Company and the Company Subsidiaries, that it will never directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership by Sellers of any Parent Mark, any registration or application for registration of any Parent Mark or any domain name application or registration containing any Parent Mark. Buyer agrees that nothing herein shall give Buyer, the Company or the Company Subsidiaries any right to or interest in any Parent Mark except the right to use the same in accordance with the terms of this Agreement, and that all and any uses of the Parent Marks by Buyer, the Company or the Company Subsidiaries shall inure to the benefit of Sellers.

                  (e) Sellers acknowledge that Buyer's occasional use of the "Marriott" name or Marriott Word Mark in a neutral, non-trademark sense to identify its past affiliation with Sellers in the ordinary course shall not violate this Section 5.5.

                  (f) Buyer shall cause Sellers to be named as an "additional insured" on all liability policies covering the Company and the Company Subsidiaries, so long as any Parent Mark is used in the Business.

                  5.6      INTELLECTUAL PROPERTY.

                  (a) As of the Closing Date, Sellers or their Affiliates shall execute assignments, substantially in the form attached as Exhibit D, assigning to the Company those registered trademarks, service marks and trademark and service mark applications listed in Schedule 5.6(a)(1). The Company shall record the assignment documents at the United States Patent and Trademark Office. To the extent that Sellers or their Affiliates own any rights in and to the Company Intellectual Property that is listed on Schedule 5.6(a)(2), Sellers and their Affiliates hereby assign to the Company all their right, title and interest in and to that Company Intellectual Property, provided, however, that nothing herein shall give Buyer, the Company or the Company Subsidiaries any right to or interest in (i) any Parent Mark included or featured in or on any such Company Intellectual Property, which shall be governed by Section 5.5 above, or (ii) any information or material that was not used exclusively in or developed exclusively for the Business, and from which any Company Intellectual Property listed in Schedule 5.6(a)(2) may have been derived. To the extent that Sellers or their Affiliates own any rights in and to software included in the Company Intellectual Property that is used exclusively in or that was developed exclusively for the Business, Sellers and their Affiliates hereby grant to the Company a non-exclusive, perpetual license to use such software for the Company's continued internal use in the Business.

                  (b) As of the Closing Date, Sellers or their Affiliates shall execute documents, substantially in the form attached as Exhibit E, surrendering the trademark and service mark registrations of marks that incorporate any of the Parent Marks that are listed on Schedule 5.6(b). Within 60 Business

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Days after the Closing Date, Sellers or their Affiliates, as applicable, shall record the surrender documents at the United States Patent and Trademark Office.

                  (c) Buyer acknowledges and agrees that, other than Included Software that is owned by the Company or licensed to the Company or Company Subsidiaries for which consent of the licensor is not required (or has been obtained) in connection with the consummation of the transactions contemplated by this Agreement or for which consent has been obtained from the applicable vendor to assign such software to the Company, if necessary, the Company is not obtaining any rights or licenses with respect to any software used by the Company.

                  5.7 FINANCIAL SUPPORT ARRANGEMENTS; LIFECARE AGREEMENTS OF UNDERTAKING.

                  (a) From and after the Closing Date, in accordance with the terms of the Assumption and Reimbursement Agreement, Buyer shall perform all of the obligations to be performed by Parent or any of its Affiliates under each guaranty, indemnity, and other obligation or credit enhancement arrangement in respect of the Business listed on Schedule 5.7(a)(1) (each an "Assumed Financial Support Arrangement") and each Lifecare Agreement of Undertaking set forth on
Schedule 5.7(a)(2). Buyer shall, at the request of any Seller, promptly enter into a financial support arrangement on substantially the same terms as the applicable Assumed Financial Support Arrangement (a "Substitute Support Arrangement") for the purpose of releasing Parent from the obligations thereunder if Parent is able to arrange such release. Notwithstanding anything to the contrary herein, Buyer's obligation to enter into Substitute Support Arrangements shall continue so long as Parent or any of its Affiliates have any liability under any Assumed Financial Support Arrangement.

                  (b) Buyer and the Company shall not, and Buyer shall not cause or permit the Company to (i) directly or indirectly assign or otherwise transfer (other than to an Affiliate of Buyer) any of its rights or obligations under any Contract with respect to which Parent or any Affiliate thereof has continuing liability under any Assumed Financial Support Arrangement or Lifecare Agreement of Undertaking (each such Contract, an "Underlying Obligation"), (ii) cause or permit the term of any Underlying Obligation to be extended beyond the term as in effect on the Closing Date, or (iii) enter into or agree to any amendment or modification of the terms of any Underlying Obligation if the effect of such modification or amendment would be to increase in any respect the contingent obligations of Parent or its Affiliates in respect thereof, unless, in any such case, prior to the effectiveness thereof, Parent and its Affiliates shall be unconditionally released, in a manner reasonably satisfactory to Sellers, from all obligations under the applicable Assumed Financial Support Arrangement or Lifecare Agreements of Undertaking; provided that the Company or Buyer may assign or otherwise (directly or indirectly) transfer any Underlying Obligation so long as (x) prior to such assignment or transfer, the Company or Buyer shall notify Parent thereof specifying the Underlying Obligation transferred and the name of the transferee and certifying that the other conditions set forth below have been satisfied (if applicable), (y) the transferee shall be at least as creditworthy as Buyer and (z) the transferee shall have delivered a letter agreement to Parent pursuant to which it agrees to be bound by the restrictions set forth in this Section 5.7(b) and the terms of the next sentence for the benefit of Parent. Notwithstanding the foregoing, in the case of any transfer or assignment of the Underlying Obligations supported under the Lifecare Agreements of Undertaking or any Lease transferred pursuant to Section 5.18, the condition in clause (y) of the immediately preceding sentence shall not apply. Buyer shall cause the Company to give any notice required under any such Contract (including any Lease listed on Schedule 5.7(b) hereto) to ensure that the term thereof is not automatically extended beyond the term as in effect on the Closing Date, unless, prior to the effectiveness of such extension Parent and its Affiliates shall be unconditionally released, in a manner reasonably satisfactory to Sellers, from all obligations under the applicable Assumed Financial Support Arrangement or Lifecare Agreement of Undertaking.

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                  (c)      Schedule 5.7(c) sets forth a list of all guaranty,
indemnity, and other credit enhancement arrangements in respect of the Business to which Parent and/or one or more of its Affiliates (other than the Company and its Subsidiaries) will be a party after the Closing (each a "Retained Support Arrangement"). Sellers acknowledge and agree that no Retained Support Arrangement shall constitute an Assumed Support Arrangement, and Buyer shall have no obligation under this Section 5.7 or the Assumption and Reimbursement Agreement in respect of any Retained Support Arrangement. Sellers hereby waive any rights of subrogation or reimbursement that they may have in respect of any payment under or in respect of any Retained Support Arrangement.

                  (d)      Buyer acknowledges that the obligations set forth on
Schedule 5.7(d) ("Owner 2 Subordinated Facility Obligations") will remain outstanding following the Closing and shall remain payable in accordance with their terms, on the following conditions: (i) the note captioned "Owner 2 - Illinois Term Note" shall be assigned to Parent on or prior to Closing or, if not assignable, shall be held by the Company, pursuant to a participation or other arrangement satisfactory to Sellers and Buyer, for the exclusive benefit of Parent; (ii) all remaining obligations of Marriott International Credit Corporation ("MICC") under the agreement captioned "Owner 2 - Texas Subordinated Loan Agreement" (together with the related revolving credit notes) shall, subject to receipt of all necessary approvals, be assigned to the Company and MICC shall be unconditionally released from such obligations; or, if the necessary consents are not obtained, the Company shall assume (or acquire a 100% participation in) all such remaining obligations (and the related revolving credit notes); (iii) the note captioned "Owner 2 - Cherry Hill Term Note" shall be assigned to Parent on or prior to Closing, or if not assignable, shall be held by the Company, pursuant to a participation or other arrangement satisfactory to Sellers and Buyer for the exclusive benefit of Parent; and (iv) at Closing, Parent, MICC and the Company shall enter into Intercreditor Agreements in the form attached hereto as Exhibit F in respect of the obligations identified as "Owner 2 Term Notes" and "Owner 2 Revolving Credit Notes" on Schedule 5.7(d). Buyer agrees to perform all obligations under the Owner 2 Subordinated Facility Obligations assigned or participated to it hereunder.

                  (e) Parent and Buyer agree to cooperate and use Commercially Reasonable Efforts to arrange a Substitute Support Arrangement for the Threshold Guaranty by Parent and the Company in favor of HRA Management Corporation dated as of May 16, 2002 (the "CNL-5 Credit Support"), and have Parent released from all obligations in respect of the CNL-5 Credit Support by Closing. In the event Buyer enters into a Substitute Support Arrangement effective as of the Closing with respect to the CNL-5 Credit Support and Parent is released from its obligations in respect thereof on or prior to Closing, Buyer shall be entitled to a Purchase Price adjustment in an amount equal to the then unfunded commitments under the CNL-5 Credit Support. If such Substitute Support Arrangement is not entered into by Closing, Parent shall fund all the unfunded obligations under the CNL-5 Credit Support to the applicable tenant and no Purchase Price adjustment shall be made under this Section 5.7(e).

                  5.8      NHI LEASES.

                  Sellers will use Commercially Reasonable Efforts to terminate the NHI Leases as soon as practical. Buyer will cooperate with Sellers (at the expense of Sellers) in the transition of such Contracts following their termination.

                  5.9      INSURANCE MATTERS.

                  (a) Sellers and their Affiliates shall keep, or cause to be kept, all material property/casualty insurance policies (including policies respecting workers' compensation and Employment-Related Claims) presently maintained relating to the Company and the Company

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Subsidiaries and their properties, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, including Patient Injury Claim insurance through National Union Fire Insurance Co. of Pittsburgh, PA and XL Insurance (Bermuda) Ltd. The Patient Injury Claim insurance through National Union Fire Insurance Company of Pittsburgh, PA and XL Insurance (Bermuda) Ltd. will be assigned to Buyer upon acceptance by the insurers retroactive to the policy inception date of October 1, 2002 (with a retroactive date of October 2001).

                  (b) Buyer acknowledges and agrees that, as of the Closing Date, none of Buyer, the Company, the Company Subsidiaries, the assets and operations of the Company and the Company Subsidiaries, or the directors, officers, and employees of the Company and the Company Subsidiaries (including the Employees) will be covered under any property/casualty insurance policies (including workers' compensation and employment practices liability policies) maintained by Parent or its Affiliates.

                  (c) Buyer will provide insurance coverage for all property/casualty (including workers' compensation) insurance liabilities for the Company and the Company Subsidiaries commencing immediately after the Closing Date. Except for the Patient Injury Claims (discussed in 5.9(e) below) and except as otherwise provided in this Section 5.9, including in clauses (k),
(l), (m) and (q), Parent agrees that effective as of the Closing Date Buyer and its Affiliates shall have no liability or obligation with respect to any property/casualty liabilities (including workers' compensation) which occurred prior to the Closing Date.

                  (d) To the extent an occurrence (including an occurrence giving rise to a Patient Injury Claim in accordance with the last sentence of clause (e) below) takes place prior to the Closing Date in connection with the operation of the Business, and results in a loss of a type which is or may be covered under its insurance policies, Parent shall report such occurrences, in a manner consistent with Parent's past practices. to the respective carrier(s) in accordance with the requirements of such policies, and use its Commercially Reasonable Efforts to obtain coverage for such claims in accordance with the terms and conditions thereof.

                  (e) Notwithstanding anything to the contrary herein, liability for Patient Injury Claims shall be the exclusive responsibility of (i) Buyer, if the event giving rise to the claim "occurs" or "occurred" (in accordance with the last sentence hereof) on or after October 1, 2001 and is reported on or after October 1, 2002 (any such claim, a "Buyer Patient Injury Claim"), and (ii) Sellers, with respect to all claims arising at or prior to the Closing other than those set forth in clause (i) (any such claim, a "Seller Patient Injury Claim"). For purposes of this clause (e), a Patient Injury Claim that involves continuing behavior or a series of events, accidents or occurrences shall be deemed to "occur" on the first day of any alleged event, circumstance, or omission ("EC&O"), so long as any subsequent alleged EC&O is substantially similar in nature and/or directly related to or an unambiguous result of the first EC&O. Any other EC&O shall constitute a new EC&O.

                  (f) During the period from the date hereof through the Closing Date, Sellers shall, in a manner consistent with past practices of Sellers, administer and, if appropriate, settle all Buyer Patient Injury Claims of which Seller receives notice no later than 10 days prior to the Closing Date. Sellers and Buyer shall cooperate prior to the Closing in preparation for, and shall use all Commercially Reasonable Efforts to effect, a transition of the administration of outstanding Buyer Patient Injury Claims as of the Closing Date.

                  (g) As soon as practicable (and in all events within 10 Business Days) after the Closing, Sellers shall transfer to, or at the direction of, Buyer all material records (or copies thereof) in the

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possession of Sellers relating to any Buyer Patient Injury Claim (including those that have theretofore been settled).

                  (h) Not less than two (2) Business Days prior to the Closing Date, Sellers will give to Buyer a good faith estimate (the "Estimated Insurance Adjustment") of the amount of, and setting forth in reasonable detail the calculation of: (i) the aggregate amount of premiums collected on or before the Closing Date for Patient Injury Claims coverage in respect of each Facility relating to the insurance year commencing on October 1, 2002 through the Closing Date (the "Premiums") and (ii) the sum of (w) the aggregate amount paid in accordance with the terms hereof by Sellers in settlement of Buyer Patient Injury Claims, (x) the actual insurance premiums paid by Parent to third party insurers, fronting costs, taxes, assessments, collateral fees and broker fees for the insurance year commencing on October 1, 2002, (y) the reasonable costs and expenses of Sellers incurred in the administration of Buyer Patient Injury Claims, and (z) the reasonable costs and expenses of Parent incurred in the administration of the Buyer Patient Injury insurance program (collectively, the "Sellers' Costs"). If the Estimated Insurance Adjustment indicates that the Premiums exceeds the Sellers' Costs, at the Closing Sellers shall remit to Buyer, in immediately available funds, an amount equal to the excess of the Premiums over the Sellers' Costs. If the Estimated Insurance Adjustment indicates that the Sellers' Costs exceeds the Premiums, at the Closing Buyer shall remit to Parent, in immediately available funds, an amount equal to the excess of the Sellers' Costs over the Premiums. Promptly following the Closing, but in any event no later than 30 days after the Closing, Sellers shall deliver to Buyer a statement of the amount of, and setting forth in reasonable detail the calculation of the actual Premiums and Sellers' Costs (the "Final Insurance Adjustment"). If the Final Insurance Adjustment differs from the Estimated Insurance Adjustment, then an amount equal to the difference shall promptly be paid by Buyer to Sellers or by Sellers to Buyer, as the case may be, so that the net amounts paid pursuant to this Section 5.9(h) reflect the amount that would have been paid by Buyer or Sellers, as applicable, had the Final Insurance Adjustment been known as of the Closing.

                  (i) The parties acknowledge and agree that the aggregate projected loss for Patient Injury Claims arising from occurrences during the insurance year commencing on October 1, 2002 (the "2003 Insurance Year") is $24,180,000. Sellers will compute monthly premiums for the 2003 Insurance Year on the basis of such projected amount (such premiums to be charged during the calendar year commencing on January 1, 2003, through the Closing).

                  (j) Buyer and Seller shall cooperate in the preparation of a mutually acceptable written notice to each owner or tenant that is party to a Management Agreement advising them that the Buyer's insurance program is replacing Sellers' insurance program, or in the case of Patient Injury Claims insurance is being assigned from Seller to Buyer. Such notice may be separate or part of additional communications to each owner or tenant related to the Stock Purchase Agreement Transactions. Buyer shall deliver such notice promptly following the Closing.

                  (k) With respect to all property/casualty liability coverage policies (including workers' compensation, Employment-Related Claims based liability coverage and Patient Injury Claims coverage) or self-insured arrangements which covered occurrences prior to the Closing Date (other than Buyer Patient Injury Claims) (the "Subject Policies"), Sellers will deliver to Buyer quarterly written statements ("Insurance Statements") setting forth in reasonable detail Sellers' computation of the amounts ("Additional Cost Amounts") described in subsections 5.9 (l)(1) through (5). To the extent permitted under any applicable Management Agreement, Buyer shall (or shall cause the Company and Company Subsidiaries to) include all such Additional Cost Amounts in the insurance premiums to be charged thereunder, or shall otherwise allocate such Additional Cost Amounts to the owner, tenant or lessee, as applicable, and shall, promptly upon receipt by Buyer, Company or any Company Subsidiary of revenues

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allocable to payment of costs of insurance, remit such Additional Cost Amounts to Parent in immediately available funds. In the event that the Company or a Company Subsidiary is the tenant or lessee in respect of any applicable Facility, and there is no applicable Management Agreement, such Additional Cost Amounts shall be for the account of the Company or such Company Subsidiary, and Buyer (or the Company or a Company Subsidiary) shall promptly remit such Additional Cost Amounts in full to Sellers. In the event that an owner, tenant or lessee disputes any such Additional Cost Amounts (or any shortfall or excess amount determined in accordance with clause (m) below), Sellers and Buyer shall cooperate and use Commercially Reasonable Efforts to resolve such dispute, and, if applicable, Buyer shall hold the disputed amount in escrow pending resolution of the dispute; provided that if such dispute (other than a dispute with Company or a Company Subsidiary in the capacity of owner, tenant or lessee) results in an Action by such owner, tenant or lessee, Sellers shall indemnify, defend and hold harmless Buyer, the Company and the Company Subsidiaries, and each of their respective directors, managers, officers, employees, Affiliates, agents and assigns from and against any and all Indemnifiable Losses relating to, resulting from or arising out of such Action.

                  (l) For purposes of Section 5.9(k), Insurance Statements will include:

                           (1)      Actual incurred losses and changes in
reserves on actual incurred losses (including "Allocated Loss Adjustment Expenses") up to the per claim deductible limit of $25,000 (or $50,000 for Patient Injury Claims in Florida and Texas) and within a two year responsibility period defined as follows:

                           (i) For claims relating to the policy period October 1, 2001 through September 30, 2002, the responsibility period will terminate at close of business on September 30, 2003;

                           (ii) For claims relating to the policy period October 1, 2002 through the Closing Date, the responsibility period will terminate at close of business on September 30, 2004;

                           (2)      Unallocated charges for Parent's Casualty
Insurance program resulting from differences between the insurance year and the calendar year (approximately 3 months);

                           (3)      Outstanding state workers' compensation
self-insurance assessments, collateral fees and surety bonds supporting self-insured programs, and broker and consultant fees;

                           (4)      Claims administration costs related to open
claims; and

                           (5)      Parent's Risk Management operating expenses
related to services necessary to deliver items (1) through (4) in this Section 5.9(l).

                  For purposes of this Section 5.9(l), Sellers shall continue using the same methodology regarding allocation of risk management operating expenses and costs as Sellers have been using for the insurance year commencing on October 1, 2002.

                  (m) In addition to the foregoing, Parent shall deliver to Buyer an annual written statement setting forth Sellers' projection of the amount, if any, by which the portions of the premiums paid to and retained by Sellers in respect of Subject Policies that relate to the casualty insurance loss projections for policy periods beginning October 1, 2001 through the Closing Date are expected to exceed or be less than, as the case may be, the aggregate ultimate loss. Promptly following delivery of such statement, Buyer shall promptly collect from the owners and tenants, and remit to Parent, an amount

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equal to any projected shortfall; and Sellers shall promptly remit to Buyer (for the benefit of owners/tenants) an amount equal to the projected excess, if any. On the eighth anniversary of the Closing Date, Parent shall deliver to Buyer a written statement setting forth final adjustments based on the sum of actual claims paid and outstanding reserves based on the immediately preceding year end valuation date. Parent shall promptly remit to Buyer (for the benefit of the owners/tenants) any excess, and Buyer shall promptly collect from the applicable owners/tenants any shortfall and remit the same to Parent.

                  (n) Buyer shall have the right to conduct periodic audits regarding Parent's claims administration and post-Closing pass-through of pre-Closing loss occurrences and related costs to owners/tenants permitted under this Section 5.9 as may be reasonably requested by Buyer for purposes of verifying Insurance Statements, and Sellers shall provide Buyer's representatives reasonable access to the information necessary to permit Buyer to verify the information included on Insurance Statements.

                  (o) In the event an "owner" (or "tenant" or "lessee", as applicable) terminates a Management Agreement prior to January 1, 2004 and the Patient Injury Claims and related insurance costs owed for the three months prior to the date of termination are uncollectible, Sellers will indemnify Buyer pursuant to Article X for such uncollectible amounts.

                  (p) On or prior to the Closing Date, Sellers shall deliver to Buyer a schedule setting forth the following information with respect to each Buyer Injury Claim of which Parent has notice not less than 31 days prior to the Closing Date:

                           (i)      the occurrence date;

                           (ii)     date reported; and

                           (iii)    current reserve for the claim.

                  (q) Upon the assignment to Buyer of the patient liability insurance policies as contemplated by Section 5.9(a), and for a period of six
(6) years thereafter, Buyer will (i) cause Parent and its Affiliates to be Additional Insureds under such policies, and (ii) arrange for an insurer to front all deductibles under such patient liability policies.

                  5.10     SUPPLEMENTAL DISCLOSURE.

                  Sellers shall have the right from time to time prior to the Closing to supplement the Disclosure Schedules referenced in Section 3.1 prepared by them with respect to any matter which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Schedules. Any such supplemental disclosure of a fact, circumstance or condition that has not had, and that would not reasonably be expected to have, a Material Adverse Effect will be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Section 8.2 hereof have been satisfied, but will not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of Section 10.1(a).

                  5.11     TRANSITION SERVICES.

                  On or prior to the date hereof, Parent and Buyer shall have entered into the Transition Services Agreement, pursuant to which Parent and its Affiliates shall provide certain services to the Company and the Company Subsidiaries on the terms and conditions therein set forth.

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                  5.12     NONCOMPETITION.

                  (a) As a necessary inducement for Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Parent agrees that for a period of three years commencing on the Closing Date (the "Noncompete Period"), Parent shall not, and shall not cause or permit any of its Subsidiaries or any other entity under their control to, engage directly or indirectly, in any capacity, in any activities that Compete with the Senior Living Services Business within the United States. If Parent is acquired by, or merges or consolidates with, any Person, the restriction in this Section 5.12 shall not apply to any activities of the acquiror or its Subsidiaries (other than Parent and its Subsidiaries).

                  (b) The provisions of this Section 5.12 shall not restrict the ability of Parent or any of its Subsidiaries from engaging in the following activities:

                           (1)      the ownership of capital stock or other
equity interests of a Competing SLS Business if (a) such capital stock or other equity interests are traded on a national or regional stock exchange or are traded on the Nasdaq National Market, and (b) Parent, directly or indirectly, is the beneficial owner of not more than five percent (5%) of such Person's outstanding capital stock or other equity interests, so long as Parent does not otherwise control such Person; or

                           (2)      the acquisition of any Person which
conducts, participates or engages in, or owns or has an interest in a Competing SLS Business, if the gross sales of such Person from the Competing SLS Activities for the prior fiscal year preceding the date on which the acquisition is consummated and in any fiscal year during the Noncompete Period, do not represent (a) more than twenty percent (20%) of the gross sales (including sales from the Competing SLS Activities) of such Person (including its Subsidiaries) or (b) more than $50 million; or

                           (3)      the acquisition of any Person which
conducts, participates or engages in, or owns or has an interest in a Competing SLS Business, if the gross sales of such Person (including its Subsidiaries) from the Competing SLS Activities for the prior fiscal year preceding the date on which the acquisition is consummated, represent (a) twenty percent (20%) or more of the gross sales (including sales from the Competing SLS Activities) of such Person and (b) more than $50 million, provided, that within one year after such acquisition, revenues derived from the Competing SLS Activities represent less than twenty percent (20%) of the gross sales (including sales from the Competing SLS Activities) of such Person (without giving effect to transfers of assets of such Person to or from Buyer or any of its Subsidiaries during such period) or constitute less than $50 million.

                  (c) If a court of competent jurisdiction declares that any term or provision of this Section 5.12 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity of unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement shall be enforceable as so modified.

                  (d) Parent acknowledges that Buyer would not have an adequate remedy at law in the event of a breach or violation of this Section
5.12 by Parent or any of its Affiliates and hereby consents to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Buyer's establishing the inadequacy of any remedy at Law, and order that the breach or threatened breach of such provisions may be effectively restrained.

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                  5.13     FURTHER ASSURANCES.

                  Each of Buyer and Sellers will use Commercially Reasonable Efforts to cause all conditions to its and the other Party's obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each of Buyer and Sellers shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters. With respect to the securing of any requisite Approvals or Permits (consistent with Section 4.3) after Closing, the Parties shall timely and promptly make all filings which may be required for the securing of such Approvals or Permits (consistent with Section 4.3). In furtherance and not in limitation of the foregoing, each of Buyer and Sellers shall use Commercially Reasonable Efforts to file notification and report forms and similar applications with any applicable Governmental Entity whose Approval may be required following the Closing Date. Buyer and Sellers shall cooperate and use their respective Commercially Reasonable Efforts to respond to any requests for information by any Governmental Entity in connection with any such post-Closing Approvals.

                  5.14     THIRD PARTY INDEMNIFICATION.

                  To the extent that the Company or any Company Subsidiary does not have direct contractual indemnification rights against a third party under the Predecessor Acquisition Agreements (as defined herein), Sellers will pursue any and all such indemnification rights on behalf of Buyer at the written request of Buyer; provided that Buyer shall, upon request of Sellers and as a condition to Sellers pursuing such indemnification rights, enter into a written agreement with Sellers, in form and substance satisfactory to Sellers, pursuant to which Buyer shall agree to advance to Sellers any costs or expenses incurred by or on behalf of Sellers in pursuing such indemnification claims. "Predecessor Acquisition Agreements" means, collectively, the agreements entered into by Sellers or any Affiliates of Sellers pursuant to which Sellers, directly or indirectly through any Affiliates, acquired the capital stock or other Equity Interests or assets of the Company, the Company Subsidiaries or their predecessors, as the case may be, and any annexes, exhibits and disclosure schedules related thereto.

                  5.15     SECTION 338(h)(10) ELECTION.

                  Pursuant to Section 3.06 of the Tax Sharing Agreement, Buyer will make, and Sellers will join with Buyer in making, an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax law, including any election similar to the election available under Code
Section 338(g)) with respect to the Purchase.

                  5.16     SUBORDINATION OF OWNER 10 MANAGEMENT FEES.

                  (a) Sellers have informed Buyer that the Company and the owners of the Owner 10 Facilities are negotiating amendments to the Owner 10 Management Agreements pursuant to the terms of a memorandum, a copy of which is attached hereto as Exhibit G (the "Owner 10 Memorandum"), for the sole purpose of modifying certain terms and conditions of the Owner 10 Management Agreement, including the terms on which certain fees payable under the Owner 10 Management Agreements are subordinate to owner's priorities relating to the Owner 10 Properties as set forth in the Owner 10 Memorandum (the "Owner 10 Management Agreement Amendments"). Buyer hereby consents to the continued negotiation by Sellers of the Owner 10 Management Agreement Amendments and the execution and delivery by the Company of the Owner 10 Management Agreement Amendments (together

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with any other changes to the Owner 10 Management Agreements agreed upon by
Sellers and the owner of the Owner 10 Facilities provided such changes are reasonably acceptable to Buyer, which consent shall not be unreasonably withheld) prior to the Closing. To the extent any such amendments are not entered into prior to the Closing, Buyer hereby consents to the continued negotiation by Seller, during the two year period commencing on the Closing Date, of the Owner 10 Agreement Amendments, and agrees to cause the Company to execute and deliver any of the Owner 10 Agreement Amendments (together with any other changes agreed upon by Sellers and the owner of the Owner 10 Facilities so long as such changes are reasonably acceptable to Buyer, which consent shall not be unreasonably withheld or delayed), that are agreed upon by Sellers and the owner of the Owner 10 Facilities during such two-year period.

                  (b) In the event that the Owner 10 Agreement Amendments are not executed and delivered with respect to an Owner 10 Management Agreement or a new management agreement entered into by Buyer or any Affiliate of Buyer, including the Company or any Company Subsidiary, with respect to the same Owner 10 Facility (each, an "Owner 10 New Management Agreement"), prior to the end of the two-year period commencing on the Closing Date, Sellers shall be entitled to a post-Closing adjustment to the Purchase Price in accordance with this Section
5.16. Buyer may assign any Owner 10 Management Agreement or Owner 10 New Management Agreement, in whole or in part at any time during the two-year period commencing on the Closing Date; provided that any such assignment shall not relieve Buyer of its payment obligations under this Section 5.16.

                  (c) For each Owner 10 Management Agreement or Owner 10 New Management Agreement, the amount of the adjustment under this Section 5.16 (the "Section 5.16 Adjustment Amount") shall be equal to the product of (x) the difference between (A) the average base fee percentage (i.e., the base fee calculated as a percentage of gross property revenues) for the remaining number of 12-month periods under the term of such Owner 10 New Management Agreement or Owner 10 New Management Agreement, as the case may be, including any possible extensions of the term thereof (not subject to any conditions, other than the delivery of notice of such extension, that have not been satisfied as of the of the calculation under this Section 5.16(c) or are within the reasonable control of the operator or manager) at the operator's or manager's option without the consent of the "owner" (or "tenant" or "lessee", as applicable), calculated from the Closing Date (for Owner 10 Management Agreements) or the effective date (for Owner 10 New Management Agreements), as the case may be, minus (B) 3.5%, multiplied by (y) the gross property revenues derived from the operation of the Owner 10 Facility to which such Owner 10 Management Agreement or Owner 10 New Management Agreement relates during the immediately preceding 12-month period (i.e., in the case of a Owner 10 Management Agreement, the 12-month period ending on the second anniversary of the Closing Date and, in the case of a Owner 10 New Management Agreement, the twelve month period ending on the effective date of the Owner 10 New Management Agreement) (each, a "Section 5.16 Measurement Period"), multiplied by (z) a number equal to the lesser of (A) the remaining number of 12-month periods under the term of such Owner 10 Management Agreement or Owner 10 New Management Agreement, as the case may be, including any possible extensions of the term thereof (not subject to any conditions, other than the delivery of notice of such extension, that have not been satisfied as of the of the calculation under this Section 5.16(c) or are within the reasonable control of the operator or manager) at the operator's or manager's option without the consent of the "owner" (or "tenant" or "lessee", as applicable), calculated from the Closing Date (for Owner 10 Management Agreements) or the effective date (for Owner 10 New Management Agreements), as the case may be (including, for any partial year, the actual number of days remaining under the term of such Owner 10 Management Agreement or Owner 10 New Management Agreement, as the case may be, including any possible extensions of the term thereof (not subject to any conditions, other than the delivery of notice of such extension, that have not been satisfied as of the of the calculation under this Section 5.16(c) or are within the reasonable control of the operator or manager) at the operator's or

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manager's option without the consent of the "owner" (or "tenant" or "lessee", as applicable), calculated from the Closing Date (for Owner 10 Management Agreements) or the effective date (for Owner 10 New Management Agreements), as the case may be divided by 360 or if the remaining term of the Owner 10 Management Agreement or Owner 10 New Management Agreement, as the case may be, is cancelable by the "owner" (or "tenant" or "lessee", as applicable) without cause or a default by the Company during such period, the number of days prior notice required to be given by the "owner" (or "tenant" or "lessee", as applicable) prior to termination of the Management Agreement divided by 360);
and (B) five. Notwithstanding anything to the contrary in this Section 5.16, Sellers shall not be entitled to more than one adjustment with respect to any Owner 10 Facility.

                  (d) Within 90 days following the second anniversary of the Closing Date, Buyer shall prepare and submit to Parent (on behalf of Parent and the other Sellers) a statement (the "Section 5.16 Adjustment Statement") setting forth, in reasonable detail, the Section 5.16 Adjustment Amount. Within 90 days following the effective date of any Owner 10 New Management Agreement, Buyer shall prepare and submit to Parent (on behalf of Parent and the other Sellers) a Section 5.16 Adjustment Statement setting forth, in reasonable detail, the calculation of the Section 5.16 Adjustment Amount with respect to such Owner 10 New Management Agreement. In the event that Sellers have any objections with respect to a Section 5.16 Adjustment Statement, Parent (on behalf of Parent and the other Sellers) shall notify Buyer in writing of their objections within 30 days after receipt of the Section 5.16 Adjustment Statement, which notification shall set forth, in reasonable detail, the reasons for Sellers' objections. If Sellers fail to deliver a notice of objection within 30 days after receipt of a Section 5.16 Adjustment Statement, Sellers shall be deemed to have accepted the Section 5.16 Adjustment Statement and Buyer's calculations therein shall not be considered in dispute. In the event Sellers fail to deliver a notice of objection within 30 days after receipt of a Section
5.16 Adjustment Statement (the "Section 5.16 Objection Notice Period"), Buyer shall pay an amount equal to the aggregate Section 5.16 Adjustment Amount within five Business Days after the end of the Section 5.16 Objection Notice Period.

                  (e) If Sellers timely deliver a notice of objection, Sellers and Buyer shall endeavor in good faith to resolve all of Sellers' objections within 30 days after receipt of Sellers' notice of objections. If Sellers and Buyer are unable to resolve the disputed matters with respect to a
Section 5.16 Adjustment Statement within 30 days after receipt of Sellers' notice of objections, Sellers and Buyer shall refer the matter to the Independent Accountants to resolve the matters in dispute (in a manner consistent with this Section 5.16 and with any matters not in dispute), and the determination of the Independent Accountants in respect of the correctness of each matter remaining in dispute shall be final, binding and conclusive on Sellers and Buyer. The determination of the Independent Accountants shall be based solely on presentations by Sellers and Buyer and shall not be by independent review. Subject to any applicable privileges (including the attorney-client privilege), Buyer shall make available to Sellers and, upon request, to the Independent Accountants, the books, records, documents and work papers underlying the preparation of the Section 5.16 Adjustment Statement. Subject to any applicable privileges (including the attorney-client privilege), Sellers shall make available to Buyer and, upon request, to the Independent Accountants, the books, records, documents and work papers created or prepared by or for Sellers in connection with the review of the Section 5.16 Adjustment Statement. The fees and expenses, if any, of the Independent Accountants shall be paid one-half by Sellers and one-half by Buyer. Buyer shall pay the Section
5.16 Adjustment Amount, as determined following resolution of all disputed matters pursuant to this Section 5.16(e), within 10 days after the final resolution of such disputed matters.

                  (f) Any payment under this Section 5.16 shall be made in immediately available funds by wire transfer to a bank account designated in advance in writing by Parent.

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                  5.17     PERFORMANCE TERMINATION AVOIDANCE PAYMENT.

                  If a payment is required to be made by the Company during calendar year 2005 pursuant to the terms of a Management Agreement with respect to any of the Facilities set forth on Schedule 5.17 in order to avoid the termination of such Management Agreement based on the economic performance of the applicable Facility during calendar year 2004, and the Company or any Company Subsidiary shall make such payment, then it shall provide written notice of such payment to Parent, along with supporting documentation calculating the amount of such payment and evidencing the making of such payment. Promptly after receipt of the notice required by the preceding sentence Parent shall reimburse Buyer for the amount of such payment; provided that Parent's obligations to reimburse Buyer under this Section 5.17 shall not exceed $2,900,000 in the aggregate. If the aggregate payments under this Section 5.17 are less than $2,900,000 Parent shall pay the difference to increase the non-refundable reserve fund established in Section 5.18 hereof.

                  5.18     CERTAIN LEASEHOLD TRANSFERS.

                  At Closing, at the request of Buyer, Parent shall (i) cause the Company or the applicable Company Subsidiary to transfer the Leases listed on Schedule 5.18 to a tenant designated by Buyer and CNL and (ii) provide Buyer or such tenant a non-refundable reserve fund of $6,000,000, provided any such tenant shall accept assignment of the Leases specified above and the restrictions and obligations (the "Contract Restrictions") contemplated by
Section 5.7(b), and Parent will not have any equity interest or other claim against such tenant except in respect of the Contract Restrictions. The Parties shall cooperate to effect the transactions described in this Section 5.18.

                  5.19     STATUS OF ONGOING PROCEEDINGS

                  From and after the date of this Agreement, Sellers shall keep Buyer fully informed regarding the progress and status of the proceedings described on Schedule 5.19 and provide promptly to Buyer copies of all written correspondence, pleadings and other documents related thereto, except those materials and documents that are subject to the attorney-client privilege or other similar privilege, until the final resolution thereof.

                                   ARTICLE VI
                         EMPLOYEES AND EMPLOYEE MATTERS

                  6.1      NON-EXECUTIVE EMPLOYEES

                  (a) The names of each corporate-level and regional-level employee, other than employees described in Section 6.3, of the Company and the Company Subsidiaries, together with their date of hire, rates of annual compensation and pay grade, as of the date of this Agreement will be set forth on a schedule and supplied to Buyer within 10 days after the date of this Agreement. Buyer shall cause the Company and each Company Subsidiary, as applicable, to continue to employ substantially all of such corporate-level and regional-level non-executive Active Employees (as defined below) for a period of at least 90 days following the Closing; provided, however, that nothing herein shall be interpreted or construed in a manner that would prevent the Company or any Company Subsidiary that employs such person (i) to terminate such person's employment at any time after the Closing for cause or in connection with a reduction in staff resulting from the termination of one or more Management Agreements or (ii) to continue to employ facility-level employees for any period of time. The Company and the Company Subsidiaries, as applicable, shall provide separation pay in accordance with the policies set forth in Schedule 6.1(a) to those corporate-level and regional-level Company and Company Subsidiary

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employees, other than employees described in Section 6.3, who are not offered a continuing position with the Company or a Company Subsidiary without a significant reduction in cash compensation after the 90 day period following the Closing Date in accordance with the policies set forth in Schedule 6.1(a). The receipt of such separation pay shall be conditioned upon the execution and delivery of a standard company release by each such employee.

                  (b) Buyer, the Company and the Company Subsidiaries shall have no obligation to employ anyone who is employed by Parent or its Affiliates (other than the Company and the Company Subsidiaries) after the Closing, except as otherwise expressly agreed in writing by Buyer and such employees. The term "Active Employees" shall include all full-time employees, employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, on layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement. The names of each employee on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, on layoff with recall rights, and on other approved leaves of absence with a legal or contractual right to reinstatement, as of the date of this Agreement will be set forth on a schedule and supplied to Buyer within 10 days of the date of this Agreement.

                  6.2      EMPLOYEE BONUSES.

                  Parent shall determine and cause to be paid the bonuses for corporate, regional and community based eligible employees under and in accordance with the Company's or any Company Subsidiary's bonus policies or plans in effect on the date of this Agreement for the year ending January 3, 2003. For the period commencing January 4, 2003 until the Closing, the Company and any Company Subsidiary shall accrue bonus expense in accordance with the Company's or the Company Subsidiary's bonus policies or plans for purposes of Adjusted Working Capital.

                  6.3      EXECUTIVE SEVERANCE AGREEMENTS.

                  The Company and the Company Subsidiaries, as applicable, shall be solely responsible for and provide separation pay for the executives listed in Schedule 6.3(a)(1), in accordance with the provisions listed on Schedule 6.3(a)(2) and subject to Section 6.5. Parent shall be solely responsible for and provide separation pay for the executives listed in Schedule 6.3(a)(3), in accordance with the provisions listed on Schedule 6.3(a)(4). The receipt of such separation pay by any executive listed in Schedule 6.3(a)(1) or Schedule 6.3(a)(3) shall be conditioned upon the execution and delivery of a standard company release by each such executive.

                  6.4      EMPLOYEE BENEFIT AND HEALTH PLAN MATTERS.

                  (a) Immediately following the Closing Date, Company and Company Subsidiary employees, during such time as their employment with Buyer and its Affiliates is continued, shall be eligible to participate in Buyer's employee benefit plans that provide health, dental, vision, disability, life insurance and 401(k) benefits ("Buyer's Benefit Plans") on the same terms and conditions as similarly situated employees of Buyer are eligible to participate therein, subject to the terms and conditions of such plans, provided, however, that any Company or Company Subsidiary employee who is hospitalized or is disabled pursuant to the terms of the Marriott International, Inc. Long-Term Disability Plan, the Marriott International, Inc. Short-Term Disability Plan or the Marriott International, Inc. Disability Plus Plan ("Parent's Disability Plans") on the Closing Date shall not be eligible to participate in the Buyer's health, dental, vision plans, or eligible for any benefits thereunder until such Company or Company Subsidiary employee has returned to work or is no longer disabled pursuant to the Parent's Disability Plans.

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Moreover, Buyer will provide under its comprehensive major medical and dental plans for the integration of current year co-payments and payments made under a deductible for Sellers' indemnity plans. Buyer shall cause Buyer's Benefit Plans to recognize prior service of a Company or Company Subsidiary employee with Parent and its Affiliates to the extent recognized under the corresponding employee benefit plans of Parent ("Parent's Benefit Plans") prior to the Closing as service with Buyer and its Affiliates solely for purposes of (i) any Buyer Benefit Plan that is not an Employee Pension Benefit Plan for purposes of any waiting period and eligibility requirements and (ii) any Buyer Benefit Plan that is an Employee Pension Benefit Plan, for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) thereunder. Except as provided above, the benefit coverage which Buyer will provide to Company and Company Subsidiary employees under Buyer's Benefit Plans shall commence immediately following the Closing. Parent shall continue to provide benefit coverage to all Company and Company Subsidiary employees under Parent's Benefit Plans until the Closing and to all former employees who are eligible for any post-termination of services benefits under Parent's Benefit Plans. Notwithstanding the foregoing, Parent shall retain all liability, responsibility and obligation under the Parent's Benefit Plans with respect to the Company and the Company Subsidiaries employees for the provision of any benefits under such plans, including comprehensive health, dental or drug welfare benefits payable with respect to any covered health, dental, and/or other covered services and/or materials and/or supplies and/or expenses, which were provided to or were incurred prior to the Closing, regardless of whether the payment therefore is due before or after the Closing Date; provided, however, that nothing herein shall require Parent to adopt any new plans or benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to Company or Company Subsidiary employees.

                  (b) Immediately following the Closing Date, Company and Company Subsidiary employees, during such time as their employment with Buyer and its Affiliates is continued, shall be eligible to participate in Buyer's short-term and long-term disability employee benefit plans ("Buyer's Disability Plans") on the same terms and conditions as similarly situated employees of Buyer are eligible to participate therein, subject to the terms and conditions of such plans; provided, however, that any Company or Company Subsidiary employee who is disabled pursuant to the terms of the Parent's Disability Plans on the Closing Date shall not be eligible to participate in the Buyer's Disability Plans or eligible for any benefits thereunder until such Company or Company Subsidiary employee is no longer disabled pursuant to the Parent's Disability Plans. Buyer shall cause the Buyer's Disability Plans to recognize prior service of a Company or Company Subsidiary employee with Parent and its Affiliates to the extent recognized under the Parent's Disability Plans prior to the Closing as service with Buyer and its Affiliates solely for purposes of any waiting period and eligibility requirements thereunder. Except as provided above, the benefit coverage which Buyer will provide to Company and Company Subsidiary employees under Buyer's Disability Plans shall commence immediately following the Closing. Parent shall continue to provide benefit coverage to all Company and Company Subsidiary employees under the Parent's Disability Plans until the Closing and will continue to provide benefit coverage under the Parent's Disability Plans to those Company and Company Subsidiary employees who are disabled pursuant to the Parent's Disability Plans on the Closing Date until such employees cease to be disabled pursuant to the Parent's Disability Plans. Notwithstanding the foregoing, Parent shall retain all liability, responsibility and obligation under the Parent's Disability Plans with respect to the Company and the Company Subsidiaries employees for the provision of any benefits under such plans that were provided to or were incurred prior to the Closing, regardless of whether the payment therefore is due before or after the Closing.

                  (c) Except as otherwise provided in this Agreement, Parent agrees that effective as of the Closing Date, Buyer and its Affiliates shall have no liability or obligation with respect to any Parent's Benefit Plan or any benefits or other amounts payable or provided under any Parent's Benefit Plan or any contract relating to employment or termination of employment between Parent or any of its

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Affiliates and any of their employees or former employees. Effective as of the
Closing Date, the active participation of all Company and Company Subsidiary employees and their beneficiaries in the Parent's Benefit Plans will terminate and no further benefits shall accrue under the Parent's Benefit Plans with respect to any Company and Company Subsidiary employees or any beneficiary thereof, except to the extent provided in this Agreement. Parent shall take all necessary or appropriate actions to cause the Company and the Company Subsidiaries to cease their participation and the participation of their employees in the Parent's Benefit Plans as of the Closing Date.

                  (d) Prior to the Closing, Parent shall take all necessary or appropriate actions to complete the merger of and transfer of all assets and liabilities of The Forum Group 401(k) Savings Plan with and into the Marriott International, Inc. Employees' Profit Sharing Retirement and Savings Plan and Trust.

                  (e) The terms of Buyer's 401(k) plan shall provide that Company and Company Subsidiary employees have the right to make individual rollover contributions to Buyer's 401(k) plan of any "eligible rollover distributions," as such term is defined in the Parent's 401(k) plan, distributed by Parent's 401(k) plan; provided, however, that an eligible rollover distribution shall not include shares of Parent's common stock.

                  (f) Matching contributions shall be made to Parent's 401(k) plan on behalf of Company or Company Subsidiary employees at the same time as matching contributions are made to Parent's 401(k) plan with respect to other employees of Parent participating in such 401(k) plan.

                  (g) Thirty days prior to Closing, Parent shall notify Buyer in writing of the amount of each Company and Company Subsidiary employee's positive account balances (net of any outstanding reimbursement checks) under the Marriott International, Inc. Health Care Spending Account Plan and the Marriott International, Inc. Dependent Care Assistance Plan (the "Parent's Flex Plans") (net of any outstanding reimbursement checks) as of such date and deliver to Buyer information on participant elections, year-to-date contributions and year-to-date claims paid under the Parent's Flex Plans for the respective plan years of the Parent's Flex Plans that include the Closing Date. As soon as practicable after the Closing Date, Parent shall cause to be delivered to Buyer: (i) the information described in the preceding sentence updated to reflect the positive account balances (net of outstanding reimbursement checks) of all Company and Company Subsidiary employees as of the Closing, (ii) all claims payments and contributions made under each Parent's Flex Plan with respect to each Company and Company Subsidiary employee through the Closing Date; and (iii) a cash payment equal to the aggregate positive account balances (net of outstanding reimbursement checks) of the Company and Company Subsidiary employees under the Parent's Flex Plans as of the Closing. Buyer shall cause the appropriate Buyer flexible spending account plan (the "Buyer's Flex Plan") to credit the account balances of the Company and Company Subsidiary employees under the Buyer's Flex Plan with amounts equal to their respective account balances under the Parent's Flex Plans (net of outstanding reimbursement checks) as of the Closing. Parent shall provide Buyer with such information and assistance as Buyer may reasonably request to allow Buyer to fulfill its obligations under this Section 6.4(g).

                  (h) Buyer will assume the liability to make deferred compensation payments under the Marriott International, Inc. Executive Deferred Compensation Plan solely with respect to those Company and Company Subsidiary Active Employees who are participants in the Marriott International, Inc. Executive Deferred Compensation Plan upon the Closing Date. On or promptly after the Closing Date, Parent shall transfer assets to Buyer equal to the benefits that have accrued under such plan on behalf of such employees as of the Closing Date.

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                  (i)      On and after the Closing Date, neither the Company
nor the Company Subsidiaries shall be bound by any retirement agreements entered into initially by the Forum Group, Inc. Prior to the Closing, Parent shall take all necessary or appropriate actions to either satisfy all obligations under the terms of such agreements or transfer all legal obligations under such agreements to either Parent or an Affiliate of Parent.

                  (j) Parent agrees to transfer to Buyer any records relating to withholding and payment of income, disability, unemployment, FICA, and similar taxes ("Payroll Taxes") with respect to wages paid by the Parent during the 2003 calendar year to the employees of the Company and the Company Subsidiaries as of the Closing Date.

                  6.5      EQUITY-BASED COMPENSATION.

                  Buyer shall not assume or be obligated to replace any vested or unvested equity-based awards granted to the employees of the Company or the Company Subsidiaries under the Marriott International, Inc. Employee Stock Purchase Plan, the Marriott International, Inc. 2002 Comprehensive Stock and Cash Incentive Plan or any other equity-based compensation plan, program or policy, notwithstanding any policies or provisions of any severance plan, policy or arrangement or separation plan, policy or arrangement to the contrary.

                  6.6      VACATION, PERSONAL AND SICK LEAVE.

                  On the Closing Date, Buyer shall cause the Company and the Company Subsidiaries to: (i) assume all liabilities of Parent or any Affiliate of Parent with respect to any accrued but unused vacation time, personal time and sick leave of the employees of the Company and the Company Subsidiaries; and
(ii) allow such employees to receive paid time off on or after the Closing Date for any unused vacation time, personal time or sick leave accrued prior to the Closing Date. On and after the Closing Date, Company and Company Subsidiary employees shall accrue vacation time, personal time and sick leave under the Buyer's policies or practices as then in effect. The full amount of the vacation time and personal time shall be a current liability as of the Closing Date for purposes of Adjusted Working Capital.

                  6.7      EMPLOYEE RIGHTS.

                  (a) Nothing herein expressly stated or implied shall confer upon any employee of Parent or its Affiliates or the Company or the Company Subsidiaries, or Buyer or its Affiliates, or upon any legal representative of any such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

                  (b) Nothing in this Agreement shall be deemed to confer upon any person (or any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder.

                  (c) Nothing in this Agreement shall cause Buyer or its Affiliates or the Company or Company Subsidiaries, or Parent or its Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Company or Company Subsidiary employee or, except as otherwise provided in this Agreement, to continue to employ any Company or Company Subsidiary employee for any period of time following the Closing Date.

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                  6.8      WARN ACT REQUIREMENTS.

                  The Company shall not, and shall cause the Company Subsidiaries each not to, at any time within the 90-day period prior to the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN Act"), or any similar Law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or the Company Subsidiaries, without notifying Buyer in advance and without complying with the notice requirements and all other provisions of the WARN Act and any similar Law.

                  6.9      EMPLOYMENT-RELATED CLAIMS.

                  Sellers shall continue to be responsible for and shall, jointly and severally, indemnify, defend and hold harmless Buyer, the Company, each of the Company Subsidiaries, each owner of a managed or leased Facility and each of their respective directors, officers, employees, managers, Affiliates, agents, successors and assigns from and against any and all liability relating to, resulting from or arising out of any Employment-Related Claims to the extent relating to, resulting from or arising out of any action, inaction, event, condition, Liability or obligation occurring or existing on or prior to the Closing Date and relating to Sellers, the Company, any Company Subsidiary or any of their respective Affiliates (except to the extent such Liability was reflected in the Financial Statements). As used herein, "Employment-Related Claim" means a claim or cause of action arising under or relating to ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the WARN Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, state or federal unemployment laws and all other Laws, including state and local Laws, pertaining to employees. Buyer shall cooperate with Sellers (at Sellers' expense) including by providing any information, documents and personnel reasonably requested by Sellers relating to such Employment-Related Claim and taking such action in connection with contesting such Employment-Related Claim as Sellers shall reasonably request and indemnification for such Employment Related Claim shall be subject to the terms of Article X including Section 10.3; and provided further, that nothing herein is intended to or shall (i) relieve "owners" (or "tenants" or lessees", as applicable) from liability that such persons would have under the applicable Management Agreements and practices in effect as of the Closing Date or (ii) relieve Buyer of its obligations under
Section 5.9. Buyer shall have the right to directly participate and to have counsel selected by Buyer participate in all proceedings relating to Employment-Related Claims at Buyer's expense.

                                  ARTICLE VII
                             [INTENTIONALLY OMITTED]

                                  ARTICLE VIII
                             CONDITIONS OF PURCHASE

                  8.1      GENERAL CONDITIONS.

                  The obligations of Buyer and Sellers to effect the Closing shall be subject to the following conditions, unless waived in writing by all Parties on or prior to the Closing Date:

                  (a) NO ORDERS; LEGAL PROCEEDINGS. No Action shall be pending by any Governmental Entity, and no Governmental Entity shall have issued or entered any injunction (whether temporary, preliminary, permanent or by stipulation), judgment or order, which shall remain in effect, that would (i) prevent consummation of the Acquisition Transactions, (ii) prohibit or limit in any material

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respect Buyer's ability to exercise ownership of the Stock or (iii) materially adversely affect Buyer's right to own the assets or operate the Business.

                  (b) APPROVALS. All Approvals and Permits required by applicable Law to be obtained from any Governmental Entity to consummate the transactions contemplated hereby which are identified on Schedule 8.1(b) shall have been received or obtained on or prior to the Closing Date and any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated; provided (x) if the alternative discussed in the last sentence of Section 4.3(a) is available and may be implemented in a timely manner this condition be deemed satisfied to the extent provided in the last sentence of Section 4.3(a) and (y) an Approval or Permit shall be deemed to have been "received" or "obtained" if Buyer shall have been informed (verbally or in writing) by the applicable Governmental Entity that such Approval or Permit will be transferred, issued or reissued without the imposition of any materially burdensome conditions.

                  (c) CNL TRANSACTION. The CNL Transaction shall have been consummated.

                  8.2      CONDITIONS TO OBLIGATION OF BUYER.

                  The obligation of Buyer to effect the Closing shall be further subject to the following conditions, except to the extent waived in writing by Buyer on or prior to the Closing Date:

                  (a) REPRESENTATIONS AND WARRANTIES OF SELLERS. The representations and warranties of Sellers contained herein shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (without giving effect to any supplements or amendments to the Disclosure Schedules delivered pursuant to Section 5.10) (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, as of such date), except to the extent that the failure of such representations and warranties to be true and correct, has not had or would not reasonably be expected, in any individual case or in the aggregate, to have a Material Adverse Effect, but excluding any fact, circumstance or condition for which a Purchase Price adjustment (or related indemnification) is available under this Agreement or any Related Agreement. For purposes of this Section 8.2(a), the representations and warranties of Sellers contained in this Agreement shall be deemed to have been made without any qualification as to materiality and accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects," and similar terms and phrases shall be deemed deleted therefrom (except, however, that concepts of materiality and correlative meanings will be given effect (and not deleted) to the extent provided in the last sentence of Section 10.1(a)).

                  (b) COVENANTS OF SELLERS. Sellers shall have performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by them at or prior to the Closing except where the failure to perform would not reasonably be expected to have a Material Adverse Effect, but excluding any non-performance for which a Purchase Price adjustment (or related indemnification) is available under this Agreement or any Related Agreement.

                  (c) OFFICER'S CERTIFICATE. Buyer shall have received a certificate of Sellers, in form and substance reasonably satisfactory to Buyer, signed by an authorized executive officer of each Seller to the effect that the conditions in Sections 8.2(a) and 8.2(b) have been satisfied.

                  (d) RESIGNATION OF DIRECTORS AND CERTAIN OFFICERS. The officers of the Company and the Company Subsidiaries who will remain employed by Sellers or one of its Affiliates after the Closing Date and all directors of the Company and the Company Subsidiaries shall have submitted their

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resignations in writing to the Company and/or the relevant Company Subsidiaries, as applicable. Such resignations of officers and directors (in such capacity) shall be effective as of the Closing.

                  (e) FIRPTA CERTIFICATE. Buyer shall have received a non-foreign status certificate, duly executed, that would exempt the transactions contemplated by this Agreement from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

                  (f) SELLERS' STOCK CERTIFICATES. Buyer shall have received certificates representing the Stock, duly endorsed in blank or with duly executed stock powers, as contemplated in Section 2.1.

                  (g)      INTELLECTUAL PROPERTY ASSIGNMENTS. In accordance with
Section 5.6, Buyer shall have received from Sellers or their Affiliates assignments to the Company and the Company Subsidiaries, in substantially the form attached hereto as Exhibit D, of those registered trademarks and service marks and trademark and service mark applications listed on Schedule 5.6(a)(1), and Sellers and their Affiliates shall have executed documents, in substantially the form attached hereto as Exhibit E, surrendering the trademark and service mark registrations listed on Schedule 5.6(b).

                  (h) OPINION OF SELLERS' COUNSEL. Buyer shall have received from O'Melveny & Myers LLP and Richards, Layton & Finger legal opinions dated as of the Closing Date addressing the matters set forth on Exhibit H hereto.

                  (i) TAX SHARING AGREEMENT. Sellers shall have executed and delivered the Tax Sharing Agreement.

                  (j) FINANCIAL SUPPORT ARRANGEMENTS. Parent shall have entered into the Intercreditor Agreements in the form of Exhibit F with respect to the documents identified on Schedule 5.7(a)(1) as the "Owner 2 Revolving Credit Facilities".

                  (k)      [RESERVED].

                  (l) SUBLEASE. Parent shall have executed and delivered the Sublease.

                  (m) FINANCIAL SUPPORT ARRANGEMENTS AND LIFECARE AGREEMENTS OF UNDERTAKING. Parent shall have executed and delivered the Assumption and Reimbursement Agreement and any other documentation required to effectuate the provisions of Section 5.7.

                  8.3      CONDITIONS TO OBLIGATION OF SELLERS.

                  The obligation of Sellers to effect the Closing shall be further subject to the following conditions, except to the extent waived in writing by Sellers on or prior to the Closing Date:

                  (a) REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer contained herein shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date, except to the extent that the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality or "Material Adverse Effect"), would not reasonably be expected, in any individual case or in the aggregate, to have a material adverse effect on Buyer's ability to perform this Agreement.

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                  (b)      COVENANTS OF BUYER. Buyer shall have in all material
respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by it at or prior to the Closing.

                  (c) OFFICER'S CERTIFICATE. Sellers shall have received a certificate of Buyer, in form and substance reasonably satisfactory to Sellers, signed by an authorized executive officer of Buyer to the effect that the conditions in Sections 8.3(a) and 8.3(b) have been satisfied.

                  (d) FINANCIAL SUPPORT ARRANGEMENTS AND LIFECARE AGREEMENTS OF UNDERTAKING. Buyer shall have executed and delivered the Assumption and Reimbursement Agreement and any other documentation reasonably requested by Sellers to effectuate the provisions of Section 5.7(e).

                  (e) OPINION OF BUYER'S COUNSEL. Sellers shall have received from Hogan & Hartson L.L.P. and Richards, Layton & Finger legal opinions dated as of the Closing Date addressing the matters set forth on
Exhibit I hereto.

                  (f) TAX SHARING AGREEMENT. The Company shall have executed and delivered the Tax Sharing Agreement.

                  (g) SUBLEASE. Buyer shall have executed and delivered the Sublease.

                                   ARTICLE IX
                           TERMINATION OF OBLIGATIONS

                  9.1      TERMINATION OF AGREEMENT.

                  Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing as follows and in no other manner:

                  (a) MUTUAL CONSENT. By mutual consent in writing of Buyer and Sellers.

                  (b) CLOSING NOT CONSUMMATED BY EARLIER DATE. By Sellers or Buyer at any time after May 31, 2003, if the Closing shall not have occurred by such date, unless extended by mutual consent in writing of Buyer and Sellers; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.

                  (c) CONDITIONS TO BUYER'S PERFORMANCE NOT MET. By Buyer upon written notice to Sellers if any Seller breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach of failure to perform (i) would give rise to the failure of a condition set forth in Article VIII, and (ii) if capable of being cured, has not been cured within 30 days after the giving of written notice to Sellers of such breach; provided that Buyer is not then in material breach of its representations, warranties or covenants contained in this Agreement.

                  (d) CONDITIONS TO SELLERS' PERFORMANCE NOT MET. By Sellers upon written notice to Buyer if Buyer (x) breaches of fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement (other than Section 4.14 which is addressed in clause (y) below), which breach of failure to perform (i) would give rise to the failure of a condition set forth in Article VIII, and (ii) if capable of being cured, has not been cured within 30 days after the giving of

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written notice to Buyer of such breach or (y) breaches or fails to perform its obligation under Section 4.14; provided that no Seller is then in material breach of its representations, warranties or covenants contained in this Agreement.

                  9.2      EFFECT OF TERMINATION.

                  (a) In the event that this Agreement shall be terminated pursuant to Section 9.1, all future obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in this Section 9.2 and
Article XI and the Confidentiality Agreement shall survive any such termination in accordance with their terms. A termination under Section 9.1 shall not relieve any Party of any liability for a willful breach of any covenant or agreement under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach. If this Agreement is terminated for any reason, for a period of one year after this Agreement is terminated Buyer will not without the prior written consent of Parent, directly or indirectly, solicit for employment or employ any current employee of Parent or any current employee of the Company or the Business, so long as such employee both remains in the employ of Parent, the Company or any Subsidiary of either, and holds a position of responsibility of general manager or higher; provided, however, that this sentence shall not restrict or preclude Buyer from making generalized searches for employees by use of advertisements in the media (including without limitation trade media and the internet) or by engaging search firms which are not targeted or focused on employees of Parent, the Company, or either of their Affiliates or Subsidiaries, and hiring an employee as a result of such searches.

                  (b) Buyer acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, if (i) the conditions to Closing in Sections 8.1 and 8.2 have been satisfied and this Agreement has not been terminated in accordance with its terms prior to such satisfaction and (ii) Sellers have notified Buyer of their intention to consummate the transaction contemplated under this Agreement, and if the Closing does not then occur due to the refusal of Buyer to consummate the transactions contemplated under this Agreement, then at Seller's election (x) Parent will be entitled to draw the entire amount of the L/C or Escrow Fund (as applicable) as liquidated damages (and not as a penalty), which the Parties agree is a reasonable estimate of the damages that would be sustained by Sellers in the event that the Closing does not occur or (y) Sellers will be entitled to pursue any remedies available to Sellers at law or in equity, subject any express limitations set forth in this Agreement.

                  (c) Sellers acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, if (i) the conditions to Closing in Sections 8.1 and 8.3 have been satisfied and this Agreement has not been terminated in accordance with its terms prior to such satisfaction and (ii) Buyer has notified Sellers of its intention to consummate the transaction contemplated under this Agreement, and if the Closing does not then occur due to the refusal of Sellers to consummate the transactions contemplated under this Agreement, then Buyer shall be entitled to any remedies available to Buyer at law or in equity, subject to any express limitations set forth in this Agreement, including the right to specifically enforce the terms of this Agreement in a court of competent jurisdiction.

                                   ARTICLE X
                            INDEMNIFICATION; SURVIVAL

                  10.1     OBLIGATIONS OF SELLERS.

                  Effective as of the Closing, Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyer, the Company and the Company Subsidiaries, and each of their respective directors,

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managers, officers, employees, Affiliates, agents and assigns from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                  (a) any breach of any of the representations and warranties made by Sellers as of the date hereof or as of the Closing Date in or pursuant to this Agreement, other than those relating to Taxes (which are governed by the Tax Sharing Agreement);

                  (b) any material breach or nonperformance of any of the covenants of Sellers contained in this Agreement or the Related Agreements, including any matter as to which Sellers in other provisions of this Agreement or the Tax Sharing Agreement have expressly agreed to indemnify Buyer or (subsequent to Closing) the Company or any Company Subsidiary;

                  (c) any matter as to which Sellers in other provisions of this Agreement have agreed to retain liabilities or obligations of the Company or any Company Subsidiary (other than as covered by clause (e) of this Section 10.1);

                  (d) any Pre-Closing Claim relating to: (i) any litigation or disputes pending as of the Closing Date (including the matters described on Schedule 3.1(i)); (ii) employment-related claims and related matters as to which Sellers have agreed to indemnify Buyer pursuant to Section 6.9; (iii) Medicare, Medicaid or any other State or Federal HealthCare Programs; or (iv) any claims and related matters as to which Sellers have agreed to indemnify Buyer or retain liability pursuant to Section 5.9; but in each case only to the extent such Indemnifiable Loss arises out of, relates to or results from any action, inaction, event, condition, Liability, facts or circumstances that occurred or existed at or prior to the Closing;

                  (e) any Pre-Closing Claim not described in clause (d) above, but only to the extent such Indemnifiable Loss arises out of, relates to or results from any action, inaction, event, condition, Liability, facts or circumstances that occurred or existed at or prior to the Closing;

                  (f) any failure by Parent to perform its obligations under any Retained Support Arrangement that is identified on Schedule 5.7(c) as an "Owner 10 Support Arrangement" or identified on Schedule 5.7(c) as an "Owner 1 Support Arrangement," provided that Sellers shall have no obligation under this clause (f) to the extent that the applicable obligation of Parent to make a payment or otherwise perform under any such Retained Support Arrangement results from the gross negligence or willful misconduct of the Company, Buyer or any of their Affiliates (it being understood that any operating performance shortfalls by the Company or any of its Affiliates shall not constitute gross negligence or willful misconduct under this Section 10.1(f));

                  (g) any termination of, or claims arising out of, relating to or resulting from, the Applicable Owner 9 Operating Agreement based on a failure to obtain a consent in connection with the consummation of the Stock Purchase Agreement Transactions;

                  (h) any Environmental Claim to the extent relating to any action, inaction, event, condition, facts or circumstances that occurred during the period that the applicable Facility was owned or operated by Sellers or any of their Affiliates;

                  (i) any claims by any Person that such Person has an option, right of first refusal or other right to acquire the Facility set forth on Schedule 10.1(i) hereto as a result of actions taken on or prior to the Closing Date;

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                  (j)      the termination or failure to terminate or any other
claim under the Management Agreement for the Kirby Oaks facility;

                  (k) any claims relating to the NHI Leases or the Facilities that are the subject of the NHI Leases, including any claim that the Company has breached one or more of the NHI Leases, any claim that the Company is obligated to purchase the Facilities that are the subject of the NHI Leases and any Indemnifiable Losses incurred by the Company in operating the Facilities that are the subject of the NHI Leases;

                  (l) any termination of a Management Agreement for a Facility set forth on Schedule 10.1(l) but under this Section 10.1(l) only to the extent (x) such termination results from ceasing to use the Parent Marks in connection with conducting the Business at such Facility and the termination occurs, or a dispute arises with the "owner" (or "lessee" or "tenant," as applicable) with respect to termination of the Management Agreement (as a result of matters subject to indemnification under this clause (l)), prior to the expiration of the applicable statute of limitations with respect to claims alleged as the basis for such termination, or (y) any other claims arising out of, relating to or resulting from, ceasing to use the Parent Marks in connection with conducting the Business at such Facility; provided that Indemnifiable Losses due to the loss of the value of a Management Agreement pertaining to any of the Facilities listed on Schedule 10.1(l) shall be limited to an amount calculated as set forth on such Schedule with respect to such Facility. For purposes of this Section 10.1(l), termination of a Management Agreement shall be deemed to occur when, following notice of termination, the Company or the applicable Company Subsidiary ceases receiving the management fees in respect of such Management Agreement; or

                  (m) any claims arising out of, relating to or resulting from the failure to make available to Buyer the charter or organizational documents identified on Schedule 3.1(a)(2) hereto.

         The amount and extent of Indemnifiable Losses for claims under Section 10.1(a) shall be calculated without giving effect to any concept of materiality (or correlative meaning) qualifications included in the representations and warranties of Sellers (or portions thereof) referred to above and, for purposes of calculating the amount and extent of Indemnifiable Losses only, each of such representations and warranties is deemed given as though there were no such materiality qualification. Notwithstanding the foregoing, materiality (or correlative meaning) qualifications shall be given effect for purposes of
Section 10.1(a) with respect to representations and warranties (1) that relate to Financial Statements and any other financial information provided to Buyer hereunder, (2) that are set forth in Section 3.1(c)(1), clause (iv) of 3.1(c)(2), clause (x) of Section 3.1(e) or under Section 3.1(f)(8) and (3) to the extent contained in the definition or application of "GAAP," "Material Contract" or "Permitted Encumbrance."

                  10.2     OBLIGATIONS OF BUYER.

                  Effective as of the Closing, Buyer shall indemnify, defend and hold harmless Sellers and their directors, officers, employees, Affiliates, agents and assigns from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                  (a) any breach of any of the representations and warranties made by Buyer on the Closing Date in or pursuant to this Agreement;

                  (b) any material breach or nonperformance of any of the covenants of Buyer contained in this Agreement or the Related Agreements, including any matter as to which Buyer in other provisions of this Agreement (including Section 5.9), the Assumption and Reimbursement Agreement or the Tax Sharing Agreement has expressly agreed to indemnify Sellers;

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                  (c)      any obligations of Buyer, the Company or any Company
Subsidiary (or any of their assignees or transferees of an Underlying Obligation) arising or claims made under or in respect of any Assumed Financial Support Arrangement, Lifecare Agreement of Undertaking or Underlying Obligation after the Closing;

                  (d) the conduct of the Business after the Closing, provided that Indemnifiable Losses under this clause (d) shall not include any damages based on harm to the reputation of Sellers; or

                  (e) any obligations arising or claims made under or in respect of license agreements covering any Included Software that is assigned to the Company, to the extent based on actions or inactions of Buyer or any of its Affiliates (including the Company or any Company Subsidiary) after the Closing.

                  10.3     PROCEDURE.

                  Except with respect to Tax matters, which are governed by the Tax Sharing Agreement, the following procedures shall apply with respect to indemnification claims:

                  (a) NOTICE OF THIRD PARTY CLAIMS. Any Party seeking indemnification of any Indemnifiable Loss or potential Indemnifiable Loss arising from a claim asserted by any Person that is not a party to this Agreement or an Affiliate of a party to this Agreement ("Third Party Claim") shall give written notice to the Indemnifying Party. Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party, and in any event within twenty (20) days of such assertion. Failure to provide such notice shall not act as a waiver of the Indemnified Party's rights with respect to indemnification hereunder (i) so long as such notice is delivered in accordance with Section 10.4 hereof prior to the expiration of the applicable survival period for such claim specified in Section
10.4 hereof or (ii) unless, and to the extent that, such failure prejudices the Indemnifying Party's ability to defend against, reduce or eliminate the Indemnifiable Loss arising out of such Third Party Claim.

                  (b) DEFENSE OF THIRD PARTY CLAIMS. In the case of a Third Party Claim, the Indemnifying Party may, at its option, assume and control the defense of an Indemnifiable Claim with counsel reasonably satisfactory to the Indemnified Party, which approval shall not be unreasonably withheld or delayed, provided that any Indemnifiable Losses that may be incurred or suffered by the Indemnified Party in connection with such Indemnifiable Claim shall constitute Indemnifiable Losses for which the Indemnified Party shall be entitled to indemnification under this Article X. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain counsel of its choice at its own expense and participate in the defense of the Indemnifiable Claim. If the Indemnifying Party does not assume such defense or the Indemnifying Party notifies the Indemnified Party within ten (10) days after receipt of notice thereof that the Indemnifying Party will not assume such defense, the Indemnified Party may control the defense of such claim and may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense, provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such Indemnifiable Claim, the reasonable fees and expenses of counsel of Indemnified Party will be considered "Indemnifiable Losses" for purposes of this Agreement. If the Indemnifying Party assumes the defense of such Indemnifiable Claim in accordance with this Section 10.3(b), (i) as long as the Indemnifying Party diligently conducts such defense, the Indemnifying Party shall have no liability for any legal or other expenses subsequently incurred by the Indemnified Party in

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connection with such Indemnifiable Claim (other than as expressly contemplated in the immediately preceding sentence and the reasonable out-of-pocket costs and attorneys' fees of investigation and cooperation by the Indemnified Party that may be requested by the Indemnifying Party in such defense) but the Indemnifying Party shall thereafter indemnify and hold the Indemnified Party harmless from and against all Indemnifiable Losses with respect to such Indemnifiable Claim in accordance with the terms of this Agreement; and (ii) the Indemnifying Party shall present any defense reasonably suggested by the Indemnified Party or its counsel.

                  (c) TAX ADJUSTMENTS. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party pursuant to this Agreement shall be paid without reduction for any Tax benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax benefits as a result of any Indemnifiable Losses, the Indemnified Party shall pay the amount of such Tax benefits (but not in excess of the indemnification payments or payments actually received from the Indemnifying Party with respect to such Indemnifiable Losses) to the Indemnifying Party as such Tax benefits are actually recognized by the Indemnified Party. All payments made pursuant to this Article X shall be treated as adjustments to the purchase price for the Stock.

                  (d) SETTLEMENT LIMITATIONS. Notwithstanding anything in this Section 10.3 to the contrary, except as set forth in Section 10.3(b), neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, not to be unreasonably withheld, settle or compromise an Indemnifiable Claim. Notwithstanding the preceding sentence, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Indemnifiable Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment and at no risk or liability to the Indemnified Party, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

                  (e) DIRECT CLAIMS. In the event of any claim for indemnification under this Article X other than a Third Party Claim under
Section 10.3(a), the Indemnified Party shall give written notice thereof (a "Direct Claim Notice") to the Indemnifying Party within thirty (30) days after obtaining actual knowledge thereof, stating the nature and basis of such claim and the amount thereof, in reasonable detail. Failure to provide such Direct Claim Notice within such thirty (30) day period shall not act as a waiver of the Indemnified Party's rights with respect to such claim (i) except as provided in
Section 10.4 or (ii) unless, and only to the extent that, such failure materially adversely affects the Indemnifying Party's ability to defend against, reduce or eliminate Indemnifiable Losses arising out of such claim. After delivery of the Direct Claim Notice, the Parties shall then meet in an attempt to agree upon a resolution of such Indemnifiable Claim. If the Parties have not resolved any such Indemnifiable Claim within forty-five (45) days after the date that the Direct Claim Notice is delivered, then either Party shall have the right, subject to any express limitations in this Agreement, to pursue any and all remedies available at law or in equity with respect to such Indemnifiable Claim. Notwithstanding the foregoing (including the failure of the Parties to agree on a course of action), each Party shall use Commercially Reasonable Efforts to address any claims or liabilities that may provide a basis for an Indemnifiable Claim as if

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indemnification did not exist for such claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.

                  10.4     SURVIVAL.

                  The representations and warranties contained in or made pursuant to this Agreement and the Related Agreements shall survive for a period of 18 months after the Closing, except that the representations and warranties contained in Section 3.1(b) shall remain in full force and effect indefinitely and the representations and warranties contained in Sections 3.1(d) and 3.1(r), the first two sentences of Section 3.1(h) and those addressing Medicare, Medicaid and other State or Federal Healthcare programs shall remain in full force and effect until the expiration of the applicable statute of limitations. This Article X shall survive the Closing and shall remain in effect (a) with respect to Sections 10.1(a) and 10.2(a), so long as the relevant representations and warranties survive, and (b) with respect to Sections 10.1(b) and 10.2(b) to the extent those Sections relate to the covenants requiring performance prior to the Closing ("Pre-Closing Covenants"), for 18 months after the Closing, (c) with respect to Sections 10.1(b) and 10.2(b) to the extent those Sections relate to covenants requiring performance after the Closing, so long as the applicable covenant survives and (d) with respect to Sections 10.1(c), 10.1(d), 10.1(e), 10.1(f), 10.1(g), 10.1(h), 10.1(i), 10.1(j), 10.1(k), 10.1(l) and 10.1(m),
10.2(c), 10.2(d), and 10.2(e) indefinitely. Any matter as to which a claim has been asserted by written notice setting forth in reasonable detail the nature of such claim to the other Party that is pending and unresolved at the end of any applicable limitation period shall continue to be covered by this Article X notwithstanding any applicable limitation period (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

                  10.5     LIMITATIONS ON INDEMNIFICATION.

                  Sellers shall not be required to indemnify any Person under
Section 10.1(a), Section 10.1(b) (solely with respect to Pre-Closing Covenants) or 10.1(e), (i) unless the amount for which indemnity would otherwise be payable by Sellers with respect to any given claim exceeds $25,000 ("Included Claims") and (ii) unless the cumulative amount of all Included Claims exceeds $500,000, and in such event, Sellers shall be responsible for only the amount in excess of such $500,000.

                  10.6     REMEDIES EXCLUSIVE.

                  The remedies provided for in this Article X shall, except for the post-Closing Purchase Price adjustments under Sections 2.4, 2.5 and 2.7, constitute the sole and exclusive remedy for any post-Closing claims with respect to any breach or inaccuracy of any representation or warranty or pre-Closing covenants in this Agreement, except with respect to claims based on fraud or with respect to the ability of the Parties to seek injunctive relief or other appropriate equitable remedies. To the extent permitted by law, each Party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 10.6.

                  10.7     NO DUPLICATION OF CLAIMS

                  Any liability for indemnification under this Article X or for any Purchase Price adjustment under Article II hereof shall be determined without duplication for recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement hereunder or any purchase price adjustment under Article II hereof. Without

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limitation of the foregoing, Buyer shall not be entitled to any indemnification for any liability or loss to the extent taken into account in determining Final Adjusted Working Capital.

                  10.8     NO SET-OFF

                  Each Party hereby waives any right it may have to set-off any amounts payable under this Agreement or any Related Agreement against amounts payable to any other party under this Agreement or any Related Agreement unless expressly consented to in writing by the affected parties.

                  10.9     CLAIMS AGAINST THIRD PARTIES; PRE-CLOSING LITIGATION

                  (a) To the extent Buyer, the Company or any Company Subsidiary has any rights against third parties in connection with any claim for indemnification, or for a Purchase Price adjustment under Sections 2.4, 2.5 or 2.7, including any rights to contest the termination of a Management Agreement or to obtain reimbursement under any Management Agreement for amounts properly charged to an "owner" (or "tenant" or "lessee", as applicable) thereunder, Buyer shall or shall cause Company or the applicable Company Subsidiary, if requested by Sellers, use Commercially Reasonable Efforts to cooperate with Sellers in diligently asserting such rights (at the expense of Sellers) with counsel reasonably acceptable to Sellers. The foregoing shall not limit the rights of Sellers as Indemnifying Party under Section 10.3 in connection with any Third Party Claim.

                  (b) To the extent the Company or any Company Subsidiary obtains any monetary judgment or settlement in respect of any Action commenced prior to the Closing, Buyer shall cause the Company or the applicable Company Subsidiary to turn over such monetary award or settlement to Sellers provided that Sellers cover the costs and expenses of such Action.

                  10.10 CERTAIN RIGHTS IN CONNECTION WITH PURCHASE PRICE ADJUSTMENTS

                  If Buyer receives any notice from the "owner" (or "tenant" or "lessee", as applicable) regarding termination of any Management Agreement and Buyer delivers notice thereof in accordance with Section 2.4(a), 2.5(a) or 2.7(a), as the case may be, then (i) if such notice involves a Third Party claim by the "owner" (or "tenant" or "lessee", as applicable), Sellers shall be entitled to assume the control of the defense of such claim in accordance with
Section 10.3(b), (c) and (d), as though Buyer were seeking indemnification for such claim as part of a Third Party Claim under Article X and (ii) if such notice purports to threaten to terminate the applicable Management Agreement but does not involve any Third Party Claim by the "owner" ("tenant" or "lessee", as applicable), Sellers shall have the rights specified in Section 10.9 above, as though Buyer were seeking indemnification for the termination of such Management Agreement. The foregoing provisions of this Section 10.10 shall not alter the rights of the parties in connection with any claim for indemnification under this Article X.

                  10.11    EFFECT OF KNOWLEDGE ON INDEMNIFICATION

                  The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired ) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or in-accuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or

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obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

                                   ARTICLE XI
                                     GENERAL

                  11.1     USAGE.

                  All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof," "herein," "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to "the date of this Agreement," "the date hereof' or words of like import shall mean December 30, 2002. References in an instrument to "Article," "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. All funds payable hereunder shall be payable in U.S. Dollars. Where this Agreement provides that a Party shall cause another Person to take or refrain from taking any action, such provision shall be construed to require only that such Party take all lawful action within its control to cause such other Person to take such action or refrain from taking such action, as applicable.

                  11.2     AMENDMENTS; EXTENSION AND WAIVER.

                  This Agreement and any Schedule or Exhibit attached hereto may be modified or amended only by agreement in writing of all Parties. At any time prior to the Closing, Buyer, on the one hand, and Sellers, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Party or Parties contained herein or in any document delivered by such other Party pursuant hereto or (c) waive compliance with any of the agreements of such other Party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Waiver of any term or condition of this Agreement by a Party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

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                  11.3     SCHEDULES; EXHIBITS.

                  Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the Disclosure Schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by Sellers that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect. Further, any fact or item which is clearly disclosed on any Schedule to this Agreement or in the Financial Statements in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement readily apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto; provided that the foregoing "deemed" disclosure shall not apply to Schedule 3.1(b), 3.1(c)(2), 3.1(h) (to the extent relating to Approvals), 3.1(i), 3.1(l), 5.7(a), 5.7(b), 8.1(b) or 8.2(l). The
Schedules will be deemed modified to the extent required to reflect the consummation of the transactions contemplated by Sections 4.10, 4.11, 4.12, 4.14, 5.7(d), 5.8, 5.16, 5 and 5.18.

                  11.4     GOVERNING LAW.

                  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law principles.

                  11.5     HEADINGS.

                  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  11.6     COUNTERPARTS.

                  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed and delivered in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Parties thereto.

                  11.7     PARTIES IN INTEREST.

                  This Agreement shall be binding upon and inure to the benefit of each Party and their respective permitted successors and assigns, and (except for the rights expressly created in favor of Company and Company Subsidiaries under Section 5.5) nothing in this Agreement, express or implied, is intended to confer upon or give any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and Sellers and Buyer assume no liability to any third Person because of any reliance on the representations, warranties and agreements of Sellers or Buyer contained in this Agreement, other than the rights of the Indemnified Parties set forth in Article X (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party to this Agreement.

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                  11.8     PERFORMANCE BY SUBSIDIARIES.

                  Each Party agrees to cause its Subsidiaries to comply with any obligations hereunder relating to such Subsidiaries and to cause its Subsidiaries to take any other action which may be necessary or reasonably requested by the other Party in order to consummate the transactions contemplated by this Agreement.

                  11.9     SEVERABILITY.

                  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both Parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.

                  11.10    NO CONSEQUENTIAL OR PUNITIVE DAMAGES.

                  Notwithstanding anything to the contrary elsewhere in this Agreement, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for any consequential, special, exemplary or punitive damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach or nonperformance or alleged nonperformance of this Agreement.

                  11.11    KNOWLEDGE CONVENTION.

                  Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to [its] knowledge" or words of similar intent or effect of any party or its representative, the Person making such statement shall be deemed to be making such statements "to [its] best knowledge" and shall be accountable only for facts and other information, which as of the date the representation is given, are actually known to the Person making such statement, which with respect to Sellers, means the actual knowledge of Michael Dearing or Bill McCarten solely after inquiry of the persons identified on Schedule 11.11 hereto regarding their actual knowledge, without any further inquiry or investigation, and with respect to any other Persons that are corporations, means the actual knowledge of its executive officers. Without limiting the generality of the foregoing, Buyer acknowledges for purposes of the representations in clauses (5) and (6) of Section 3.1(f) that the foregoing personnel of Sellers have not made any inquiry into title to properties owned by Third Party Owners or the status of payments on third party leases and shall not be deemed to have constructive knowledge of any matters of record affecting such properties.

                  11.12    NOTICES.

                  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), (c) mailed by certified or registered mail (postage prepaid), receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the Parties and at the addresses specified herein or to such other address or to such other person as either Party shall have last designated by such notice to the other Parties. Each such notice or other communication shall be effective (i) if given by telecopy, when transmitted (if sent during normal

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business hours on a Business Day of the recipient, or one Business Day after the date sent, if not sent during normal business hours on a Business Day of the recipient) to the applicable number so specified herein and an appropriate confirmation of transmission is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:

                  If to Buyer, addressed to:

                  Sunrise Assisted Living, Inc.
                  7902 Westpark Drive
                  McLean, VA 22102
                  Attention:  General Counsel
                  Telecopier No.: (703) 744-1628

                With a copy to (which shall not constitute notice):

                  Hogan & Hartson LLP
                  555 Thirteenth Street, N.W.
                  Washington, D.C. 20004
                  Attention:  George P. Barsness
                  Telecopier No.: (202) 637-5910

                  If to Sellers:

                  Marriott International, Inc.
                  10400 Fernwood Road
                  Bethesda, MD 20817
                  Attention: General Counsel
                  Telecopier No.: (301) 380-6727

                With a copy to (which shall not constitute notice):

                  O'Melveny & Myers LLP
                  1650 Tysons Boulevard
                  Suite 1150
                  McLean, Virginia 22102
                  Attention: David G. Pommerening
                  Telecopier No.: (703) 918-2704

                  11.13    INTEGRATION.

                  This Agreement, the Confidentiality Agreement and the Related Agreements, together with the Schedules and Exhibits thereto, (a) constitute the entire agreement among the Parties pertaining to the subject matter hereof and
(b) supersede all prior agreements and understandings of the Parties with respect to the subject matter hereof, written or oral, except for the Confidentiality Agreement, which remains in full force and effect.

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                  11.14    EXPENSES.

                  Whether or not the Purchase is consummated, subject to Article X Sellers and Buyer shall each pay their own expenses incident to the evaluation of the Acquisition Transactions and the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel; provided that the Parties acknowledge that Buyer and Sellers have retained Arent Fox Kintner Plotkin & Kahn as special counsel in connection with the receipt of Permits and Approvals from Governmental Entities for the Acquisition Transactions pursuant to a conflict waiver agreement and the fees and expenses of Arent Fox Kintner Plotkin & Kahn in connection with the receipt of Permits and Approvals from Governmental Entities, including the preparation of filings, conversations with Governmental Entities and research in connection with the determination of the Permits and Approvals required to be obtained for the Acquisition Transactions, shall be paid one-half by Sellers and one-half by Buyer. All fees and expenses of Delaware counsel in rendering opinions in connection herewith shall be paid one-half by Buyer and one-half by Sellers.

                  11.15    NO ASSIGNMENT; SUCCESSORS.

                  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by any of the Parties without the prior written consent of the other Parties; provided, however, that Buyer may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of Buyer; it being understood that Buyer shall remain liable to Sellers for the payment of the consideration set forth herein and other obligations of Buyer hereunder notwithstanding a permitted assignment. Subject to the preceding sentence and except as otherwise provided in this Agreement, this Agreement will be binding upon, inure to the benefit of, and be enforceable by and against, the Parties and their respective successors and assigns. Notwithstanding any provision of this Agreement, nothing contained in this Section 11.15 or in any other provision of this Agreement shall prevent Buyer or Parent from effectuating, or participating with another Person or Persons in, or shall require the consent of any other Parties, for Buyer or Parent to effectuate, or participate with another Person or Persons in, a merger, consolidation, sale of all or substantially all of Buyer's or Parent's assets, or a sale or issuance of any of Buyer's or Parent's capital stock.

                  11.16    REPRESENTATION BY COUNSEL; INTERPRETATION.

                  The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the Party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the Parties.

                  11.17    ENFORCEMENT.

                  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, this being in addition to any other remedy to which they are entitled at law or in equity.

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                  11.18    SELLERS' JOINT AND SEVERAL LIABILITY.

                  Sellers affirm that they shall be jointly and severally liable with respect to all their obligations pursuant to this Agreement.

                  11.19 REFERENCE OF DISPUTES TO SENIOR OFFICERS OF SELLERS AND BUYER.

                  Except as otherwise provided in this Agreement, including
Section 10.3(e), any dispute between Sellers and Buyer arising out of or in connection with this Agreement or the Related Agreements or any alleged breach hereof or thereof may, at the option of either Sellers or Buyer, be submitted for discussion and possible resolution by senior officers of Parent and Buyer, as designated by their respective chief executive officers, for a period of 30 days (or such longer period as the Parties may in particular cases so decide) before initiating any Litigation pursuant to Section 11.20 hereof.

                  11.20    RESOLUTION OF DISPUTES.

                  All actions, suits or proceedings relating to or arising under or in connection with this Agreement or any of the Related Agreements or any agreements entered into in connection herewith or therewith (collectively, the "Litigation") shall be brought only in the federal or state courts located in the State of Delaware, which shall have exclusive jurisdiction to resolve any Litigation, with each Party irrevocably consenting to the jurisdiction thereof for any Litigation. THE PARTIES IRREVOCABLY WAIVE TRIAL BY JURY IN ANY LITIGATION INCLUDING ANY COUNTERCLAIM WITH RESPECT THERETO. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement. Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Litigation in any Delaware court. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Litigation in any such court. The provisions of this Section 11.20 shall not apply to any arbitration proceedings relating to any dispute where arbitration of such dispute is expressly contemplated hereunder.

                  [Remainder of Page Intentionally Left Blank]

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                                      87

                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the day and year first above written.

                                    BUYER:

                                    SUNRISE ASSISTED LIVING, INC.

                                    By: /s/ Paul J. Klaassen
                                        --------------------------
                                    Name: Paul J. Klaassen
                                    Title: Chief Executive Officer

                                    SELLERS:

                                    MARRIOTT SENIOR HOLDING CO.

                                    By: /s/ Andrea M. Mattei
                                        --------------------------
                                    Name:  Andrea M. Mattei
                                    Title: Vice President

                                    MARRIOTT INTERNATIONAL, INC.

                                    By: /s/Michael Dearing
                                        --------------------------
                                    Name: Michael Dearing
                                    Title: Vice President

                                    MARRIOTT MAGENTA HOLDING COMPANY, INC.

                                    By: /s/ Michael Dearing
                                        --------------------------
                                    Name:  Michael Dearing
                                    Title: Vice President

TC1:469823                                                             EXECUTION
STOCK PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                December 30, 2002

                                  by and among

                          MARRIOTT INTERNATIONAL, INC.,

                          MARRIOTT SENIOR HOLDING CO.,

                     MARRIOTT MAGENTA HOLDING COMPANY, INC.

                                       and

                          SUNRISE ASSISTED LIVING, INC.

TC1:469823                                                             EXECUTION
STOCK PURCHASE AGREEMENT

Schedules
---------
SCHEDULE 1.1(a)                   CNL Transaction
SCHEDULE 1.1(b)                   Title Reports
SCHEDULE 1.1(c)                   Facilities and Management Agreements
SCHEDULE 2.3(c)                   Exclusions and Adjustments to Determination of Closing Date
                                  Statement
SCHEDULE 2.4                      Owner 6 Adjustment
SCHEDULE 2.5                      Certain Owner 2 and Other Managed Facility Management
                                  Agreements
SCHEDULE 2.5(c)(i)                Section 2.5 Adjustment
SCHEDULE 2.5(c)(ii)               Aggregate Management Fees Under Owner 2 and Other Managed
                                  Facility Management Agreements
SCHEDULE 2.7(b)                   Section 2.7 Adjustment Amount
SCHEDULE 3.1(a)(1)                Organization and Related Matters
SCHEDULE 3.1(a)(2)                Organizational Documents
SCHEDULE 3.1(b)(2)                Equity Interests
SCHEDULE 3.1(b)(3)                Rights to Acquire Equity Securities
SCHEDULE 3.1(b)(4)                Repurchase and Other Rights
SCHEDULE 3.1(c)(1)(i)             Financial Statements
SCHEDULE 3.1(c)(1)(ii)            Historical Property Level Financial Information
SCHEDULE 3.1(c)(2)                Certain Changes
SCHEDULE 3.1(d)(1)                Tax Returns
SCHEDULE 3.1(d)(3)                Taxes
SCHEDULE 3.1(d)(4)                Tax Allocations; Affiliated Groups
SCHEDULE 3.1(e)(1)(a)             Material Contracts
SCHEDULE 3.1(e)(1)(b)             Breaches or Defaults
SCHEDULE 3.1(e)(2)                Management Agreements
SCHEDULE 3.1(e)(3)                Certain Contracts
SCHEDULE 3.1(e)(4)                Property Working Capital
SCHEDULE 3.1(e)(5)                FF&E Reserves
SCHEDULE 3.1(f)(1)                Real and Personal Property; Title to Property; Leases
SCHEDULE 3.1(f)(2)                Leases
SCHEDULE 3.1(f)(3)                Defaults or Terminations under Leases
SCHEDULE 3.1(f)(4)                Land Contracts
SCHEDULE 3.1(f)(6)                Third Party Leases
SCHEDULE 3.1(f)(8)                Tangible Assets and Properties
SCHEDULE 3.1(g)(1)                Intellectual Property
SCHEDULE 3.1(h)                   Authorization; No Conflicts; Approvals
SCHEDULE 3.1(i)                   Legal Proceedings
SCHEDULE 3.1(j)                   Labor Matters
SCHEDULE 3.1(k)                   Insurance
SCHEDULE 3.1(l)                   Permits
SCHEDULE 3.1(m)                   Compliance
SCHEDULE 3.1(n)(1)                Benefit Plans and Other Employee Programs, Agreements or
                                  Arrangements
SCHEDULE 3.1(n)(3)                Certain Plan Types
SCHEDULE 3.1(n)(4)                Plan Liabilities

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STOCK PURCHASE AGREEMENT

SCHEDULE 3.1(n)(5)                Compliance by ERISA Plans
SCHEDULE 3.1(n)(7)                Parachute Payments
SCHEDULE 3.1(n)(9)                Funded Welfare Plans
SCHEDULE 3.1(o)                   Payments to Seller
SCHEDULE 3.1(q)                   Operation in the Ordinary Course
SCHEDULE 3.1(r)(1)                Liability Under Environmental Laws; Environmental Reports
SCHEDULE 3.1(r)(2)(i)             Failure to Obtain and Maintain Environmental Permits
SCHEDULE 3.1(r)(2)(ii)            Environmental Permits
SCHEDULE 3.1(r)(3)                Notice of Environmental Claims
SCHEDULE 3.1(r)(4)                Regulated Substances
SCHEDULE 3.1(r)(5)                No Underground Improvements or Landfills
SCHEDULE 3.1(r)(6)(i)             Governmental Lists; Remediation
SCHEDULE 3.1(r)(6)(ii)            Regulated Substances; Remediation
SCHEDULE 3.1(s)                   Affiliate Transactions
SCHEDULE 3.1(w)(i)                Health Regulatory Compliance
SCHEDULE 3.2(b)                   Authorization; No Conflicts; Approvals
SCHEDULE 4.2                      Conduct of Business; Capital Expenditure Plan
SCHEDULE 4.2(b)                   Representatives
SCHEDULE 4.9                      Restructuring
SCHEDULE 5.5(a)                   "M" logo
SCHEDULE 5.6(a)(1)                Registered Trademarks, Service Marks and Trademark and
                                  Service Mark Applications
SCHEDULE 5.6(b)                   Trademark and Service Mark Registrations to be Surrendered.
SCHEDULE 5.7(a)(1)                Assumed Financial Support Arrangements
SCHEDULE 5.7(a)(2)                Lifecare Agreements of Undertaking
SCHEDULE 5.7(c)                   Retained Support Arrangements
SCHEDULE 5.7(d)                   Care Institute Subordinated Facility Obligations
SCHEDULE 5.17                     Certain Facilities
SCHEDULE 5.18                     Certain Leasehold Transfers
SCHEDULE 5.19                     Status of Ongoing Proceedings
SCHEDULE 5.7(b)                   Guaranteed Leases
SCHEDULE 6.1(a)                   Separation Pay Policies
SCHEDULE 6.3(a)(1)                Company Severance Executives
SCHEDULE 6.3(a)(2)                Company Severance Program for Executives
SCHEDULE 6.3(a)(3)                Parent Severance Executives
SCHEDULE 6.3(a)(4)                Parent Severance Program
SCHEDULE 8.1(b)                   Approvals
SCHEDULE 10.1(l)                  Subject Facilities
SCHEDULE 11.11                    Knowledge Convention

TC1:469823                                                             EXECUTION
STOCK PURCHASE AGREEMENT

Exhibits
--------
EXHIBIT A-1                       Letter of Credit
EXHIBIT A-2                       Escrow Agreement
EXHIBIT B                         Assumption and Reimbursement Agreement
EXHIBIT C                         Tax Sharing Agreement
EXHIBIT D                         Trademark and Service Mark Assignment Documents
EXHIBIT E                         Trademark and Service Mark Surrender Documents
EXHIBIT F                         Intercreditor Agreements
EXHIBIT G                         Owner 10 Memorandum
EXHIBIT H                         Substance of Opinion of Sellers' Counsel
EXHIBIT I                         Substance of Opinion of Buyer's Counsel
EXHIBIT J                         Sublease

TC1:469823                                                             EXECUTION
STOCK PURCHASE AGREEMENT

                                    ARTICLE I

                                   DEFINITIONS

1.1      Definitions............................................................    2

                                   ARTICLE II

                            PURCHASE AND SALE/CLOSING

2.1      Purchase and Sale......................................................   13
2.2      Purchase Price.........................................................   13
2.3      Working Capital Adjustment.............................................   13
2.4      Owner 6 Facilities Adjustment..........................................   15
2.5      Other Managed Facilities Adjustment....................................   17
2.6      Owner 1 Facilities Adjustment..........................................   20
2.7      Property 2 Management Agreement Adjustment.............................   22
2.8      The Closing............................................................   24
2.9      Actions of Sellers at Closing..........................................   24
2.10     Actions of Buyer at Closing............................................   25

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1      Representations and Warranties of Sellers..............................   25
3.2      Representations and Warranties of Buyer................................   42

                                   ARTICLE IV

              COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

4.1      Access.................................................................   44
4.2      Conduct of Business....................................................   45
4.3      Commercially Reasonable Efforts; No Inconsistent Action................   48
4.4      Elimination of Certain Intercompany Obligations........................   49
4.5      Accuracy of Information................................................   49
4.6      Notice of Certain Matters..............................................   49
4.7      No Solicitation........................................................   50
4.8      Public Announcements...................................................   50
4.9      Restructuring..........................................................   50
4.10     CNL Transaction........................................................   50
4.11     Burning Tree Option....................................................   51
4.12     Transfer of Joint Venture Interest.....................................   51
4.13     Property 2 Management Agreement........................................   51
4.14     Buyer Letter of Credit.................................................   51

                                    ARTICLE V

                              CONTINUING COVENANTS

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STOCK PURCHASE AGREEMENT

5.1      Records; Cooperation; Legal Privileges.................................   52
5.2      Nondisclosure of Company Proprietary Information.......................   53
5.3      [Intentionally Omitted]................................................   53
5.4      Tax Matters............................................................   53
5.5      Use of Certain Parent Trademarks.......................................   54
5.6      Intellectual Property..................................................   55
5.7      Financial Support Arrangements; Lifecare Agreements of Undertaking.....   56
5.8      NHI Leases.............................................................   57
5.9      Insurance Matters......................................................   57
5.10     Supplemental Disclosure................................................   61
5.11     Transition Services....................................................   61
5.12     Noncompetition.........................................................   62
5.13     Further Assurances.....................................................   63
5.14     Third Party Indemnification............................................   63
5.15     Section 338(h)(10) Election............................................   63
5.16     Subordination of Owner 10 Management Fees..............................   63
5.17     Performance Termination Avoidance Payment..............................   66
5.18     Certain Leasehold Transfers............................................   66
5.19     Status of Ongoing Proceedings..........................................   66

                                   ARTICLE VI

                         EMPLOYEES AND EMPLOYEE MATTERS

6.1      Non-Executive Employees................................................   66
6.2      Employee Bonuses.......................................................   67
6.3      Executive Severance Agreements.........................................   67
6.4      Employee Benefit and Health Plan Matters...............................   67
6.5      Equity-based Compensation..............................................   70
6.6      Vacation, Personal and Sick Leave......................................   70
6.7      Employee Rights........................................................   70
6.8      WARN Act Requirements..................................................   71
6.9      Employment-Related Claims..............................................   71

                             [INTENTIONALLY OMITTED]

                                  ARTICLE VIII

                             CONDITIONS OF PURCHASE

8.1      General Conditions.....................................................   71
8.2      Conditions to Obligation of Buyer......................................   72
8.3      Conditions to Obligation of Sellers....................................   73

                                   ARTICLE IX

                           TERMINATION OF OBLIGATIONS

9.1      Termination of Agreement...............................................   74

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STOCK PURCHASE AGREEMENT

9.2      Effect of Termination..................................................   75

                                    ARTICLE X

                            INDEMNIFICATION; SURVIVAL

10.1     Obligations of Sellers.................................................   75
10.2     Obligations of Buyer...................................................   77
10.3     Procedure..............................................................   78
10.4     Survival...............................................................   80
10.5     Limitations on Indemnification.........................................   80
10.6     Remedies Exclusive.....................................................   80
10.7     No Duplication of Claims...............................................   80
10.8     No Set-Off.............................................................   81
10.9     Claims Against Third Parties; Pre-Closing Litigation...................   81
10.10    Certain Rights in Connection with Purchase Price Adjustments...........   81
10.11    Effect of Knowledge on Indemnification.................................   81

                                   ARTICLE XI

                                     GENERAL

11.1     Usage..................................................................   82
11.2     Amendments; Extension and Waiver.......................................   82
11.3     Schedules; Exhibits....................................................   82
11.4     Governing Law..........................................................   83
11.5     Headings...............................................................   83
11.6     Counterparts...........................................................   83
11.7     Parties in Interest....................................................   83
11.8     Performance by Subsidiaries............................................   83
11.9     Severability...........................................................   84
11.10    No Consequential or Punitive Damages...................................   84
11.11    Knowledge Convention...................................................   84
11.12    Notices................................................................   84
11.13    Integration............................................................   85
11.14    Expenses...............................................................   85
11.15    No Assignment; Successors..............................................   86
11.16    Representation By Counsel; Interpretation..............................   86
11.17    Enforcement............................................................   86
11.18    Sellers' Joint and Several Liability...................................   86
11.19    Reference of Disputes to Senior Officers of Sellers and Buyer..........   87
11.20    Resolution of Disputes.................................................   87

TC1:469823                                                             EXECUTION
STOCK PURCHASE AGREEMENT

[THE SCHEDULES AND EXHIBITS LISTED ON PAGES i THROUGH iii HAVE BEEN INTENTIONALLY OMITTED. SUNRISE ASSISTED LIVING, INC. AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT UPON REQUEST OF THE SECURITIES AND EXCHANGE COMMISSION.]

TC1:469823                                                             EXECUTION
STOCK PURCHASE AGREEMENT